UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Bristow Group Inc.

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BRISTOW GROUP INC.
2103 CITY WEST BLVD., 4TH FLOOR
HOUSTON, TEXAS 77042
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders of Bristow Group Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 2103 City West Boulevard, 4th Floor, Houston, Texas 77042 on August 3, 2016, at 8:00 a.m. (Central Daylight Time) for the following purposes:

1.	To elect as directors the nominees named in this proxy statement to serve until the next Annual Meeting of Stockholders and until their successors are chosen and have qualified;

2.	To approve on an advisory basis the Company’s executive compensation;

3.	To approve the proposed amendment and restatement of the Company’s 2007 Long Term Incentive Plan (as previously amended and restated in 2013, the “LTIP”); and

4.	To approve and ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2017.
Our stockholders may also transact such other business at the Annual Meeting of Stockholders as may properly come before the meeting and any postponements or adjournments thereof. Our Board of Directors has fixed the close of business on June 9, 2016, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.
We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, on June 21, 2016, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) instead of a paper copy of this Proxy Statement and our Fiscal Year 2016 Annual Report. The E-Proxy Notice contains instructions on how to access this 2016 Proxy Statement and our Fiscal Year 2016 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of our proxy materials, including this Proxy Statement, our Fiscal Year 2016 Annual Report and a form of our proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of our proxy materials, will receive a paper copy of our proxy materials by mail unless these stockholders have previously requested delivery of our proxy materials electronically. If you received our annual materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to this Proxy Statement and our Annual Report on the Internet.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND OUR ANNUAL MEETING OF STOCKHOLDERS, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY VOTE BY PROXY OVER THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR PROXY MATERIALS BY MAIL, YOU CAN VOTE BY MAIL, TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of our Board of Directors
E. Chipman Earle
Senior Vice President, Chief Legal Officer
and Corporate Secretary

Houston, Texas
June 21, 2016

PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you may wish to consider prior to voting. Please review the entire proxy statement and the Company’s Annual Report on Form 10-K for more detailed information.

2016 Annual Meeting of Stockholders
Meeting Date:    August 3, 2016

Meeting Time:    8:00 a.m. (Central Daylight Time)

Meeting Place:    2103 City West Boulevard, 4th Floor
Houston, Texas 77042

Record Date:    June 9, 2016

Voting Eligibility:
Only stockholders as of the close of business on the Record Date are eligible to vote at the Annual Meeting of Stockholders or by proxy and each such stockholder shall have one vote for each share of common stock held on the Record Date.

Voting Methods:    Eligible stockholders may vote their shares in any of the following four ways:

➢	In Person – You may vote your shares at the Annual Meeting of Stockholders (you will need to bring evidence of your shareholding as well as valid photo identification);

➢	By Mail – You may mail your completed and executed proxy card to the address above (Attention Bristow Corporate Secretary) which must be received by the Company on or prior to August 2, 2016;

➢
By Internet – You may go to www.envisionreports.com/BRS for voting instructions or scan the QR code on your proxy card with your smartphone, then cast your vote electronically by 11:59 p.m. (Eastern Daylight Time) on August 2, 2016; or

➢
By Phone – You may call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories and Canada on a touch tone telephone and follow the instructions provided by the recorded message to vote your shares by phone prior to 11:59 p.m. (Eastern Daylight Time) on August 2, 2016.

Business of the Meeting

Voting Matter	Board Vote Recommendation	See Page Number for more information
Item 1 – Election of Directors	FOR each nominee	11
Item 2 – Advisory Approval of Executive Compensation	FOR	56
Item 3 – Approval of the further Amendment and Restatement of the 2007 Long Term Incentive Plan	FOR	57
Item 4 – Approval and Ratification of the Company’s Independent Auditors	FOR	66

Our Director Nominees
You are being asked to vote on the election of these ten directors. Additional information about each director’s background, skills and experience can be found on pages 11 – 16.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships and Chairpersons
Thomas N. Amonett	72	2006	President and CEO Athlon Solutions, LLC	✓	Compensation
Jonathan E. Baliff	52	2014	President and CEO Bristow Group Inc.
Lori A. Gobillot	54	2012	Founding Partner and Consultant InVista Advisors LLC	✓	Compensation Governance

BRISTOW GROUP INC. – Summary of 2016 Proxy Statement – 1

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships and Chairpersons
Ian A. Godden	62	2010	Senior Advisor Yokogawa Electric Corporation	✓	Audit Governance (Chairman)
David C. Gompert	70	2015	Distinguished Visiting Professor for National Security Studies United States Naval Academy	✓	Governance
Stephen A. King	55	2011	Finance Director Caledonia Investments plc	✓	Audit (Chairman)
Thomas C. Knudson	70	2004	Founder and President Tom Knudson Interests	✓	Chairman of the Board
Mathew Masters	42	2011	Head of Quoted Pool Caledonia Investments plc	✓	Compensation
Biggs C. Porter	62	2016	Executive Vice President, Chief Financial Officer Fluor Corporation	✓	Audit
Bruce H. Stover	67	2009	Former Executive VP, Operations and Business Development Endeavour International Corporation	✓	Compensation (Chairman)

Features of Our Executive Compensation Program
Our executive compensation program is designed to support and reinforce our strategic objectives while at the same time aligning the interests of our management with those of our stockholders. Through our annual and long-term incentive compensation, we incentivize strong individual performance in the areas of value realization to our clients, a strong sense of commitment and ownership in our people, continuous improvement in the execution of our operations and prudent financial growth.
As part of our continuing company-wide cost reduction program, our Compensation Committee cancelled and terminated the Company’s annual incentive cash compensation plan for fiscal year 2016, elected not to exercise its discretion to grant other awards outside of such annual incentive cash compensation plan and did not make any other changes to the compensation of management to replace the cancelled annual incentive awards for fiscal year 2016. We also implemented a management-recommended freeze on the base salaries of all of our management, including our Named Executive Officers (except for Mr. Miller whose base salary increased in August 2015 in connection with his promotion to Senior Vice President and Chief Financial Officer of the Company), for each of fiscal year 2016 and fiscal year 2017, which also affects each such employee’s and Named Executive Officer’s awards under the Company’s LTIP and annual incentive cash compensation plan given that such awards under both programs are calculated as a percentage of base compensation.

What We Do		What We Do Not Do
✓	Place a heavy emphasis on variable pay with approximately 82% of Named Executive Officer pay contingent upon financial and operational performance and growth in long-term stockholder value.	⦸	Provide excise tax gross-ups.
✓
Use performance-based long-term incentive awards compensation through cash awards contingent upon total stockholder return (“TSR”) performance relative to peers and restricted stock units and stock options for which value is contingent upon stock price performance relative to grant date.
		⦸	Allow pledging (unless our Chief Legal Officer consents to the pledge) or hedging of our company stock, or reprice stock options.
✓	Reinforce the alignment of stockholders and our executives and directors by requiring significant levels of stock ownership.	⦸	Pay dividend equivalents prior to vesting of performance awards (and never on unearned portion of awards).
✓	Ensure accountability and manage risk through our clawback rights, limits on maximum annual cash incentive award opportunities and ongoing risk assessments of our program.	⦸	Enter into employment agreements with any of our executive officers hired after June 2012.
✓	Have an independent compensation consultant.	⦸	Provide any significant perquisites.
✓	Meet with large stockholders to discuss matters of interest.	⦸	Guarantee bonuses or provide automatic base salary increases.

BRISTOW GROUP INC. – Summary of 2016 Proxy Statement – 2

Amendment and Restatement of 2007 Long Term Incentive Plan
On May 23, 2016, our Board approved an amendment and restatement of the Company’s current LTIP, subject to approval by the Company’s stockholders at the Annual Meeting of Stockholders, that would effect each of the following changes: (i) reserve an additional approximately 5,246,729 “shares” (or approximately 2,623,365 full value shares) that, when combined with “shares” remaining available for issuance under the Company’s current LTIP would result in a total of 6,400,000 “shares” (or 3,200,000 full value shares) available for issuance under the amended and restated LTIP, with each option and stock appreciation right granted under the amended and restated LTIP counting as one “share” against such total and with each incentive award that may be settled in common stock counting as two “shares” (or one full value share) against such total; (ii) increase the maximum share-based employee award under the amended and restated LTIP from 500,000 full value shares to 1,000,000 full value shares; (iii) set the maximum aggregate compensation and Incentive Awards that may be provided by the Company in any calendar year to any outside director at $1,125,000; and (iv) make other administrative and updating changes.
On June 7, 2016, our Compensation Committee approved incentive awards under the Company’s current LTIP totaling 2,197,990 “shares” (or 1,098,995 full value shares) (the “June 2016 Equity Incentive Awards”) against the 1,153,271 “shares” (or 576,635 full value shares) that remained available as of such date for issuance under the Company’s current LTIP. Given the shortfall of “shares” available for issuance under the Company’s current LTIP, our Compensation Committee made the grant of the June 2016 Equity Incentive Awards expressly subject to and contingent upon the approval by the Company’s stockholders of the proposed amendment and restatement of the Company’s current LTIP at the Annual Meeting of Stockholders.
Our Board believes that the proposed amendment and restatement of the Company’s current LTIP will allow the Company to continue attracting talent, retaining our key employees and motivating them to implement our long-term strategy and achieve our strategic objectives. Our Board recommends a vote for the amendment and restatement of the Company’s current LTIP for the following reasons:

•
the amendment and restatement of the Company’s current LTIP will enable the Company to continue to grant equity awards at market levels to our key employees and outside directors thereby preserving cash for other uses during this difficult economic environment for our industry while at the same time further aligning the interests of our management and Board with our stockholders;

•	our equity awards are designed to assist in executive retention through extended vesting periods, while also preserving cash and maintaining liquidity;

•
the amendment and restatement of the Company’s current LTIP will prohibit excessive payments to our outside directors by limiting the maximum aggregate amount of compensation and incentive awards that may be paid by the Company in any calendar year to any outside director to $1,125,000;

•
we believe the requested number of “shares” to be reserved for issuance is reasonable under current market conditions, providing flexibility to accommodate the June 2016 Equity Incentive Awards, the anticipated August 2016 restricted stock unit awards granted annually to our outside directors and the anticipated equity awards to be issued to management as part of our next annual grant cycle in June 2017; and

•
the fungible share ratio permits our Compensation Committee to determine the optimal mix of the types of awards granted, while ensuring that full value awards will reduce the number of “shares” available at the rate of two “shares” for each share of Common Stock underlying the award, which is twice the rate applicable to the less dilutive form of option and stock appreciation right award.

In the event the proposed amendment and restatement of the Company’s current LTIP does not receive the affirmative vote of the holders of at least a majority of the votes cast, the form of LTIP that was in effect prior to the proposed amendment and restatement will remain in effect. In such case, each of the stock options and restricted stock units that comprised the June 2016 Equity Incentive Award will be forfeited and our Compensation Committee will consider whether to issue some combination of cash, performance cash or restricted cash under the Company’s current LTIP to incentivize and retain each recipient of a June 2016 Equity Incentive Award who remained an employee of the Company as of the date of the Annual Meeting of Stockholders.

Our Independent Auditors
The Audit Committee of our Board of Directors has determined that the firm of KPMG is independent from the Company and once again selected KPMG as the Company’s independent auditors for fiscal year 2017. Our Board recommends a vote for the approval and ratification of the selection of KPMG, which conducted the examination of the Company’s financial statements for each of the past fourteen fiscal years. KPMG’s total fees for fiscal years 2016 and 2015 were $5.3 million and $4.6 million, respectively, which included approximately $1.5 million (or 29%) of non-audit services in fiscal year 2016 and approximately $1.2 million (or 26%) of non-audit services in fiscal year 2015 that were authorized by the Audit Committee in compliance with our pre-approval policies and procedures.

BRISTOW GROUP INC. – Summary of 2016 Proxy Statement – 3

GENERAL INFORMATION

Why did I receive this Proxy Statement?
The Board of Directors of Bristow Group Inc. (the “Company” or “we,” “us” or “our”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 3, 2016, and at any adjournment thereof. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement and the related proxy card were made available to stockholders on approximately June 21, 2016. All proxies in the form provided by the Company that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.

What will the stockholders vote on at the Annual Meeting?
The stockholders will vote on the following:

•	election of the nominees named in this proxy statement as directors;

•	advisory approval of executive compensation;

•	approval of the amendment and restatement of the Company’s current LTIP; and

•	approval and ratification of the Company’s independent auditors.

Will there be any other items of business on the agenda?
We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?
Subject to the limitations on voting by non-U.S. citizens described below, stockholders as of the close of business on June 9, 2016 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of the Record Date, we had 35,043,698 shares of common stock outstanding.
Our restated certificate of incorporation provides that persons or entities that are not “citizens of the U.S.” (as defined in the Federal Aviation Act of 1958, as amended) shall not collectively own or control more than 25% of the voting power of our outstanding capital stock (the “Permitted Foreign Ownership Percentage”) and that, if at any time persons that are not citizens of the U.S. nevertheless collectively own or control more than the Permitted Foreign Ownership Percentage, the voting rights of shares owned by stockholders who are not citizens of the U.S. shall automatically be suspended, in the reverse chronological order of the dates and times of registry of such shares in our stock records, until the voting rights of a sufficient number thereof shall have been suspended so that the number of shares owned by stockholders who are not citizens of the U.S. that continue to have voting rights equals the greatest whole number that is less than or equal to the Permitted Foreign Ownership Percentage. Shares held by persons who are not citizens of the U.S. may lose their associated voting rights and be redeemed as a result of these provisions.

How many votes are required for the approval of each item?
Each nominee for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, the Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

BRISTOW GROUP INC. – 2016 Proxy Statement – 1

The approval of the Company’s executive compensation, on a non-binding advisory basis, requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.
Approval of the amendment and restatement of the Company’s LTIP requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal. Abstentions will be treated as votes cast against this item. Broker nonvotes will not affect the outcome of the voting on this proposal.
The approval of KPMG as the Company’s independent auditors for the fiscal year ending March 31, 2017 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

What are “broker nonvotes”?
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For “routine” proposals, including the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for “non-routine” proposals, including the election of directors, the advisory approval of executive compensation and the amendment and restatement of the Company’s LTIP, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes cast on particular matters considered at the Annual Meeting.

Will my broker vote my shares for me on the election of directors?
Your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Therefore, it is very important that you vote your shares for all proposals, including the election of directors.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?
We are pleased to be distributing our proxy materials again to certain stockholders via the Internet under the “notice and access” approach permitted by the rules of the SEC. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a full paper copy of the proxy materials. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?
Your E-Proxy Notice about the Internet availability of the proxy materials or proxy card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available on our website at www.bristowgroup.com.
Your E-Proxy Notice or proxy card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until terminated by you.

BRISTOW GROUP INC. – 2016 Proxy Statement – 2

How do I vote by proxy?
If you are a stockholder of record, you may vote your proxy by marking your proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the E-Proxy Notice or proxy card.

How do I revoke my proxy?
You have the right to revoke your proxy at any time before the meeting by notifying our Corporate Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?
If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy, even if you plan to attend the meeting.

How do I submit a stockholder proposal or nominate a director for the Annual Meeting?
Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that a stockholder who wishes to have a proposal considered for inclusion in next year’s proxy statement must submit the proposal in writing so that we receive it by February 21, 2017, which is the 120th calendar day before the anniversary of the date of this proxy statement. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable period of time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Corporate Secretary, 2103 City West Blvd., 4th Floor, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must give us written notice not earlier than the close of business on April 5, 2017, and not later than the close of business on May 5, 2017, which are the 120th day prior to and the 90th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date.
Our bylaws require that a nominee for election as a director must deliver to our Corporate Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail below as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, together with specified written representations concerning voting agreements, arrangements with parties other than the Company and compliance with the citizenship provisions of our bylaws and other governance matters, as set forth in our bylaws.
In addition, stockholders seeking to submit a nomination or proposal for consideration at a meeting of stockholders are required to provide additional detailed information with respect to their record and beneficial ownership of the Company’s stock, as well as information regarding the nominees or other business the stockholder proposes to bring before a meeting of the stockholders. Copies of our bylaws are available to stockholders free of charge upon request to our Corporate Secretary.

BRISTOW GROUP INC. – 2016 Proxy Statement – 3

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Board of Directors (or, our “Board”) has adopted Corporate Governance Guidelines that govern the structure and functioning of our Board and set out our Board’s policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website, www.bristowgroup.com, under the “Governance” caption.

Director Independence
Our Corporate Governance Guidelines require that a substantial majority of our Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. Our Board determines independence on the basis of the standards specified by the New York Stock Exchange (the “NYSE”) and other facts and circumstances our Board considers relevant.
Our Board has reviewed any business transactions and charitable relationships between the Company and each director standing for election to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. In making this determination, our Board considered that directors Mathew Masters and Stephen A. King are directors and executive officers of Caledonia Investments plc (“Caledonia”) and were designated by Caledonia to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% of and other substantial interests in Bristow Aviation Holdings Limited (“Bristow Aviation”). In connection with such transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, who, in turn, has the right to sell such shares to us. Messrs. Masters and King also serve on the board of directors of Bristow Aviation; however, neither Caledonia nor Messrs. Masters and King receive any distributions or compensation from Bristow Aviation. Our Board has considered Caledonia’s interests in each of the Company and Bristow Aviation and determined that there is no conflict in such interests. Our Board believes that having the two Caledonia designees on our Board helps further align the interests of our Board with our stockholders. According to its most recent Form 13F filed with the SEC on April 13, 2016, Caledonia was the direct beneficial owner of 2,824,283 shares of our common stock as of March 31, 2016, representing approximately 8.07% of our shares outstanding on such date. Our Board determined that Messrs. Masters and King do not have a material relationship with the Company due to their affiliation with Caledonia because, consistent with principles in NYSE listing standards, our Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. Further, Messrs. Masters and King disclaim beneficial ownership of the common stock owned by Caledonia.
Based on its review, our Board has determined that Ms. Gobillot and Messrs. Amonett, Cannon, Flick, Godden, Gompert, King, Knudson, Masters, Porter and Stover are independent. Our Board has appointed only independent directors to our Audit Committee , Compensation Committee and Corporate Governance and Nominating Committee in accordance with the independence requirements set forth in the SEC rules, NYSE listing standards and the charters of such committees.

Term of Office; Mandatory Retirement
All of our directors stand for election at each Annual Meeting.
Under our Corporate Governance Guidelines:

•
directors will resign from our Board effective at the Annual Meeting following his or her 75th birthday, unless two-thirds of the members of our Board (with no independent director dissenting) determine otherwise;

•
any non-executive director who has served on our Board for ten consecutive calendar years or more shall be subject to at least an annual review by the Corporate Governance and Nominating Committee of our Board to consider such director’s continued level of independence from management and contribution to our Board;

•	employee directors will resign from our Board when they retire, resign or otherwise cease to be employed by the Company;

BRISTOW GROUP INC. – 2016 Proxy Statement – 4

•
a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from our Board and the Corporate Governance and Nominating Committee of our Board will assess the situation and recommend to the full Board whether to accept the resignation; and

•
a director who joins or resigns from the board of directors of another public company, or otherwise changes roles or committees on such board of directors, is not required to offer to resign from our Board, but any such director must notify and consult with our Chief Legal Officer prior to joining another public company’s board of directors or audit committee.

Under our bylaws, the Board shall nominate only those candidates for election or re-election to our Board who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (i) in an Uncontested Election such nominee fails to receive more votes cast for than against his or her election or re-election and (ii) the Board accepts this resignation following such failure.

Executive Sessions
The Company’s Corporate Governance Guidelines provide that at each regularly scheduled meeting, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors will meet separately at least once a year. Normally, the Chairman of our Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of our Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting.

Code of Ethics and Business Conduct
Our Board has adopted a Code of Business Integrity for directors and employees (our “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, international trade regulations, confidentiality, compliance procedures and employee complaint procedures. Our Board periodically reviews and revises our Code, as it deems appropriate. Our Code is posted on our website, www.bristowgroup.com, under the “About Us—Vision, Mission, Values—Code of Business Integrity” caption.
The Corporate Governance and Nominating Committee will review any issues under our Code involving an executive officer or director and will report its findings to the full Board. Only in special circumstances will our Board consider granting a waiver to any provision of our Code, and any waiver will be promptly disclosed.

Director Selection
Our Board has adopted criteria for the selection of directors that describe the qualifications the Corporate Governance and Nominating Committee must evaluate and consider with respect to director candidates. Such criteria include the following:
•    Experience serving as chief executive officer or other senior corporate executive,
•    International business experience,
•    Government relations experience,
•    Energy or oilfield service company experience,
•    Aviation or logistics management experience, and
•    Finance, accounting, legal or banking experience.
These criteria are included in the Corporate Governance Guidelines which are posted on our website. Although our Board does not have a formal diversity policy, the Corporate Governance and Nominating Committee, when assessing the qualifications of prospective nominees to our Board, takes into account our Board’s desire to have an appropriate mix of backgrounds and skills. Each nominee’s

BRISTOW GROUP INC. – 2016 Proxy Statement – 5

personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and our stockholders, are also factors. Our Board does not select director nominees on the basis of race, color, gender, national origin, marital status or religious affiliation.
The Corporate Governance and Nominating Committee believes that each of the nominees for director has attributes that are important to an effective board, including integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on our Board and its committees. In addition, when considering each of the nominees for director, the committee reviewed their overall level of expertise and experience in their respective professions, which is described in the director biographies herein. Information concerning the collective skills and experience of our ten director nominees, as well as age and tenure data, are outlined below:

Average Tenure
5.2 years

Average Age
60.6 years

The Corporate Governance and Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.bristowgroup.com, under the “Governance” caption. It is the policy of the Corporate Governance and Nominating Committee to consider director candidates recommended by our employees, directors, stockholders, and others, including search firms. The Corporate Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.
A stockholder who wishes to recommend a director for nomination must follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Corporate Governance and Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.
Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Corporate Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting to give us written notice not earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to our Corporate Secretary must include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

BRISTOW GROUP INC. – 2016 Proxy Statement – 6

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•
Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors, including the specific experience, qualifications, attributes or skills that led the stockholder to believe that the person should serve as a director.

In addition, our bylaws require that a nominee for election or re-election must deliver to our Corporate Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail above as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and make certain representations and agreements.
Our bylaws provide that at least two-thirds of our Board must be citizens of the United States within the meaning of the Federal Aviation Act of 1958, as amended. Our bylaws provide that a person that is not a citizen of the United States is not eligible for nomination or election as a director if such person’s election, together with the election of any incumbent directors that are not U.S. citizens and are candidates for election as Directors at the same time, would cause less than two-thirds of the Company’s directors to be citizens of the United States. Of the ten director nominees proposed by our Board for election at the Annual Meeting, seven (or more than two-thirds) are citizens of the United States within the meaning of the Federal Aviation Act of 1958, as amended.

Board Leadership Structure
Pursuant to our Corporate Governance Guidelines, our Board may combine the roles of the Chairman with that of the chief executive officer if it determines that this provides the most effective leadership model. Our Board also recognizes that it may be desirable to assign these roles to different persons from time to time to ensure that our Board remains independent and responsive to stockholder interests. If our Board combines the role of the Chairman with that of the chief executive officer, then our Board will also select a Non-Executive Chairman/Lead Director to schedule and chair executive sessions of our Board and to perform such other functions as are assigned to such Non-Executive Chairman/Lead Director by our Board on the recommendation of the Corporate Governance and Nominating Committee.
Our Board’s current belief is that the functions performed by the Chairman and the chief executive officer should continue to be performed by separate individuals in order to allow the Chairman to lead our Board in its fundamental role in providing guidance and oversight of management and the chief executive officer to focus on managing the day-to-day business of the Company. Our Board reevaluates its view on such leadership structure periodically.

Risk Oversight
The Company has historically placed a high level of importance on addressing, preempting and managing those matters that may present a significant risk to the Company. Our Board has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Board has delegated to management the responsibility to manage risk and bring to the attention of our Board the most material risks to our Company. The Company has robust internal enterprise risk management processes and a strong internal control environment to identify and manage risks and to communicate with our Board about these risks. Additionally, our Board has established financial guidelines concerning liquidity, coverage and leverage intended to allow the Company to maintain a strong balance sheet and financial flexibility in all market conditions while avoiding excessive financial risk. Our Board is updated regularly on relevant matters, including, but not limited to, compliance with the financial guidelines, tax and accounting matters, litigation status, compliance with governmental regulations, quality controls, safety performance, strategic and operational and financial issues. Our Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and consider appropriate risk management strategies and mitigating controls where necessary.
In accordance with the charter of the Audit Committee, the Audit Committee meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reports

BRISTOW GROUP INC. – 2016 Proxy Statement – 7

to our Board at each regularly scheduled meeting. Our Board also regularly meets separately with the Company’s independent auditors and internal auditors in executive session outside the presence of management.

Director Attendance
Our Board held fourteen meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board during the period in which he or she was a director and (ii) the total number of meetings held by all committees on which he or she served during the period in which he or she was a director. Our Board expects each of the directors to attend all of the meetings of our Board and each of the committees on which he or she serves.
It is our policy that each director of the Company is also expected to be present at each Annual Meeting, absent circumstances that prevent attendance. All of our then-serving directors attended the Annual Meeting held on August 5, 2015. We facilitate director attendance at the Annual Meetings by scheduling such meetings in conjunction with regular Board and committee meetings.

Communication with Directors
Our Board welcomes the opportunity to hear from our stockholders and proactively engages with our stockholders on matters of interest such as executive compensation, corporate governance and Company strategy. Our Board maintains a process for stockholders and interested parties to communicate directly with our Board. All communications should be delivered in writing addressed to our Corporate Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. The correspondence should be addressed to the appropriate party, namely: (i) Bristow Group Inc. - Board, (ii) Bristow Group Inc. - Corporate Governance and Nominating Committee, (iii) Bristow Group Inc. - Audit Committee, (iv) Bristow Group Inc. - Compensation Committee or (v) the individual director designated by full name or position as it appears in the Company’s most recent proxy statement. We also maintain policies for stockholders and other interested parties to communicate with the Lead Director of executive sessions or with the non-management directors as a group. Such communications should be delivered in writing to: Lead Director or Non-Management Directors of Bristow Group Inc., as the case may be, c/o Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Corporate Secretary unopened to, as the case may be, the Chairman of our Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).
All communications must be accompanied by the following information:

•
If the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; or, if the person is not a stockholder, a statement regarding the nature of the person’s interest in the Company; and

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.
For more detail, refer to our Company Policy for Communication with our Board posted on our website, www.bristowgroup.com, under the “Governance” caption.

BRISTOW GROUP INC. – 2016 Proxy Statement – 8

COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has standing Audit, Compensation and Corporate Governance and Nominating Committees. The charter for each of these committees is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to our Corporate Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. During fiscal year 2016, the Audit Committee met four times, the Compensation Committee met six times and the Corporate Governance and Nominating Committee met three times. As of June 21, 2016, the members and chairperson for each of the Audit, Compensation and Corporate Governance and Nominating Committees were as set forth in the table below and each of the members of each such committee was determined to be independent as defined by the applicable NYSE and SEC rules. The members and chairperson for each committee set forth below were the same in the prior fiscal year, except that Mr. Amonett resigned as a member of the Audit Committee, Mr. Knudson resigned as a member and the chairman of the Corporate Governance and Nominating Committee, Mr. Godden became the chairman of the Corporate Governance and Nominating Committee, Ms. Gobillot joined as a member of the Corporate Governance and Nominating Committee and Mr. Porter joined as a member of the Audit Committee.

Independent Directors	Board Committees
	Audit	Compensation	Corporate Governance and Nominating
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick
Lori A. Gobillot
Ian A. Godden
David C. Gompert
Stephen A. King
Thomas C. Knudson
Mathew Masters
Biggs C. Porter
Bruce H. Stover
- Committee Chairperson
- Committee Member
- Audit Committee Financial Expert

Audit Committee
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee also monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors and reviews the Company’s financial reporting processes. The Audit Committee reviews and reports to our Board the scope and results of audits by the Company’s independent auditors and the Company’s internal auditing staff and reviews the audit and other professional services rendered by the independent auditors. It also reviews with the independent auditors the adequacy of the Company’s system of internal controls. It reviews transactions between the Company and the Company’s directors and officers, the Company’s policies regarding those transactions and compliance with the Company’s business ethics and conflict of interest policies.

BRISTOW GROUP INC. – 2016 Proxy Statement – 9

Our Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that the Company disclose whether or not the Company’s Audit Committee has an “audit committee financial expert” as a member, as defined by the SEC.
Our Board has reviewed the criteria set by the SEC and determined that all five members meet the financial literacy standards required by NYSE rules and qualify under the NYSE rules as having accounting or related financial management expertise. Our Board has also determined that Mr. King qualifies as an audit committee financial expert.

Compensation Committee
The Compensation Committee, among other matters:

•	approves the compensation of the Chief Executive Officer and all other executive officers;

•	evaluates the performance of the Chief Executive Officer and all other executive officers against approved performance goals and other objectives and reports its findings to our Board;

•	reviews and approves changes in certain employee benefits and incentive compensation plans which affect executive officer compensation;

•	reviews and makes recommendations with respect to changes in equity-based plans and director compensation; and

•	prepares a report to be included in the Company’s annual proxy statement.
In order to assist the Compensation Committee in satisfying its responsibilities set forth above, the Compensation Committee from time to time engages independent legal counsel as well as an independent compensation consultant. Awards under equity-based plans are considered and approved by a subcommittee of the Compensation Committee, which consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Exchange Act, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board;

•	recommending to our Board the director nominees to fill vacancies and to stand for election at the next Annual Meeting;

•	developing and recommending to our Board the corporate governance guidelines to be applicable to the Company;

•	recommending committee assignments and chairperson designations for directors to our Board;

•	overseeing the evaluation process by which our Board or any committee thereof reviews our Board’s, any committee’s or management’s performance; and

•	overseeing the succession plan process for each of the Company’s senior executive officers and the Chairman of our Board.

BRISTOW GROUP INC. – 2016 Proxy Statement – 10

ITEM 1 - ELECTION OF DIRECTORS
Our Board currently consists of twelve directors. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. In light of each of Messrs. Cannon’s and Flick’s decision not to stand for reelection to our Board, our Board adopted a resolution fixing the size of our Board at ten directors, effective upon the completion of Messrs. Cannon’s and Flick’s respective terms on the day of the Annual Meeting. Our Board has fixed the number of directors to be elected at the Annual Meeting at ten. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 8.9% of our common stock as of the Record Date have indicated that they intend to vote for the election of each of the nominees named below. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as our Board may nominate or, if our Board does not so nominate such other person, will not vote for anyone to replace the nominee. Except as described below, our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.

Pursuant to our bylaws, in an Uncontested Election (as defined in our bylaws), the nominees for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, our Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. Our Board will promptly and publicly disclose its decision regarding whether or not to accept such nominee’s resignation letter. In a Contested Election (as defined in our bylaws), the nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. In Contested Elections and Uncontested Elections, abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes will result in those nominees receiving fewer votes but will not count as votes AGAINST a nominee.

Our Board recommends that stockholders vote FOR the election to our Board of each of the nominees named below.

Information Concerning Nominees
Our present Board proposes for election the following ten nominees for director. Each of the nominees named below is currently a director of the Company and each, with the exception of Mr. Porter, was elected at the Annual Meeting held on August 5, 2015. Mr. Porter was recommended to our Corporate Governance and Nominating Committee by a third-party search firm. Mr. Porter was appointed to our Board effective as of June 14, 2016 following an extensive interview and screening process involving a number of qualified candidates, and taking into account, among other things, stockholders’ interest in adding directors with significant corporate executive, international business, finance and accounting experience. He was also recommended by our Corporate Governance and Nominating Committee and appointed by our Board to our Audit Committee effective as of June 14, 2016. All nominees for director are nominated to serve one-year terms until the Annual Meeting in 2017 and until their respective successors are elected and qualified, or until their earlier resignation, removal from office, or death.

We have provided information below about our nominees, including their age, citizenship and business experience during the past five years, including service on other boards of directors. We have also included information about each nominee’s specific attributes, experience or skills that led our Board to conclude that he or she should serve as a director on our Board in light of our business and structure. Unless we specifically note below, no corporation or organization referred to below is a subsidiary or other affiliate of Bristow Group Inc.

BRISTOW GROUP INC. – 2016 Proxy Statement – 11

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2006 Compensation since 2006 Audit from 2006 to May 2016	Thomas N. Amonett American Age: 72
Athlon Solutions, LLC (a private provider of specialty chemicals and related services to refineries and other industrial companies)
- President and Chief Executive Officer, since April 2013
Champion Technologies Inc. (a private, international specialty chemicals manufacturer)
- President, Chief Executive Officer and a director,
1999 – April 2013
American Residential Services, Inc. (a public company providing equipment and services for residential living)
- President, Chief Executive Officer and a director,
1997 – 1999

Public Companies:
- Orion Marine Group, Inc.
(Audit & Nominating and Governance) (since 2007)
- Hercules Offshore, Inc.
(Nominating and Governance)
(2007 – November 2015)
Private Companies:
- T.F. Hudgins Inc. (since 2014)
- Champion Technologies Inc.
(1999 – 2013)

Board Recommendation:  Our Board concluded that Mr. Amonett should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Amonett is an attorney by education and he has extensive executive leadership experience that he has attained through serving as a chief executive officer for almost two decades. He also has significant board experience that he has attained through serving on the boards of several private and public companies in the energy services industry. Mr. Amonett’s legal insight and business acumen have proven to be invaluable assets for our Board and, in particular, the Audit and Compensation Committees.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2014	Jonathan E. Baliff American Age: 52
Bristow Group Inc.
- President and Chief Executive Officer,
since July 2014
- President,
June 2014 - July 2014
- Senior Vice President and Chief Financial Officer,
2010 - June 2014

NRG Energy, Inc. (a public, power and energy company)
- Executive Vice President, Strategy, 2008 - 2010

Credit Suisse, Global Energy Group (a public investment bank)
- Managing Director, 1996 - 2008

Private Companies:
- Jewish Family Services of Houston
(Chairman of the Administrative Services Committee) (since 2011)

- Georgetown University Graduate
 School of Foreign Service
(Advisory Board) (since 2010)

Board Recommendation:  Our Board concluded that Mr. Baliff should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  As our President and Chief Executive Officer, Mr. Baliff provides a critical link between senior management and our Board. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom including the first combat missions during the first Gulf War. Mr. Baliff’s commitment to safety originated from these experiences as an aviator. In addition to his military, aviation and financial experience, his extensive experience in the energy industry together with his knowledge of the culture, operations and clients of the Company assist our Board in making strategic decisions.

BRISTOW GROUP INC. – 2016 Proxy Statement – 12

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2012 Compensation since 2012 Governance since May 2016	Lori A. Gobillot American Age: 54
InVista Advisors LLC (a private project management and consulting company)
- Founding Partner and Consultant, since 2013
United Airlines, Inc. (a public air transportation company)
- Vice President, Integration Management,
October 2010 – 2012
Continental Airlines, Inc. (a public air transportation company)
- Vice President, Integration Management,
June 2010 – October 2010
- Staff Vice President, Assistant General Counsel and Assistant Secretary, 2006 – June 2010

Public Companies: - Magellan Midstream Partners, L.P. (since June 2016) Private Companies: - Agape Development (since January 2015) - GetGoing, Inc. (Advisory Board) (2012 – January 2016)
Board Recommendation: Our Board concluded that Ms. Gobillot should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Ms. Gobillot is an attorney by education with extensive management and legal experience within the aviation industry as well as experience in private practice representing a variety of clients. Her years of experience at a capital intensive airline with a similar focus on safety, regulatory compliance, customer service and employee satisfaction add a helpful perspective to our Board’s deliberations. Her aviation background and legal knowledge allow her to contribute significantly as a member of the Compensation Committee and benefit our Board’s decision making process. Her expertise in corporate governance, which has been recognized by her being honored as a NACD Board Leadership Fellow, makes her highly qualified to serve as a member of the Corporate Governance and Nominating Committee. Her experience with fixed wing airlines is of particular use for our Board in connection with the Company’s strategic investment in Eastern Airways International Ltd. in February 2014 and Capiteq Limited (d/b/a Airnorth) (“Airnorth”) in February 2015.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2010 Audit since 2010 Governance since 2010	Ian A. Godden British Age: 62
Yokogawa Electric Corporation (a public electrical engineering and software company)
- Senior Advisor, since April 2016
KBC Advanced Technologies (a public consulting and software company dedicated to hydrocarbon processing)
- Senior Adviser, since April 2016
- Non-Executive Chairman, 2011 – January 2013; and January 2015 – April 2016
- Executive Chairman, January 2013 – December 2014
- Senior Independent Non-Executive Director,
2008 – 2011
Glenmore Gas Inc. (a private energy company)
- Founder and Chairman, since 2004
Farnborough International Limited (a private subsidiary company of ADS described below)
- Chairman, 2009 – 2013
A|D|S Group Ltd. (a private trade organization that represents the U.K. civil aerospace, defense and security industries)
- Chairman, 2007 – 2011
Roland Berger Strategy Consultants (a private consulting company)
- U.K. Managing Partner, 2000 – 2004
Booz Allen and Hamilton (a private consulting company)
- U.K. Managing Partner, 1996 – 1998
Public Companies: - KBC Advanced Technologies (Remuneration and Nominations Committees) (2008 – April 2016) (Audit) (2008 – 2011) - E2V Technologies PLC (Audit) (2003 – 2010)
Board Recommendation: Our Board concluded that Mr. Godden should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Mr. Godden received a Bachelor of Science degree in engineering from Edinburgh University in Scotland and an MBA from Stanford University in California. He has extensive practical experience in the aviation industry, particularly in the areas of aviation safety, training, technology and logistics management which are each critical to the Company at this stage of its growth. His international experience and background in strategic consulting aids our Board in reviewing decisions and developing the strategy for the Company. Finally, his expertise in corporate governance, which has been recognized by his being honored as a NACD Board Leadership Fellow, makes him well suited to continue to serve as Chairman of our Corporate Governance and Nominating Committee.

BRISTOW GROUP INC. – 2016 Proxy Statement – 13

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2015 Governance since 2015	The Honorable David C. Gompert American Age: 70
United States Naval Academy
- Distinguished Visiting Professor for
National Security Studies, since 2010
RAND Corporation (a public policy research organization)
- Adjunct Senior Fellow, since 2010
- Senior Fellow, 2004 – 2009
- President, RAND Europe, 2000 – 2003
- Vice President, 1993 – 2000
Office of the Director of National Intelligence (United States government)
- Acting Director of National Intelligence, 2010
(chief intelligence advisor to President Obama)
- Principal Deputy Director, 2009 – 2010
Coalition Provisional Authority, Iraq
- Senior Advisor for National Security and Defense,
2003 – 2004
National Defense Research Institute (a federally funded research and development center)
- Director, 1993 – 2000

Public Companies:
- STG Group, Inc.
(Audit, Compensation, Nominations, Government Security, Business Performance) (since November 2015)
- Global Defense & National Securities Systems, Inc.
(Audit, Compensation, Nominating and Governance)
(2013 – November 2015)
Private Companies:
- Global Integrated Security (USA) Inc. (Chairman)
(2011 – July 2015)

Board Recommendation: Our Board concluded that Mr. Gompert should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Gompert holds a B.S. in Engineering from the U.S. Naval Academy and a M.P.A. from Princeton University’s Woodrow Wilson School of Public and International Affairs. Mr. Gompert has enjoyed a distinguished career in the U.S. government, holding senior positions including the Principal Deputy Director of National Intelligence, Acting Director of National Intelligence serving as President Barack Obama’s chief intelligence advisor, Special Assistant to President George H. W. Bush, and Special Assistant to Secretary of State Henry Kissinger. He is also a member of the Council on Foreign Relations, the Advisory Board of the Center for Cyber Studies at the U.S. Naval Academy and the Advisory Board of the Virginia Commission on Early Childhood Education. His extensive government and national security experience are expected to assist our Board in connection with the development of our search and rescue business in the United Kingdom and other potential search and rescue opportunities with various governments. Mr. Gompert’s experience in senior management positions in the private sector at Unisys and AT&T also provides additional perspectives to our Board. In addition, his prolonged and continued service on multiple public and private company boards make him highly qualified to continue to serve as a member of our Corporate Governance and Nominating Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2011 Audit since 2011	Stephen A. King (1) British Age: 55
Caledonia Investments plc (a public investment company)
- Finance Director, since 2009
De La Rue plc (a public printer of commercial paper and bank notes for central banks)
- Group Finance Director, 2002 – 2009
Midlands Electricity plc (a public international power distribution and generation group)
- Group Finance Director, 1997 – 2002
Public Companies: - Caledonia Investments plc (since 2009) - TT Electronics (Audit) (since 2012) - The Weir Group plc (Audit) (2005 – 2012)
Board Recommendation: Our Board concluded that Mr. King should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Mr. King is an accountant by training with significant international finance expertise. Mr. King has been the Finance Director at Caledonia Investments plc since December 2009. He began his career as an accountant for Coopers & Lybrand (now PricewaterhouseCoopers LLP) and then worked his way up through the finance department of several companies to become the Finance Director for Caledonia, one of the most respected investment houses in the United Kingdom. He also has extensive experience on boards of public companies in the United Kingdom that allow him to bring a different perspective to Board deliberations that ultimately benefits our Board’s decision making process. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. Finally, his experience as chairman of the audit committees of TT Electronics and The Weir Group plc, together with his financial and accounting expertise gained over almost two decades of serving as a finance director for various organizations, make him well suited to continue to serve as Chairman of our Audit Committee.

BRISTOW GROUP INC. – 2016 Proxy Statement – 14

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2004 Governance from 2004 to April 2016 Compensation from 2004 to 2006 (Former) Executive Committee from 2006 to 2007	Thomas C. Knudson American Age: 70	Tom Knudson Interests (a private consulting company) - Founder and President, since 2004 ConocoPhillips (a public oil and gas company) - Senior Vice President, 1975 – 2004
Public Companies:
- Midstates Petroleum Company, Inc. (Chairman)
(April 2015 – November 2015)
(Interim Chairman)
(2014 – April 2015)
(Audit) (2014 – March 2015)
(Nominating and Governance)
(2013 – February 2016)
- MDU Resources Group Inc. (Compensation) (2008 – 2014)
- Natco Group Inc. (Presiding Director) (Governance, Nominating and Compensation) (2005 – 2009)
- Williams Partners L.P.
(Audit and Conflicts)
(2005 – 2007)
Private Companies:
- National Association of Corporate Directors (NACD) Texas Tri- Cities Chapter (since 2012)
- Episcopal Seminary of the Southwest (2012 – May 2015)
- U.S. Naval Academy Foundation Athletics & Scholarship Program (since 2015)

Board Recommendation: Our Board concluded that Mr. Knudson should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Knudson has served as the Chairman of our Board since 2006. He holds a bachelor’s degree in aerospace engineering from the U.S. Naval Academy and a master’s degree in aerospace engineering from the U.S. Naval Postgraduate School. He served as a naval aviator, flying combat missions in Vietnam. His education, military service, and experience on the boards of MDU Resources Group Inc., Natco Group Inc., Williams Partners L.P. and Midstates Petroleum Company, Inc. provide additional perspectives to our Board. His prior service on the management committee at ConocoPhillips provides our Board with significant insight into the way customers in the energy industry operate. Finally, his service as a member of the NACD Tri-Cities Chapter Board and his expertise in corporate governance, as reflected by his being honored as a NACD Board Leadership Fellow, make him well suited to continue to serve as Chairman of our Board.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2011 Compensation since 2011	Mathew Masters (1) British Age: 42
Caledonia Investments plc (a public investment company)
- Head of Quoted Pool, since 2013
- Associate Director, 2008 – 2013
- Investment Executive, 2006 – 2008
Grant Thornton (an international accounting firm)
- Corporate Finance Senior Manager, 2000 – 2006
- Audit Manager, 1995 – 1999

Public Companies:
- Tribal Group plc
(2009 – 2012)
Private Companies:
- Satellite Information Services (Holdings) Ltd. (Audit)
(2007 – 2013)
- Celerant Consulting Investments Limited (Audit) (2007 – 2012)
- TCL Limited (2007 –2012)
- Seven Publishing Limited
(2009 – 2012)
- Celona Technologies Limited
(2006 – 2010)

Board Recommendation:  Our Board concluded that Mr. Masters should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Masters is an accountant by education who started his career at Grant Thornton. He has served on several private and public company boards in the United Kingdom and he has extensive international experience that together benefit our Board’s decision making process. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. He also brings significant accounting and financial expertise to the Compensation Committee.

BRISTOW GROUP INC. – 2016 Proxy Statement – 15

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since June 2016 Audit since June 2016	Biggs C. Porter American Age: 62
Fluor Corporation (a public engineering, procurement, fabrication, construction and maintenance services company)
- Executive Vice President, Chief Financial Officer, since 2012
Tenet Healthcare Corporation (a public, diversified healthcare services company)
- Chief Financial Officer, 2006 – 2012
Raytheon Company (a public, international provider of products and services to defense and government markets)
- Acting Chief Financial Officer, 2005 – 2006
- Vice President and Controller, 2003 – 2006
TXU Corporation (a public, international energy company)
- Senior Vice President and Corporate Controller, 2000 – 2003
Northrup Grumman Corporation (a public, international provider of products and services to defense and government markets)
- Sector Vice President - Business Management (CFO), Integrated Systems and Aerostructure Sector,
1998 – 2000
- Vice President - Business Management (CFO), Commercial Aircraft Division, 1997 – 1998
- Vice President - Finance, Commercial Aircraft Division, 1995 – 1997
- Vice President and Controller, Assistant Treasurer, Vought Aircraft Company, 1990 – 1995
- Corporate Manager of External Financial Reporting, The LTV Corporation, 1987 – 1990

Private Companies:
- Texas Health Resources (Trustee) (since 2014)
- Dallas Area Chapter of the American Red Cross (Vice Chairman) (since 2014)
- Duke University Pratt School of Engineering (Board of Visitors) (since 2014)
- University of Texas at Austin McCombs School of Business (Advisory Board of Accounting Department) (since 2012)

Board Recommendation:  Our Board concluded that Mr. Porter should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Porter is an accountant by education with significant accounting and finance expertise. His experience as chief financial officer and controller in multiple public companies provides him with extensive knowledge of financial reporting, legal and audit compliance and risk management making him qualified to serve as a member of the Audit Committee and our Board. His aerospace, government contracting and energy sector background also benefits our Board’s decision making process and development of strategy.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2009 Compensation since 2009	Bruce H. Stover American Age: 67
Endeavour International Corporation (a public oil and gas company)
(Retired) Executive Vice President, Operations and Business Development, 2003 – 2010
Anadarko Petroleum Corporation (a public oil and gas company), 1980 – 2003
- Senior Vice President, Worldwide Business Development, 1999 – 2003
- Vice President, Worldwide Business Development, 1997 – 1999
- Vice President, Acquisitions, 1993 – 1997
- President and General Manager for Anadarko
Algeria Corporation, 1989 – 1993
- Chief Engineer, 1980 – 1989
Public Companies: - Midstates Petroleum Company, Inc. (Chairman) (since November 2015) (Audit, Compensation, Nominating and Governance) (since March 2015)
Board Recommendation:  Our Board concluded that Mr. Stover should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Stover is an engineer by education who spent many years serving in senior management in the energy business and brings the customer perspective to our Board. His expertise in corporate governance has been recognized by his being honored as a NACD Governance Fellow. In addition, much of his professional career was spent serving in the oil and gas industry outside of the United States, thus bringing an important international perspective to our Board. Finally, his decades of experience as a senior executive officer and more recent experience of serving on the compensation committee of another public company make him well suited to continue to serve as Chairman of our Compensation Committee.

(1)
Stephen A. King and Mathew Masters, directors and executive officers of Caledonia, were designated by Caledonia for election to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation. The Master Agreement provides that so long as Caledonia owns (1) at least 1,000,000 shares of common stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, Caledonia will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. According to its most recent Form 13F filed with the SEC on April 13, 2016, Caledonia was the direct beneficial owner of 2,824,283 shares of our common stock as of March 31, 2016.

BRISTOW GROUP INC. – 2016 Proxy Statement – 16

EXECUTIVE OFFICERS OF THE REGISTRANT
Under our bylaws, our Board elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. At June 9, 2016, our executive officers were as follows:

Name	Age	Position Held with Registrant
Jonathan E. Baliff	52	President, Chief Executive Officer and Director
L. Don Miller	53	Senior Vice President and Chief Financial Officer
Chet Akiri	44	Senior Vice President, Operations and Chief Commercial Officer
E. Chipman Earle	43	Senior Vice President, Chief Legal Officer and Corporate Secretary
Hilary S. Ware	59	Senior Vice President and Chief Administration Officer
Brian J. Allman	43	Vice President and Chief Accounting Officer
Mr. Baliff was appointed as President and Chief Executive Officer in July 2014. He joined us and served as Senior Vice President and Chief Financial Officer from October 2010 to June 2014. Mr. Baliff also served as President from June 2014 to July 2014. Prior to joining the Company, Mr. Baliff had been the Executive Vice President, Strategy at NRG Energy since May 2008, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, Mr. Baliff was in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings since 1996, most recently as a Managing Director. Mr. Baliff started his business career at Standard and Poor’s and then JP Morgan’s Natural Resources Group. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom, including the first combat missions during the first Gulf War. Mr. Baliff retired with the rank of Captain.
Mr. Miller was appointed as Senior Vice President and Chief Financial Officer in August 2015. He previously served as our Senior Vice President, Mergers, Acquisitions and Integration since June 2015. Before that he served as our Vice President, Mergers, Acquisitions and Integration from November 2014 to June 2015 and our Vice President, Strategy and Structured Transactions from 2010 to 2014. Prior to joining the Company, Mr. Miller worked as an independent consultant from 2008 to 2010 assisting companies in capital markets and in a financial advisory capacity. He was previously the post-petition President and Chief Executive Officer for Enron North America Corp. and Enron Power Marketing, Inc. from 2001 to 2007 and also served in senior financial positions with Enron, including Director – Finance and Vice President, Asset Marketing Group from 1998 to 2001. His career also includes seven years in senior financial positions with Citicorp Securities, Inc. and four years as an account executive with Dean Witter Reynolds, Inc. Mr. Miller is a Chartered Financial Analyst (“CFA”) charterholder.
Mr. Akiri was appointed as Senior Vice President, Operations and Chief Commercial Officer in April 2016, at which time he assumed responsibility for leading the Company’s global operations and business development functions. He previously served as our Senior Vice President and Chief Corporate Development, New Ventures and Strategy Officer since joining us in September 2014. Prior to joining the Company, Mr. Akiri had worked for General Electric (GE) from 2001 to 2014, most recently as the Chief Operating Officer for the Global Nuclear Fuels America division from 2013 to 2014. Mr. Akiri also served as Vice President and General Manager of GE Hitachi Parts Services from 2010 to 2013, and previously in other senior management roles in GE Aviation; Consumer and Industrial; Industrial Solutions; and GE’s corporate headquarters where he was an executive in the Global Business Development Group. Prior to joining GE, Mr. Akiri held vice president and senior vice president roles in several entrepreneurial ventures, served as an associate in Corporate Finance with Goldman Sachs & Co. and was a management consultant with Corporate Decisions, which was acquired by Mercer Management Consulting.
Mr. Earle was appointed as Senior Vice President, Chief Legal Officer and Corporate Secretary in May 2014. He previously served as our Senior Vice President, General Counsel and Corporate Secretary since joining us in July 2012. Prior to joining the Company, Mr. Earle worked as an attorney for Transocean Ltd. in various capacities from 2006 until 2012. He most recently served as Assistant Vice President, Global Legal from 2011 to 2012 during which he oversaw Transocean’s worldwide legal operations. Prior to serving in this role, he served from 2009 to 2011 as the General Counsel for Transocean’s Europe and Africa Business Unit, Associate General Counsel and Corporate Secretary from 2007 to 2009, and Legal Counsel, Corporate and Securities from 2006 to 2007. Prior to joining Transocean in 2006, Mr. Earle worked as a Corporate and Securities associate at the law firm of Baker Botts L.L.P. in Houston, Texas after beginning his career with the law firm of Wilson, Sonsini, Goodrich & Rosati, P.C.
Ms. Ware was appointed as Senior Vice President and Chief Administration Officer in May 2014. She previously served as our Senior Vice President, Administration since December 2009. She joined us in August 2007 as Vice President of Global Human Resources. Prior to joining the Company, Ms. Ware was Vice President, Human Resources for BHP Billiton Petroleum from 2006 to 2007. Prior to joining BHP Billiton, Ms. Ware was Vice President Human Resources, Worldwide for Hanover Compressor Company from 2002 to 2006. Prior to 2002, Ms. Ware served for 20 years in a variety of roles as a human resources professional with BP.

BRISTOW GROUP INC. – 2016 Proxy Statement – 17

Ms. Ware’s duties and responsibilities at BHP Billiton and Hanover included management and oversight of all Human Resource activities and personnel at those companies.
Mr. Allman was appointed as Vice President and Chief Accounting Officer effective May 2016. He previously served as our Vice President, Chief Accounting Officer and Controller since November 2010. He joined us as Director of Financial Reporting in March 2006. In August 2007 he was promoted to Corporate Controller and was subsequently elected Chief Accounting Officer in April 2009. From September 2002 to March 2006, Mr. Allman worked as Financial Reporting Manager for Nabors Industries Ltd., a drilling and well servicing company. A Certified Public Accountant, Mr. Allman previously worked in public accounting as an Audit Manager with KPMG after beginning his career with Arthur Andersen LLP.

BRISTOW GROUP INC. – 2016 Proxy Statement – 18

SECURITIES OWNERSHIP

Holdings of Principal Stockholders
The following table shows certain information with respect to beneficial ownership of our common stock held by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class (1)
Ariel Investments, LLC................................................................................................ 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	9,801,510 (2)	28.02%

BlackRock, Inc............................................................................................................. 55 East 52nd Street New York, NY 10022	3,450,126 (3)	9.86%
Boston Partners............................................................................................................ One Beacon Street, 30th Floor Boston, MA 02108	3,345,886 (4)	9.57%
Caledonia Investments plc........................................................................................... 2nd Floor, Stratton House 5 Stratton Street London, England W1J 8LA	2,824,283 (5)	8.07%
Dimensional Fund Advisors LP.................................................................................... Building One 6300 Bee Cave Road Austin, TX 78746	2,813,270 (6)	8.04%
The Vanguard Group - 23-1945930.............................................................................. 100 Vanguard Blvd. Malvern, PA 19355	2,616,467 (7)	7.48%

(1)	Percentage of the 34,976,743 shares of common stock of the Company outstanding as of March 31, 2016.

(2)
According to a Schedule 13G/A filed on April 8, 2016 with the Securities and Exchange Commission, Ariel Investments, LLC (“Ariel”), in its capacity as an investment advisor, may be deemed to beneficially own all of these shares. Ariel has sole dispositive power over all of these shares and sole power to vote 9,163,013 of these shares. The Schedule 13G/A states that Ariel’s adviser clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all securities reported in the Schedule 13G/A. It further states that Ariel Fund and Ariel Appreciation Fund, each a series of Ariel Investment Trust, an open-end management investment company, have an economic interest in more than 5% of the subject securities in the Schedule 13G/A.

(3)
According to a Schedule 13G/A filed on January 25, 2016 with the Securities and Exchange Commission, BlackRock, Inc. has sole voting power with respect to 3,366,161 of such shares and sole dispositive power with respect to 3,450,126 of such shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares of common stock, and no one person’s interest in such shares of common stock is more than 5% of the total outstanding shares of common stock.

(4)
According to a Schedule 13G filed on February 11, 2016 with the Securities and Exchange Commission, Boston Partners has sole voting power with respect to 2,829,828 of such shares, shared power to vote or to direct the vote of 19,977 of such shares and sole dispositive power with respect to 3,345,886 of such shares. It further states that, to the knowledge of Boston Partners, no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares of common stock which represents more than 5% of the outstanding shares of the common stock referred to in Item 4(b) of such Schedule 13G.

(5)
According to a Schedule 13D filed on November 19, 2015, as amended by a Schedule 13D/A filed on February 18, 2016 with the Securities and Exchange Commission (and updated based on developments known to the Company and a Form 13F filed on April 13, 2016 with the Securities and Exchange Commission), (i) Caledonia Investments plc (“Caledonia”) has sole voting power and sole dispositive power with respect to all of such shares, and (ii) Cayzer Trust Company Limited (“Cayzer Trust”) may be deemed to control Caledonia given its direct holdings of 35.51% of the outstanding capital stock of Caledonia. The Schedule 13D/A states that to the extent that, by virtue of the relationships described in Item 2 of Schedule 13D, Cayzer may be deemed to share indirect beneficial ownership of the shares of the common stock of the Company owned directly by Caledonia, Cayzer expressly disclaims all such beneficial ownership.

BRISTOW GROUP INC. – 2016 Proxy Statement – 19

(6)
According to a Schedule 13G/A filed on February 9, 2016 with the Securities and Exchange Commission, Dimensional Fund Advisors LP (“DFA”) has sole dispositive power with respect to and, may beneficially own, all such shares. DFA has sole voting power with respect to 2,786,477 of such shares. DFA, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of DFA may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all of such shares of common stock reported above are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

(7)
According to a Schedule 13G/A filed on February 10, 2016 with the Securities and Exchange Commission, The Vanguard Group - 23-1945930 (“Vanguard”) has sole voting power with respect to 43,969 of such shares, shared voting power with respect to 2,100 of such shares, sole dispositive power with respect to 2,572,498 of such shares, and shared dispositive power with respect to 43,969 of such shares.

BRISTOW GROUP INC. – 2016 Proxy Statement – 20

Holdings of Directors, Nominees and Executive Officers
The following table shows how many shares (i) each of our directors, (ii) each of our Named Executive Officers included in the Summary Compensation Table on page 43 of this proxy statement and (iii) all of our directors and executive officers as a group beneficially owned as of June 9, 2016:

Name (1)	Shares Directly Owned as of June 9, 2016 (2)	Options Exercisable on or prior to August 9, 2016	Total Shares Beneficially Owned (3)	Percent of Class (4)
K. Jeremy Akel	4,000	64,505	68,505	*
Chet Akiri	—	20,555	20,555	*
Thomas N. Amonett	11,611	8,125	19,736	*
Jonathan E. Baliff	42,798	116,612	159,410	*
John H. Briscoe	21,589	62,736	84,325	*
Stephen J. Cannon	6,486	—	6,486	*
Michael A. Flick	20,000	—	20,000	*
Lori A. Gobillot	5,861	—	5,861	*
Ian A. Godden	26,473	—	26,473	*
David C. Gompert	5,605	—	5,605	*
Stephen A. King (3)	—	—	2,824,283	8.1%
Thomas C. Knudson	47,764	—	47,764	*
Mathew Masters (3)	—	—	2,824,283	8.1%
L. Don Miller	10,385	42,274	52,659	*
Biggs C. Porter (5)	—	—	—	—
Bruce H. Stover	11,510	—	11,510	*
Hilary S. Ware	28,317	77,945	106,262	*
All directors and executive officers as of June 21, 2016 as a group (17 persons) (3)	227,059	326,243	3,377,585	9.6%

*	Less than 1%.

(1)	The business address of each director and executive officer is 2103 City West Blvd., 4th Floor, Houston, Texas 77042.

(2)	Excludes unvested restricted stock over which the holders do not have voting or dispositive powers.

(3)
Because of the relationship of Messrs. King and Masters to Caledonia, Messrs. King and Masters may be deemed indirect beneficial owners of the 2,824,283 shares of common stock owned by Caledonia (see “Securities Ownership - Holdings of Principal Stockholders”). Pursuant to applicable reporting requirements, Messrs. King and Masters are reporting indirect beneficial ownership of the entire amount of our securities owned by Caledonia but they disclaim beneficial ownership of such shares.

(4)
Percentages of our common stock outstanding as of June 9, 2016, adjusted for each Named Executive Officer, executive officer and director to include such Named Executive Officer’s, executive officer’s and director’s total shares beneficially owned as of such date.

(5)	Mr. Porter was appointed to our Board effective as of June 14, 2016.

BRISTOW GROUP INC. – 2016 Proxy Statement – 21

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This section of the proxy statement provides information regarding our executive compensation program for fiscal year 2016 for (i) our Chief Executive Officer and our Chief Financial Officer, (ii) each of our three most highly compensated executive officers, other than our Chief Executive Officer and our Chief Financial Officer, who were executive officers of the Company as of March 31, 2016 (our fiscal year end), and (iii) our former Chief Financial Officer who served in such position during a portion of fiscal year 2016 before tendering his resignation from the Company in August 2015. For fiscal year 2016, these individuals were our “Named Executive Officers” (or “NEOs”) and consisted of the following:

Our Named Executive Officers
Name	Title
Jonathan E. Baliff	President and Chief Executive Officer
L. Don Miller (1)	Senior Vice President and Chief Financial Officer
Chet Akiri	Senior Vice President, Operations and Chief Commercial Officer
Hilary S. Ware	Senior Vice President and Chief Administration Officer
John H. Briscoe (1)	former Senior Vice President and Chief Financial Officer
K. Jeremy Akel (2)	former Senior Vice President and Chief Operating Officer

(1)	Mr. Miller became our Senior Vice President and Chief Financial Officer effective immediately following the resignation of Mr. Briscoe as an officer on August 14, 2015.

(2)	Mr. Akel departed the Company on April 18, 2016.
This section of the proxy statement is divided into the following four subsections:

•	Executive Summary;

•	About Our Executive Compensation Program – Our Compensation Philosophy and Peer Groups;

•	How Compensation Is Delivered; and

•	Executive Compensation Program Governance.
You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our NEOs (see “Item 2 – Advisory Approval of Executive Compensation” on page 56), as it contains information that is relevant to your voting decision.

Key Compensation Decisions

•
Base salaries were frozen for all NEOs (other than Mr. Miller whose base salary increased in August 2015 in connection with his promotion to Senior Vice President and Chief Financial Officer of the Company) for each of fiscal year 2016 and fiscal year 2017.

•
As part of our company-wide cost reduction efforts, our Compensation Committee cancelled and terminated the Company’s annual incentive cash compensation plan for fiscal year 2016, elected not to exercise its discretion to grant other awards outside of such annual incentive cash compensation plan and did not make any other changes to the compensation of management to replace the cancelled annual incentive awards for fiscal year 2016.

BRISTOW GROUP INC. – 2016 Proxy Statement – 22

•
The fiscal year 2016 long-term incentive equity and performance cash awards granted to management, including NEOs, on June 4, 2015 had a realizable value[1] at March 31, 2016 equal to 10.7% of the grant date value, reflecting declines in our stock price over the course of fiscal year 2016.

•
The Stock Ownership Guidelines were expanded to include a maintenance requirement pursuant to which an officer or director who has satisfied the applicable initial holding requirement may only sell shares of the Company if, immediately after such sale, the market value of the officer’s or director’s remaining stock, including unvested restricted stock and restricted stock units, will be at least equal in value to the applicable holding requirement at such time.

Executive Summary
The oil and gas business environment experienced a significant downturn during fiscal years 2015 and 2016. Brent crude oil prices declined from approximately $106 per barrel at July 1, 2014 to $37 per barrel at March 31, 2016. The oil price decline has negatively impacted the cash flow of our clients and has resulted in their implementation of measures to reduce their operating and capital costs in calendar years 2015 and 2016 compared to 2014 levels, which has resulted in reduced demand for oil and gas transportation services.
Despite our successful efforts through the current downturn to preserve our revenues and margins through diversification into other lines of service such as search and rescue (SAR), fixed wing and unmanned air vehicles (UAV), our stock price has remained highly correlated with the market price of oil. As shown below, our share price over the past three years has closely tracked the decline in oil prices.

BRS vs. Oil Price - Historical Performance

$140
$120
$100
$80
$60
$40
$20
$-
Oil Price (NYMEX)
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
Bristow (BRS)
3/31/2013
6/30/2013
9/30/2013
12/31/2013
3/31/2014
6/30/2014
9/30/2014
12/31/2014
3/31/2015
6/30/2015
9/30/2015
12/31/2015
3/31/2016
Oil (Brent)
BRS

We continue to seek ways to operate more efficiently in this difficult market and work with our clients to improve the efficiency of their operations within our strategic objective of operational excellence. We achieved approximately $150 million in cost reductions in fiscal year 2016 relative to our original fiscal year 2016 operating plan by proactively implementing operating cost initiatives, and further cost reductions, cash savings and capital deferrals are either already in effect or planned for fiscal year 2017.

1 Realizable value as of March 31, 2016 was equal to the sum of (i) the product of the number of restricted stock units granted to management on June 4, 2015 multiplied by the Company’s closing stock price of $18.92 on March 31, 2016, plus (ii) $0, reflecting that the $58.17 exercise price of the stock options granted on June 4, 2015 was higher than the Company’s closing stock price of $18.92 on March 31, 2016, plus (iii) $0, reflecting the Company’s TSR performance ranking as compared to the Simmons Group (as defined below) as of March 31, 2016.

BRISTOW GROUP INC. – 2016 Proxy Statement – 23

As described above, our Compensation Committee cancelled and terminated the Company’s annual incentive cash compensation plan for fiscal year 2016 and did not replace such cancelled annual incentive awards with other compensation. We also implemented a management-recommended freeze on the base salaries of all of our management, including our NEOs (other than Mr. Miller whose base salary increased in August 2015 in connection with his promotion to Senior Vice President and Chief Financial Officer of the Company), for fiscal years 2016 and 2017, which also affects each such employee’s and NEO’s awards under the Company’s LTIP and annual incentive cash compensation plan, given that awards issued under both programs are calculated as a percentage of base compensation.
The Simmons Offshore Transportation Services Group (the “Simmons Group”) is our peer group for purposes of measuring the Company’s TSR, which is used by our Compensation Committee to calculate the payout for our long-term performance cash awards. In order to demonstrate the alignment of CEO pay relative to our performance against the Simmons Group, we compared (a) CEO realizable pay as a percent of target total direct compensation for the three-year period from April 1, 2013 to March 31, 2016 to (b) our TSR performance relative to the Simmons Group over the same period. Realizable pay includes base salary, actual annual incentive awards earned, actual long-term cash awards earned for performance during the period, and the intrinsic value of restricted stock units and stock options granted during the period, valued as of March 31, 2016. For purposes of calculating CEO pay, we used the compensation paid to our former Chief Executive Officer, William E. Chiles, for fiscal year 2014 and to Mr. Baliff for fiscal years 2015 and 2016. The following chart highlights that our focus on pay for performance and emphasis on long term incentives aligns the interests of management with those of our stockholders, even in a downturn:

200%
100%
0%
CEO Realizable Pay As a Percent of Target
BRS
Realizable pay
35% below target
60th
Percentile
performance
Performance
Above Median
Realizable Pay
Below Target
50th
Percentile
100th
Percentile
Bristow TSR Performance vs. Performance Peers FY 2014 - FY 2016

The Relationship Between Our Fundamental Philosophy, Long-Term Strategy and Executive Compensation Program
We are the leading provider of industrial aviation services offering transportation, search and rescue and aircraft support services, including helicopter maintenance and training, to government and civil organizations worldwide. We believe in living and working in the “Bristow Way” which we believe defines us as an organization and as people. In short, the “Bristow Way” is epitomized by our fundamental philosophy: “We are Bristow: Lifting the world, Creating what’s possible, Doing it for you.” We strive to build on our heritage of providing the safest and most efficient helicopter services and aviation support worldwide while providing industry-leading value to our clients, fellow employees and stockholders. We live our core values of safety, teamwork, integrity, excellence, fulfillment and profitability. Our top core value of safety is reflected in our “Target Zero” culture, which is our shared commitment to zero accidents, zero harm to people and zero harm to the environment. Our strategic objectives are organized around client success,

BRISTOW GROUP INC. – 2016 Proxy Statement – 24

exceptional people, operational excellence and profitable growth, each of which supports our long-term strategy of diversifying to become the leading global industrial aviation services provider.
Our executive compensation program is designed to support and reinforce this long-term strategy and each of our strategic objectives while at the same time aligning the interests of our management with those of our stockholders. Our primary compensation principle, pay for performance, supports this objective. For example, our annual incentive awards include key performance indicators in the areas of safety and Bristow Value Added (BVA) that tie directly to our strategic objectives in the areas of operational excellence and profitable growth, respectively. BVA is a customized financial performance metric that measures our returns relative to our cost of capital. Our BVA metric is based on gross cash flow rather than an income measure, which we believe closely aligns the interests of our management through the annual incentive cash compensation plan with the interests of our stockholders. We also believe that BVA is a more meaningful measure of short-term financial performance of the Company than other measures such as TSR, earnings per share or return on capital invested because BVA is a cash-based measure that ties our annual incentive awards to year-over-year performance. Additionally, satisfying our objectives in the areas of client success and exceptional people is designed to have a direct positive impact on BVA and reward our executive officers through the individual element of our annual incentive cash compensation plan. Finally, our long-term incentives focus on delivering strong stockholder returns over time, which tie directly to our growth objective and further align the interests of our management with those of our stockholders.

Our Fundamental Philosophy and Strategic Objectives, underpinned by our Core Values, drive our Executive Compensation Program

Our Fundamental Philosophy		Our Long-Term Strategy, Strategic Objectives and FY2017 Action Plan		Our Executive Compensation Program
We are Bristow Lifting the world Creating what’s possible Doing it for you	➧
Our long-term strategy:
Diversify to become the leading global industrial aviation services provider

Our strategic objectives:
profitable growth,
operational excellence,
client success and
exceptional people

Our fiscal year 2017 Action Plan:
1. Global safety improvement
2. Cost and efficiency improvement
3. Prudent pursuit of opportunities

➧
•    Safety performance is a key measure of operational excellence and client success in our annual incentive cash compensation plan.
•    BVA measures operational excellence and profitable growth and is directly impacted by achievement of objectives around client success and exceptional people.
•    Discretionary component of our annual incentive award determination recognizes individual contributions to BVA, safety performance and operational excellence.
•    Long-term incentive compensation is the largest single component of our executives’ compensation – emphasizing focus on delivering profitable growth through strong stockholder returns over time.

Our Core Values: Safety, Quality, Teamwork, Integrity, Excellence, Fulfillment & Profitability govern and underpin all we do.
Through our annual and long-term incentives, the Compensation Committee seeks to incentivize prudent financial growth and strong individual performance in the areas of value realization to our clients, a strong sense of commitment and ownership in our people, and continuous improvement in the safe execution of our operations.

BRISTOW GROUP INC. – 2016 Proxy Statement – 25

Key Characteristics of our Executive Compensation Program Aligned with Stockholder Interests
We design our executive compensation program to be performance driven, competitive with the market and responsibly governed to mitigate excessive risk-taking.

Strong Alignment with Stockholders (What We Do)
✓
Pay for Performance. We place a heavy emphasis on variable pay with approximately 82% of the value of NEO pay contingent upon a combination of financial and operational performance and growth in long-term stockholder value.
✓
Performance-Based Long-Term Incentives. We use performance-based long-term incentive awards for which value is contingent upon either stock price performance relative to the grant date, in the case of restricted stock units and stock options, or total stockholder return performance relative to other offshore transportation companies, in the case of performance cash.

✓	Stock Ownership Guidelines. We reinforce the alignment of stockholders and our executives and directors by requiring significant levels of stock ownership be met and subsequently maintained.
✓	Independent Oversight. The Compensation Committee is comprised of independent directors and engages the services of an independent compensation consultant and outside legal counsel.	✓
Comprehensive Risk Assessment. The Compensation Committee continually monitors compensation policies, programs and practices with their independent compensation consultant and outside counsel to ensure that they do not encourage excessive risk taking.

✓	Stockholder Engagement. We meet with large stockholders to discuss matters of interest.
✓
Clawback Policy. Individuals deemed to have violated our Code may lose a portion or all of their annual incentive award compensation as determined by the Compensation Committee on a case by case basis.
✓
Cap Annual Cash Incentive Awards and LTIP Awards. We cap annual cash incentive awards at a certain percentage of the executive’s base salary as well as LTIP awards as a total number of shares or cash, as applicable.

Sound Governance Principles (What We Do Not Do)
⦸	Tax Gross-ups. No excise tax gross-ups.	⦸	Guaranteed Bonuses. No guaranteed annual or multi‑year bonuses.
⦸	Repricing Stock Options. Prohibition on repricing of stock option awards.	⦸	Perquisites. No significant compensation in the form of perquisites for NEOs.
⦸	Pledging or Hedging Company Stock. Prohibitions on the pledging (unless our Chief Legal Officer consents to the pledge) or hedging of Company stock.	⦸	Dividend Equivalents. No dividend equivalents are paid prior to vesting of performance awards (and never on unearned portion of awards).
⦸
Automatic Base Salary Increases. The base salaries of our NEOs are reviewed annually and were not increased for fiscal years 2016 and 2017 due to a freeze of base salaries of all of our management, including our NEOs (except for Mr. Miller).
		⦸	Employment Agreements. The Compensation Committee discontinued entering into employment agreements with executive officers hired after June 2012.

Performance and Pay Highlights in Fiscal Year 2016
Despite the continued oil and gas market downturn in fiscal year 2016, we achieved the following significant accomplishments with respect to each of our strategic objectives in furtherance of the Bristow Way:
•    Profitable Growth

◦	Objective: Achieve outstanding stockholder return and increase year-over-year Bristow Value Added (BVA).

◦	Accomplishments

▪
Despite a year-over-year decrease in TSR caused primarily by the unfavorable impact of the oil and gas market downturn and changes in foreign exchange rates on our financial results during fiscal year 2016, we were able to maintain our financial leadership in the offshore transportation services industry by returning over $38 million to our stockholders through dividend payments in fiscal year 2016, complying with our bank financial covenants, and generating approximately $40 million in BVA, approximately $116 million in operating cash flow and $1.45 adjusted earnings per shares for fiscal year 2016.

▪
We took actions in fiscal year 2016 to fund our capital expenditure program, including our ongoing investment in our diversification strategy with the U.K. SAR contract described below, and to reinforce our strong liquidity position, including approximately $400 million in financings and the deferral of over $100 million of capital

BRISTOW GROUP INC. – 2016 Proxy Statement – 26

expenditures from fiscal year 2016 into future periods, resulting in approximately $360 million of total liquidity at March 31, 2016.

▪
We were proactive in implementing cost reduction initiatives that resulted in achieving approximately $150 million in cost reductions in fiscal year 2016 relative to our original fiscal year 2016 operating plan, including a 10% headcount decrease across the Company, termination and cancellation of our annual incentive awards for fiscal year 2016 and a management-recommended freeze on the base salaries of all of our management, including our NEOs (except for Mr. Miller whose base salary increased in August 2015 in connection with his promotion to Senior Vice President and Chief Financial Officer of the Company), for each of fiscal year 2016 and fiscal year 2017.

•    Operational Excellence

◦	Objective: Streamline and standardize operational processes and technology to ensure safety, efficiency and service.

◦	Accomplishments

▪
Fiscal year 2016 was a challenging year for the Company’s safety performance with a Total Recordable Injury Rate (TRIR) of 0.37 for our global rotary wing and fixed wing operations versus a TRIR of 0.19 for our rotary wing operations. We also suffered two Class A air accidents in Nigeria during fiscal year 2016 that resulted in fatal injuries to four passengers and two crew members.

▪
However, in the face of these tragic events, we have continued to strengthen our commitment to our Target Zero safety culture and improved operational reliability through a number of initiatives, many of which were underway before the accidents occurred;

▪	On January 20, 2016 our Global Service Center (GSC) launched, introducing a new integrated process for managing global Aircraft on Ground (AOG) events.

▪	During fiscal year 2016, we led a project in conjunction with HeliOffshore for the first industry-wide approach to the use and management of Health and Usage Management Systems (HUMS).
•    Client Success

◦	Objective: Consistently deliver on our commitment to our clients to increase their productivity and reduce their operational risks and costs.

◦	Accomplishments

▪
We responded to the market downturn with innovative ideas to reduce costs for our clients while growing global market share and preserving our revenues and margins through diversification into other lines of service such as search and rescue (SAR), fixed wing and unmanned air vehicles (UAV).

▪
In fiscal year 2013, Bristow Helicopters Limited was awarded a contract with the U.K. Department for Transport to provide public sector SAR services for all of the U.K. The U.K. SAR contract has a phased-in transition period that began in April 2015. We are currently operational at nine out of ten bases across the U.K. and expect to commence operations at the final base in fiscal year 2018.

▪
In service of our clients, we commenced fixed wing operations in Nigeria in September 2015. We are now able to offer “point-to-point” transportation services in four out of the five regions of the world in which we operate, leveraging our integrated rotary wing and fixed wing service model that is proving to add critical value to our customers through the market downturn.

▪
In February 2016, we invested in Sky-Futures, the leading provider of drone inspection data services for the oil and gas industry, which provides us with immediate access to the fast-growing UAV services business and bolsters our client offerings to include drone inspection services.

•    Exceptional People

◦	Objective: Foster a culture of accountability and innovation that promotes safety, integrity and exceptional performance.

◦	Accomplishments

▪	We developed and continue to implement a comprehensive series of labor strategies globally to address the impact of the oil price decline.

▪
We received an improved ranking for our leadership programs by CEO Magazine as compared to the prior fiscal year, and we were highly ranked in HR.com’s LEAD awards for the Best Global/International Leadership Program.

▪	In fiscal year 2016, our voluntary turnover rate was 8.9%, which was just below the Corporate Executive Board benchmark’s top performing quartile.

▪
We fostered a strong sense of accountability to our corporate community and pride in our Bristow brand through our Bristow Uplift charitable giving program through which we volunteered numerous hours, donated over

BRISTOW GROUP INC. – 2016 Proxy Statement – 27

$500,000 to 80 charitable organizations around the world and matched approximately $50,000 in charitable contributions made by our employees.

CEO Pay-At-A-Glance Decisions for Fiscal Years 2016 and 2017
In considering compensation for the Company’s Chief Executive Officer, Mr. Baliff, for fiscal year 2016, the Compensation Committee considered the current state of the market and the Company’s cost reduction program as well as a wide range of performance indicators, including: business and personal objectives achieved; contributions to major corporate results; development and leadership efforts affecting personnel; team building; demonstration of core values; client relations; operational execution and safety; and corporate total stockholder return performance compared to peers. The Compensation Committee also considered how our CEO’s vision and leadership have positioned the Company for consistent, sustainable long-term growth and profitability. In furtherance of the Company’s continuing cost reduction program, the Compensation Committee cancelled and terminated any annual cash incentive award from our CEO’s and each other employee’s compensation package for fiscal year 2016, elected not to exercise its discretion to grant other awards outside of the annual incentive cash compensation plan for fiscal year 2016 and did not make any other changes to the compensation of our CEO or other management to replace the cancelled annual incentive awards for fiscal year 2016. Peer group data for comparative compensation was considered and the Compensation Committee determined that the final compensation framework for our CEO was consistent with industry results where similar performance results had been achieved.
In summary, the Compensation Committee maintained Mr. Baliff’s annual salary of $700,000, approved no annual cash incentive award for fiscal year 2016 per the cancellation and termination of the Bristow Group Inc. Fiscal Year 2016 Annual Incentive Compensation Plan (the “2016 Plan”), approved a target bonus opportunity of 100% and maximum bonus opportunity of 250% for fiscal year 2017 under the Bristow Group Inc. Fiscal Year 2017 Annual Incentive Compensation Plan (the “2017 Plan”) and approved a long term incentive award for fiscal year 2017 equal in value to $3,290,000 that was divided evenly on a value basis among performance cash (at target), stock options and restricted stock units. As further described in the “Fiscal Year 2017 LTIP Awards” section of this proxy statement, the stock options and restricted stock units that were granted on June 7, 2016 to Mr. Baliff and all other award recipients were made expressly subject to and contingent upon stockholder approval of the amended and restated LTIP at the Annual Meeting.
The chart below further demonstrates the alignment of Mr. Baliff’s compensation with stockholder interests by comparing target compensation for fiscal year 2016 with his realizable compensation for the fiscal year.

CEO Realizable Pay Comparison

$5,072,258
Performance Cash $1,233,333
Restricted Stock Units $1,218,894
Stock Options $1,220,031
Annual Cash Incentive $700,000
Base Salary $700,000
$1,811,353
Performance Cash $714,903
Restricted Stock Units $396,450
Base Salary $700,000
Grant Date (Target) Pay
Realizable Pay

Component of Pay	Target Pay - Definition	Realizable Pay - Definition
Base Salary	Actual Salary Paid in FY 2016	Actual Salary Paid in FY 2016
Annual Cash Incentive	Target Opportunity for FY 2016	Actual Cash Incentive Award Paid for FY 2016 ($0)
Stock Options	Grant Date Value of FY 2016 Grant	Intrinsic Value of FY 2016 Grant at March 31, 2016 ($0)
Restricted Stock Units	Grant Date Value of FY 2016 Grant	Face Value of FY 2016 Grant at March 31, 2016
Performance Cash	Target Cash Payout of FY 2016 Grant	Actual Cash Payout for FY 2014 Grant for Performance Through March 31, 2016

BRISTOW GROUP INC. – 2016 Proxy Statement – 28

Response to FY2015 Say on Pay Results and FY2016 Compensation Program
At our 2015 Annual Meeting, 97.6% of our stockholders who cast a vote for or against the proposal approved the advisory resolution on the compensation of our named executive officers. We carefully consider the input from stockholders and review our programs to ensure that they continue to reflect best practices and continue to align the interests of our management with those of our stockholders. In addition, the Company routinely engages with investors to understand their issues and perspectives on the Company, including executive compensation practices. In light of this strong stockholder support and the Committee’s view that our compensation program is properly aligned with stockholder interests and each of our strategic objectives outlined by the Bristow Way, the Committee elected to not make any structural changes to the program for fiscal year 2016.

About Our Executive Compensation Program - Our Compensation Philosophy and Peer Groups

Our Compensation Philosophy
The Compensation Committee believes strongly in linking executive pay directly to our strategic objectives of profitable growth and operational excellence in order to further align the interests of Company management with our stockholders. Approximately 82% of our NEO pay is contingent upon our financial and operational performance and growth in long-term stockholder value. Accordingly, if such performance is not achieved, the base salary for each of our NEOs can represent up to 100% of compensation in any given year when incentives do not pay out or long-term incentive awards either have not yet vested or have no value. However, the general mix of compensation for target-level performance in the annual incentive cash compensation plan, plus the expected value of long-term compensation grants in fiscal year 2016, used by the Compensation Committee for our CEO and our other NEOs was as follows with a degree of variation by individual executive (it is important to note that the actual and relative mix of pay received by each of our NEOs can vary significantly based on company financial performance, safety performance, stock price performance and the NEO’s individual performance):

Significant Majority of NEO Pay Variable and Long Term Incentive Based

CEO*

Fixed
14%
Salary
14%
Bonus
14%
Stock Options
24%
Performance
Cash
24%
Restricted Stock
24%
Variable
86%
Short-term 28%
Long-term 72%

Other NEOs

Fixed
21%
Salary
21%
Bonus
14%
Stock Options
22%
Performance
Cash
22%
Restricted Stock
21%
Variable
79%
Short-term 35%
Long-term 65%

* CEO compensation targets with respect to Mr. Baliff for fiscal year 2016.

Compensation Benchmarking
We are always competing for the best talent with our direct industry peers and with the broader market. Consequently, our Compensation Committee (with the assistance of its independent compensation advisers) regularly reviews the market data, pay practices and ranges of specific peer companies to ensure that we continue to offer relevant and competitive executive pay packages each year. Our Compensation Committee generally targets the 50th percentile for our executive pay packages, subject to adjustments based on individual experience, expertise and performance. As discussed further below, our Compensation Committee engages Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant. The following table sets forth each of the data points that

BRISTOW GROUP INC. – 2016 Proxy Statement – 29

our Compensation Committee uses in analyzing the competitiveness of our executive pay packages. In combination, these data points help to define our “competitive market” for executive compensation.

Survey and Proxy Peer Group Data	Description
Oilfield Services Industry Proxy Peers (our “Proxy Peer Group”)
Represents a select group of comparable companies within the oilfield services industry that have global operations, are based in or have a significant presence in Houston, Texas, and are of a comparative size (from a global revenues perspective) to the Company. This group provides a direct comparison to NEOs at companies with which we compete for talent.

Oilfield Services Industry Survey
Multiple surveys reflecting compensation among oilfield services companies with revenues comparable to Bristow. These surveys provide industry-specific reference-point from a broader sample of companies and positions than those included in our Proxy Peer Group

General Industry Survey	Represents companies with revenues similar to Bristow across all industries to provide additional perspective on the broader market within which we compete for talent
As of the Record Date, our Proxy Peer Group referenced in the table above included each of the sixteen companies listed below in decreasing order of global revenues for the most recently ended fiscal year for each such company. Dresser-Rand Group Inc. was removed from our prior peer group due to its acquisition by Siemens in June 2015.

Proxy Peer Group
Company	Revenue (in millions)	Company	Revenue (in millions)
Ensco plc	$4,063	Atwood Oceanics, Inc.	$1,396
Noble Corporation plc	$3,352	Oil States International, Inc.	$1,100
McDermott International, Inc.	$3,070	Forum Energy Technologies, Inc.	$1,074
Oceaneering International, Inc.	$3,063	SEACOR Holdings Inc.	$1,055
Superior Energy Service, Inc.	$2,775	Tidewater Inc.	$979
Diamond Offshore Drilling, Inc.	$2,419	Core Laboratories NV	$798
Kirby Corporation	$2,148	Helix Energy Solutions Group, Inc.	$696
Rowan Companies plc	$2,137	Newpark Resources, Inc.	$677
		Bristow FY 2016 Global Revenues	$1,716
		Proxy Peer Group Median	$1,766

Our Performance Peer Group
For purposes of measuring the Company’s TSR, which is used by the Compensation Committee to calculate the payout for our long-term performance cash awards (see pages 35 – 37 for more details regarding our Long-Term Incentive Awards), the Compensation Committee uses the Simmons Group. While we do not necessarily compete for executive talent with each of the companies within the Simmons Group, the Simmons Group provides the Compensation Committee with an independently selected group of public companies from the offshore transportation services industry against which to measure TSR performance. As of the Record Date, the following ten companies were included in the Simmons Group:

Simmons Group
Bourbon S.A.	Hornbeck Offshore Services, Inc.
DOF ASA	Kirby Corporation
ERA Group Inc.	Seacor Holdings Inc.
Farstad Shipping ASA	Solstad Offshore ASA
Gulfmark Offshore Inc.	Tidewater Inc.

BRISTOW GROUP INC. – 2016 Proxy Statement – 30

How Compensation is Delivered

Key Compensation Components
The compensation of our executives is separated into the following three key components that are described in more detail below: (1) base salary, (2) annual incentive cash compensation, and (3) long‑term equity and performance cash incentives.
1. Base Salary
The Compensation Committee generally targets base salaries of our executive officers within the median range of the marketplace for executives with similar responsibilities. The Compensation Committee considers the competitive market data noted above when setting base salary. Salary adjustments have been typically made in June of each year and are based on the individual’s experience and background, the general movement of salaries in the marketplace, the Company’s financial performance and a qualitative assessment of the individual’s performance by his or her immediate supervisor, or in the case of the Chief Executive Officer, by the Compensation Committee. In addition to its assessment of the Chief Executive Officer’s performance, the Compensation Committee reviews the performance evaluations provided by the Chief Executive Officer for each of the Company’s other executive officers. In response to the market and individual performance data, the Compensation Committee may elect to provide an executive officer with a base salary that is above, at or below the market median at any point in time.
Fiscal Year 2016 and Fiscal Year 2017 Base Salaries
In June 2015, management recommended and the Compensation Committee agreed to freeze the base salaries of all of our management, including our NEOs (except for Mr. Miller whose base salary was increased in August 2015 in connection with his promotion to Senior Vice President and Chief Financial Officer of the Company), together with a freeze of all promotions and hiring for fiscal year 2016, subject to certain rare exceptions. In June 2016, the Compensation Committee, after considering the Company’s cost reduction program, updated market survey and Proxy Peer Group data provided by Pearl Meyer, individual performance evaluations for each of our executive officers and the experience and background of each of our executive officers, maintained the base salaries of Mr. Baliff and each of our other NEOs.

Named Executive Officer	Base Salary Prior to June 1, 2015	Base Salary Effective June 1, 2015	Base Salary Effective June 1, 2016
Jonathan E. Baliff	$700,000	$700,000	$700,000
L. Don Miller (1)	$300,000	$400,000	$425,000
Chet Akiri	$400,000	$400,000	$400,000
Hilary S Ware	$412,298	$412,298	$412,298
John H. Briscoe (2)	$425,000	$425,000	–
K. Jeremy Akel (3)	$439,189	$439,189	–

(1)
Mr. Miller was promoted to Senior Vice President and Chief Financial Officer of the Company effective August 14, 2015, at which time his base salary was increased in connection with his promotion from $400,000 to $425,000.

(2)	Mr. Briscoe left the employ of the Company effective August 14, 2015.

(3)	Mr. Akel departed the Company on April 18, 2016.
2. Annual Incentive Cash Compensation
The Company maintains an annual incentive cash compensation plan to reward selected executive officers and other employees for their contributions to the performance of the Company by achieving specific financial and safety goals and key individual objectives. Awards under the annual incentive cash compensation plan are determined based on specified performance standards, which we refer to as Key Performance Indicators (“KPIs”). For fiscal year 2016, these KPIs related specifically to safety, financial and individual performance. The Compensation Committee monitors the target award levels and variances to assure their competitiveness and that they are consistent with compensation strategy for incentives and for total compensation without encouraging excessive risk-taking. Our KPIs typically incorporate certain metrics that are based on our publicly reported financial results. In fiscal year 2016, the Compensation Committee set KPI levels for the annual incentive awards shortly after the end of the prior fiscal year and after the budget for the next fiscal year was approved by our Board.

BRISTOW GROUP INC. – 2016 Proxy Statement – 31

The Compensation Committee established on June 4, 2015 a minimum performance objective for officers of the Company set forth in the Supplement to the 2016 Plan (which was disclosed in our Form 8-K filed on June 9, 2015), which objective was positive earnings before interest, taxes, depreciation and amortization for any fiscal quarter during fiscal year 2016 commencing with the fiscal quarter commencing July 1, 2015. If the minimum performance objective was not satisfied, our officers would not have been entitled to any award under the 2016 Plan.
The KPIs for our annual incentive awards are designed to support and reinforce how we act as a company and individuals and to align with each of our strategic objectives in furtherance of the Bristow Way. Threshold KPI levels and the minimum performance objective described above must be achieved in order to receive any payout under the annual incentive cash compensation plan. Participants may earn up to as much as 250% of their annual incentive targets in the event of performance substantially exceeding the preset targets. Annual incentive compensation awards are paid in cash.
Our KPIs for fiscal year 2016 for our annual incentive cash compensation continued to focus on the areas of safety, financial and individual performance with the same relative weightings as were used for fiscal year 2015.

•
Bristow Value Added (BVA) (50%) – For purposes of measuring our strategic objectives of operational excellence and profitable growth, we have used since fiscal year 2012 a customized measure of financial performance called Bristow Value Added (BVA) that is described in more detail below. In fiscal year 2016, the Company achieved total BVA of approximately $40.4 million representing a year-over-year decline in BVA of approximately $59.2 million. As for the BVA portion of our incentive award for fiscal year 2016, our KPI levels and actual BVA results were as follows:

	Year-Over-Year Change in BVA (in millions)	BVA Performance Score
Threshold Level	(37.6)	0.00
Expected Level	0.0	0.50
Maximum Level	75.2	1.50
FY 2016 Actual	(59.2)	0.00

BVA is a financial performance measure customized for the Company to measure gross cash flow (after tax operating cash flow) less a charge for the capital employed. We believe that the BVA metric aligns the interests of our management with the interests of our stockholders and also encourages management actions that increase the long-term value of the

BRISTOW GROUP INC. – 2016 Proxy Statement – 32

Company through diversification and capital redeployment. For purposes of calculating BVA, we employ the following concepts:

◦
Gross cash flow is total revenue, less total operating expense (excluding depreciation and amortization) plus rent expense for the period less taxes, plus or minus an adjustment for the proportional consolidation of any large strategic equity investment’s gross cash flow (e.g., Lider) and excluding special items, if any.

◦
Gross operating assets is a measure of the gross tangible assets deployed into the business to generate the Company’s gross cash flow. Gross operating assets include net working capital (excluding cash), gross property, plant and equipment (including the fleet), other non-current tangible assets, capitalized operating leases and an adjustment for the gain or losses on the sale of aircraft. Gross operating assets will also be adjusted for the proportional consolidation of any large strategic equity investment’s gross operating assets.

◦
The annual required return is fixed at 10.5% (2.625% per quarter). The capital charge is calculated quarterly based on the ending balance and the full year’s capital charge is the sum of the four quarters. The capital charge is defined as gross operating assets times the required return.

◦
Adjustment at the time of sale of a non-core strategic equity investment (“SEI”) equal to the after-tax gain (loss) on sale of an equity investment by the required return such that the resulting change in BVA is reflective of the perpetual value generation (destruction) from the non-core SEI realized at the time of sale.

We implemented BVA to enhance our focus on the returns we deliver across our organization. Improvement in BVA has been the primary financial measure in our annual incentive cash compensation plan since fiscal year 2012, aligning the interests of management with stockholders.
Neutral year-over-year BVA performance (as adjusted for new goodwill and intangibles) results in a performance score of 0.50 and payout for this KPI at target. Year-over-year improvements in BVA result in increases to the performance score up to a maximum of 1.50 and declines in BVA result in decreases to the performance score on a straight-line basis down to a minimum of zero.

•
Safety (25%) – Safety continues to be the key component of our strategic objectives of operational excellence and client success and the cornerstone of our “Target Zero” culture. For fiscal year 2016, our safety KPI levels for our executive officers and actual results were as follows:

	TRIR	TRIR Performance Score	Air Accidents		Air Accidents Performance Score
			Class “A”	Class “B”
Threshold Performance Level	0.24	0.050	0	2	0.050
Expected Performance Level	0.20	0.125	0	1	0.125
Maximum Performance Level	0.14	0.250	0	0	0.250
FY 2016 Actual	0.37	0.000	2	0	0.000
As set forth above, our KPIs for safety performance in fiscal year 2016 included (i) consolidated Total Recordable Injury Rate (“TRIR”), which is a measure of the number of qualifying injuries per 200,000 labor hours, for the fiscal year compared to a preset target, and (ii) consolidated Air Accidents (“AA”), which is a measure of aircraft accidents that accounts for the severity of any damage or injuries sustained during such events, for the fiscal year compared to a preset target.
The TRIR and AA performance is measured at the consolidated corporate level, which includes Bristow Academy, U.K. SAR operations, Eastern Airways and Airnorth. The Bristow Safety Review Board was formed in June 2014 in order to establish best practices in safety and to create an independent review body when classifying accidents. The Bristow Safety Review Board is composed of four members, including an independent safety expert from outside of the Company who is not a participant under the Company’s annual incentive cash compensation plan and has no compensation impacted by the classification of any incident. The Bristow Safety Review Board meets at least once each quarter to review safety incidents and accidents that potentially impact the safety portion of the annual incentive cash compensation plan. The final classification of all aircraft accidents and fatalities are subject to the recommendation of the Bristow Safety Review Board with final review and certification to be made by the Compensation Committee at its sole discretion.
If any business was acquired and consolidated or otherwise disposed of by the Company during fiscal year 2016, the award levels for TRIR applicable to the NEOs for fiscal year 2016 would be adjusted on a prorated basis for TRIR attributable to such business. For fiscal year 2016, in the event the Company’s administrative, ground or air operations (including the

BRISTOW GROUP INC. – 2016 Proxy Statement – 33

operations of Bristow Academy, U.K. SAR operations, Eastern Airways and Airnorth) resulted in a fatality, all 2016 Plan participants, including each of the Company’s executive officers and not just 2016 Plan participants located where the fatality occurred, would not receive any compensation for the safety portion of their respective incentive awards. If during fiscal year 2016, our operations resulted in a Permanent Total Disability Case (as defined in the 2016 Plan) for any employee, passenger, bystander or anyone involved in such operations, the TRIR portion of the annual incentive award would be eliminated. Additionally for fiscal year 2016 and as demonstrated above, in the event the Company’s air operations resulted in any Class “A” accident or more than two Class “B” accidents, the portion of any incentive award attributable to the safety performance component of AA would be zero for all of the Company’s corporate employees, including each of the Company’s executive officers, as well as 2016 Plan participants in all consolidated parts of the Company (including Bristow Academy and U.K. SAR operations), not just the part of the Company in which the Class “A” accident or Class “B” accidents occurred.
Fiscal year 2016 was a challenging year for the Company’s safety performance. Tragically, we experienced a fatal accident on August 12, 2015 when a Sikorsky S-76C+ crashed near Lagos, Nigeria, resulting in fatal injuries to four passengers and the two crew members. The accident remains under investigation by Nigerian authorities, with no cause of the accident as yet identified. Nevertheless, as a result of the accident and pursuant to the terms of the 2016 Plan, all 2016 Plan participants, including each of the Company’s executive officers and not just 2016 Plan participants located where the fatality occurred, would not have been eligible to receive any compensation for the safety portion of their respective incentive awards.

•	Individual Performance (25%) – For fiscal year 2016, the individual threshold performance score and the individual target performance score for each of our NEOs was 0.00 and 0.25, respectively.
Individual performance relates specifically to the individual annual incentive plan member and is based on an overall performance evaluation of the individual’s contributions during the fiscal year based on a determination by the individual’s immediate supervisor, or in the case of the Chief Executive Officer and the other executive officers, the Compensation Committee, compared to individualized goals set by the supervisor, or in the case of the Chief Executive Officer, the Compensation Committee. Each of the individual goals is designed to further one of the four strategic objectives of the Company related to client success, exceptional people, operational excellence and profitable growth. The practice of considering individual performance on a case-by-case basis permits consideration of flexible criteria, including the recognition of positive results and superior effort in the face of challenges during the fiscal year.
The total pool for all annual incentive plan participants as a group for the individual component of the annual incentive award is set as a multiple of the “expected” level ranging from 0 to 200% as recommended by the Chief Executive Officer and approved by the Compensation Committee. In cases of extraordinary performance, an individual may receive an amount for individual performance in excess of 200% of such participant’s targeted individual performance amount, provided that in no event may any participant’s total annual incentive award exceed 250% of such individual’s targeted total annual cash incentive award.
Cancellation and Termination of the Bristow Group Inc. Fiscal Year 2016 Annual Incentive Compensation Plan
In furtherance of the Company’s cost reduction program, the Compensation Committee cancelled and terminated the 2016 Plan with no payment thereunder. Despite the cancellation and termination of the 2016 Plan, the Compensation Committee retained its authority to grant cash awards to employees, including, without limitation, the Company’s executive officers, in respect of such individual employee’s performance, contributions or other factors as determined by the Compensation Committee, in such amounts as determined in the sole discretion of the Compensation Committee. The Compensation Committee elected not to exercise its discretion to grant other awards outside of the 2016 Plan and did not make any other changes to the compensation of management to replace the cancelled annual incentive awards for fiscal year 2016.
Fiscal Year 2017 Annual Incentive Award Structure
In June 2016, the Compensation Committee approved and adopted an annual incentive cash compensation plan for fiscal year 2017 (year ending March 31, 2017) for our senior managers, including each of our NEOs (other than Messrs. Akel and Briscoe) (the “2017 Plan”). The Compensation Committee established for our officers a minimum performance objective for the 2017 Plan, which objective is positive earnings before interest, taxes, depreciation and amortization during any fiscal quarter during fiscal year 2017 commencing with the fiscal quarter beginning July 1, 2016. If the minimum performance objective is not satisfied, our officers will not be entitled to any award under the 2017 Plan. If the minimum performance objective is satisfied, each officer will be eligible to earn the applicable maximum award under the 2017 Plan, subject to reduction for Company performance relative to the safety and financial KPIs below, individual performance and the discretion of the Compensation Committee. The KPIs selected for fiscal year 2017 and relative weightings for each of our officers are set forth below:

BRISTOW GROUP INC. – 2016 Proxy Statement – 34

•	BVA – weighted 50%;

•	Safety, including (i) the Company’s consolidated TRIR for the fiscal year compared to a preset target, and (ii) AA for the fiscal year compared to a preset target – weighted 25%; and

•	Individual performance – weighted 25%.
The annual incentive target and maximum levels expressed as a percentage of base salary for fiscal year 2017 for our CEO and the other NEOs (other than Messrs. Akel and Briscoe) are outlined below:

	Percentage of Base Salary
Named Executive Officer	Target	Maximum
Jonathan E. Baliff	100%	250%
L. Don Miller	75%	187.5%
Chet Akiri	65%	162.5%
Hilary S. Ware	65%	162.5%
Fiscal year 2017 threshold, expected and maximum bonus award levels for the NEOs were approved by the Compensation Committee in June 2016. The award levels for the KPIs applicable to the NEOs for fiscal year 2017 were set at the following levels:

	Change in BVA (in millions)	TRIR	AA
FY 2016 Actual	$(59.2)	0.37	2 Class A; 0 Class B
FY 2017 Threshold Level	(13.1)	0.24	0 Class A; 2 Class B
FY 2017 Expected Level	25.0	0.20	0 Class A; 1 Class B
FY 2017 Maximum Level	101.2	0.14	0 Class A; 0 Class B
Although the Company has typically set the expected level for BVA each fiscal year at an amount equal to the actual BVA result for the prior fiscal year, because the Company’s actual total BVA of approximately $40.4 million (representing a year-over-year decline in BVA of approximately $59.2 million in fiscal year 2016) was less than the threshold level set for fiscal year 2016, the Compensation Committee instead elected to raise the bar my making the BVA award levels for the KPIs applicable to the NEOs for fiscal year 2017 based on the higher threshold level from fiscal year 2016, subject to adjustments for new goodwill and intangibles.
Our continuing commitment to safety is evidenced by the expected level for TRIR for fiscal year 2017 representing a 46% improvement relative to the actual TRIR result for fiscal year 2016. The expected level for AA for fiscal year 2017 remains the same as the expected level for fiscal year 2016. The award levels for TRIR applicable to the NEOs for fiscal year 2017 will also be adjusted on a prorated basis for TRIR attributable to any businesses that may be acquired and consolidated or otherwise disposed of by the Company during fiscal year 2017.
3. Long-Term Equity and Performance Cash Incentive Compensation
Long-term incentive equity and performance cash awards are used by the Compensation Committee to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in our business. The awards are designed to motivate management to assist the Company in achieving a high level of long-term performance while discouraging excessive short-term risk taking and serve to link this portion of executive compensation to long-term stockholder value. They are also designed to assist in executive retention through extended vesting periods. Aggregate stock or option holdings of the executive, except as they may relate to compliance with any applicable stock ownership guideline, have no bearing on the size of a long-term incentive award.

BRISTOW GROUP INC. – 2016 Proxy Statement – 35

The long-term incentive compensation for each of our NEOs consists of three components as summarized in the following table:

Long Term Award Type	Weight	Key Characteristics
Stock Options	One-third
➢    Exercise price is equal to the closing stock price on the grant date.
➢    Vest one-third per year and expire 10 years after the grant date.
➢    Value, if any, realized by executive depends on time of exercise and stock price at that time compared to exercise price.
Performance-based incentive that holds executives accountable for driving growth in stock price from date of grant and 10 year term supports a long-term view that extends well beyond the vesting period

Restricted Stock Units	One-third
➢    Cliff vest three years from date of grant.
➢    Value of award is directly aligned with stock price.
Provides a powerful retention incentive which also facilitates development of a meaningful long-term ownership stake

Performance Cash	One-third
➢    Payout can vary from 0% to 200% of the target cash amount, depending on Bristow’s TSR compared to companies in the Simmons Group over three years beginning on the close of trading on March 31 immediately prior to the first fiscal year and ending on the close of trading on March 31 at the end of the third fiscal year.
➢    200% payout is earned only if Bristow stockholder return is in the top quartile of companies within the Simmons Group.
➢    Value of award is directly aligned with relative stockholder return.
Performance-based incentive that holds executives accountable for driving TSR performance in excess of that produced by our offshore transportation peers in the Simmons Group

The value of each of these awards is linked directly to the value of our shares: stock options only have value if the share price increases above the exercise price, restricted stock units provide a direct connection to current stock price and performance cash requires the Company to provide greater stockholder returns than other companies in our industry. As a result of grants being made each year based on the stock price at that time, executives continue to realize value from these awards only if positive stockholder returns are sustained over a long period of time. The Compensation Committee chooses to issue long-term performance cash awards which vest simultaneously with the restricted stock awards in order to encourage executives to retain stock received rather than needing to sell or have shares withheld to pay taxes.
Depending on the Company’s TSR compared with the companies within the Simmons Group, the performance cash payment at the end of the three-year performance period is calculated as follows (the payout is interpolated for rankings between the 25th and 75th percentile).

TSR Percentile Rank	LTIP Cash Payout as a Percent of Target Performance Cash
75th or higher	200%
50th	100%
25th	50%
Below 25th	0%
For example, long-term performance cash awards for fiscal year 2014 paid out at 140.7% of target, reflecting 60th percentile performance against the companies in the Simmons Group over the three-year period from April 1, 2013 to March 31, 2016.
Fiscal Year 2016 LTIP Awards
In June 2015, the Compensation Committee authorized the annual grant of stock options, restricted stock units and long-term performance cash awards to participating employees, including the following grants to the NEOs:

BRISTOW GROUP INC. – 2016 Proxy Statement – 36

Named Executive Officer	Performance Cash Target	Stock Options	Restricted Stock Units
Jonathan E. Baliff	$1,233,333	110,410	20,954
L. Don Miller (1)	$400,000	35,809	6,796
Chet Akiri	$384,000	34,376	6,524
Hilary S. Ware	$412,298	36,910	7,005
John H. Briscoe (2)	$446,250	39,949	7,582
K. Jeremy Akel (3)	$548,986	49,146	9,327

(1)
Mr. Miller was appointed Senior Vice President and Chief Financial Officer of the Company effective August 14, 2015. In connection with Mr. Miller’s appointment, he also received a retention award under the LTIP consisting of Company stock options valued at $200,000 that will vest in one-third increments on the first, second and third anniversary of the date of grant of August 14, 2015.

(2)
Per the terms of the Briscoe Separation Agreement (as defined below), Mr. Briscoe’s unvested stock options and unvested restricted stock unit grants awarded in June 2014 and June 2015 fully vested on September 14, 2015. Mr. Briscoe’s performance cash awards became fully vested and earned at the target performance level, and were paid to Mr. Briscoe on September 14, 2015. Benefits received under the Briscoe Separation Agreement are generally consistent with the termination without cause terms set forth in the Bristow Group Inc. Management Severance Benefits Plan for U.S. Employees effective June 4, 2014.

(3)
Per the terms of the Akel Separation Agreement (as defined below), Mr. Akel’s unvested stock options and unvested restricted stock unit grants awarded in June 2013, June 2014 and June 2015 fully vested on June 17, 2016. The expiration date of each of his vested options, including those that vested prior to his departure as well as those that vested in connection with his departure, accelerated to June 19, 2017 pursuant to the terms of the Akel Separation Agreement. Mr. Akel’s performance cash awards granted in June 2014 and June 2015 became fully vested and earned at the target performance level, and were paid to Mr. Akel on June 17, 2016. Mr. Akel’s performance cash awards granted in June 2013 will be based on actual results and paid at the same time the other Named Executive Officers receive their performance cash payments. Benefits received under the Akel Separation Agreement are generally consistent with the termination without cause terms set forth in the Bristow Group Inc. Management Severance Benefits Plan for U.S. Employees effective June 4, 2014.

Fiscal Year 2017 LTIP Awards
On June 7, 2016, the Compensation Committee authorized the annual grant of stock options, time vested restricted stock units and long-term performance cash awards to participating employees, including the following grants to the NEOs (other than Messrs. Akel and Briscoe):

Named Executive Officer	Performance Cash Target	Stock Options	Restricted Stock Units
Jonathan E. Baliff	$1,096,667	191,477	68,413
L. Don Miller	$475,644	83,047	29,672
Chet Akiri	$336,000	58,665	20,961
Hilary S. Ware	$329,838	57,589	20,576
As of the Record Date, the June 2016 Equity Incentive Awards would together count as 2,197,990 “shares” (or 1,098,995 full value shares) against the 1,153,271 “shares” (or 576,635 full value shares) that remained available for issuance as of such date under the LTIP. Given the shortfall of “shares” available for issuance under the LTIP, the Compensation Committee made the grant of the June 2016 Equity Incentive Awards expressly subject to and contingent upon the approval by the Company’s stockholders of the Amended and Restated LTIP at the Annual Meeting.
The Compensation Committee established a minimum performance objective applicable to restricted stock units and long-term performance cash awards for fiscal year 2017. The minimum performance objective is positive earnings before interest, taxes, depreciation and amortization during any fiscal quarter beginning with the fiscal quarter commencing July 1, 2016 and ending prior to the vesting of the restricted stock units and prior to the end of the performance cycle applicable to long-term performance cash awards. If the minimum performance objective is not satisfied, NEOs will forfeit the fiscal year 2017 grants of restricted stock units and long-term performance cash awards. If the minimum performance objective is satisfied, the NEO will be eligible to earn the full restricted stock unit award subject to time-based vesting and will be eligible for the maximum award under the long-term performance cash awards subject to reduction based on TSR, individual performance and the discretion of the Compensation Committee. The overall design of the long-term incentives awarded in fiscal year 2017 is the same design used in fiscal year 2016 with the final performance cash payout amount dependent on (i) satisfaction of the minimum performance objective and (ii) the TSR of the Company over a three-year period relative to the TSR of each of the companies within the Simmons Group over the same period.

BRISTOW GROUP INC. – 2016 Proxy Statement – 37

Other Compensation Components
Deferred Compensation
Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”) participants, including our NEOs (other than Messrs. Akel and Briscoe), can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes to the Deferred Compensation Plan an amount equal to the difference between the percentage matching contribution made by the Company to the applicable employee’s 401(k) Plan Account and, in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other NEOs, up to 15% of salary and bonus.
Perquisites
Certain employees, including executive officers, are provided with certain perquisites as part of their compensation. These may include Company-paid life or private health insurance policies. Perquisites such as these are a relatively low cost part of compensation to be used in attracting and retaining qualified employees and executives but do not represent a material part of our executive compensation program. Other perquisites, such as club dues reimbursements and car allowances, were eliminated in previous years.
For additional information regarding perquisites, see “Director and Executive Officer Compensation – Summary Compensation Table.”
Employment and Severance Benefits Agreements
We have entered into employment or severance benefits agreements with certain of our NEOs. Pursuant to these agreements, the applicable NEO is entitled to severance and/or retirement payments and other benefits in certain situations. See “Potential Payments upon Termination or Change-in-Control” under “Director and Executive Officer Compensation” below for a detailed description of the amounts payable and method of calculation.
The Compensation Committee believes that the severance benefits offered to the executive officers are reasonable given their positions and the services they render for the Company. The Compensation Committee selected higher multiples for terminations associated with a change-in-control to provide additional reasonable protections and benefits to the executive officers to align their interests with those of stockholders in transactions where their future employment may be at risk. These change-in-control termination payments are based on a “double trigger” requiring both the completion of a change-in-control transaction as well as termination for “Good Reason” as defined in the applicable severance agreement or the officer being terminated without cause to ensure such amounts will not be paid when employment continues or the individual elects to resign without good reason. The Compensation Committee believes that providing these multiples for change-in-control terminations for up to a two-year period after a change in control (as defined below) occurs will provide for the executive officers’ commitment to the Company or its potential acquirer through a change-in-control event, resulting in a continuity of leadership and preserving the stockholders’ interests before and after a transaction.
No officer of the Company, including Mr. Baliff, has any right to receive any tax gross-up payment for golden parachute excise tax liability.
Any management incentive eligible employee whose employment is terminated without cause may be eligible to receive certain severance payments and benefits pursuant to the terms of the Company’s Management Severance Benefits Plan for U.S. Employees, effective as of June 4, 2014, or the Company’s Management Severance Benefits Plan for Non-U.S. Employees, effective as of June 4, 2014, as applicable (collectively, the “Severance Policy”). The Severance Policy divides employees of the Company into five tiers with varying terms and benefits, including severance payments, bonus payments, vesting of awards under the LTIP, payments following a change in control of our Company, provision of COBRA insurance coverage and payments for outplacement services, subject to a release of any claims against the Company and its affiliates by the employee. Upon a termination without cause that is not in connection with a change in control of our Company, the Severance Policy provides our NEOs with a prorated target annual bonus, cash severance equal to one times or two times the sum of the NEO’s base salary and target annual bonus, accelerated vesting and payment of equity and cash incentive awards under the LTIP, a cash amount equal to COBRA premiums for 18 months and outplacement services for 12 months. If a NEO is terminated in connection with a change in control of our Company or within two years after such a change in control, the Severance Policy provides for the same payments and benefits described in the foregoing sentence except that the cash severance is equal to three times the sum of such NEO’s base salary and the highest annual bonus paid to such NEO during the past three years. The Severance Policy is intended to harmonize bonus and equity for all employees of the Company and to improve clarity for such employees with respect to their severance benefits. For more detail with respect to the Severance Policy, refer to “Employment and Separation Agreements” below.

BRISTOW GROUP INC. – 2016 Proxy Statement – 38

Other Benefits
Executive officers are eligible to participate, with other employees, in various employee benefit plans, including paid time off, medical, dental and disability insurance plans and a 401(k) plan. The Compensation Committee exercises no discretion over this participation.

Executive Compensation Program Governance
Participants in the Compensation-Setting Process
Compensation Committee
Our executive compensation program is overseen by the Compensation Committee. The Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. Annual base salaries are typically reviewed and adjusted, if necessary, in June of each year. The annual incentive cash compensation plan performance goals are approved in May or June of each year. Determination of achievement of these goals, approval of bonuses under the annual incentive cash compensation plan for the prior year and granting of long-term incentive awards normally takes place in June after the Company files its fiscal year-end financial statements. Occasionally, long-term incentive awards are granted at other times of the year when appropriate for new employees or as special recognition of performance or as retention awards.
Executive Management
Each of Messrs. Baliff, Miller and Earle, and Ms. Ware, supports the Compensation Committee in performing its role with respect to administering our compensation program. The Compensation Committee conducts performance evaluations of the Chief Executive Officer, and the Chief Executive Officer conducts performance evaluations of our other executive officers and makes recommendations to the Compensation Committee regarding all aspects of their compensation. The Chief Executive Officer, with input from the entire senior management team and the Compensation Committee’s compensation consultants, makes recommendations to the Compensation Committee as to performance measures and levels to be used for annual incentive compensation. Messrs. Miller and Earle and Ms. Ware act pursuant to delegated authority to fulfill various administrative functions of the Compensation Committee, such as coordinating the hiring process with respect to executives, providing legal and market updates to the Compensation Committee, and overseeing the documentation of equity plans and awards as approved by the Compensation Committee. No executive officer has the authority to establish or modify executive officer compensation.
Compensation Consultant
Compensation consultants are engaged from time to time to provide recommendations on all aspects of executive compensation as directed by the Compensation Committee. The Compensation Committee may or may not adopt any of the recommendations of compensation consultants, but utilizes their work as a check in arriving at its own judgment with respect to what it deems to be appropriate. Compensation consultants have direct access to Compensation Committee members and participate in Compensation Committee meetings, including executive sessions, as requested by the Compensation Committee Chairman. They may also provide compensation data and advice to management with the knowledge and consent of the Compensation Committee.
Pearl Meyer has served as the compensation consultant for the Compensation Committee since September 2013. In fiscal year 2016, the Company incurred approximately $150,000 in fees payable to Pearl Meyer for services provided to the Compensation Committee. In order not to impair Pearl Meyer’s independence or to create the appearance of a conflict of interest, Pearl Meyer was required by the Compensation Committee to seek and receive its prior approval for any project requested by the Company that was anticipated to result in $20,000 or more in cost to the Company. In fiscal year 2016, Pearl Meyer did not provide any consulting services to the Company related to general compensation, employee benefits or other human resources related matters.
In July 2015, the Compensation Committee determined that the work of Pearl Meyer for the Compensation Committee did not raise any conflicts of interest. Specifically, the Committee determined that Pearl Meyer was an independent adviser based upon the following considerations:

•
Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Committee, and its services were limited to executive and non-executive director compensation consulting. Pearl Meyer does not provide, directly or indirectly through affiliates, the Company with any non-executive compensation services, including pension consulting or human resource outsourcing;

•	The Committee meets regularly in executive session with Pearl Meyer outside the presence of management;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;

•	Fees paid to Pearl Meyer by the Company during fiscal year 2015 were less than 1% of Pearl Meyer’s total revenue;

BRISTOW GROUP INC. – 2016 Proxy Statement – 39

•	None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Committee members;

•	None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company; and

•	None of the Pearl Meyer consultants working on Company matters own Company stock.
Fees paid to Pearl Meyer by the Company during fiscal year 2016 were also less than 1% of Pearl Meyer’s total revenue. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Risk Management
The Compensation Committee carefully considers the relationship between risk and our overall compensation policies, programs and practices for executive officers and other employees. The Compensation Committee continually monitors the Company’s general compensation practices, specifically the design, administration and assessment of our incentive plans, to identify any components, measurement factors or potential outcomes that might create an incentive for excessive risk-taking detrimental to the Company. One way in which the Compensation Committee discourages the Company’s executive officers and other employees from excessive risk‑taking to achieve financial goals is by requiring that participants uphold and certify their compliance with the Company’s legal and ethical standards as described in our Code and the policies that support our Code. Any violation of our Code may result in the Compensation Committee clawing back prior awards made to applicable plan members, including our executive officers. Additionally, in the event of an accident that results in a fatality, all plan members, including all executive officers, will not receive any compensation for the safety portion of their respective annual incentive awards. Finally, in the event of any Class “A” accident or more than two Class “B” accidents, all plan members, including all executive officers, will not receive the air safety portion of their respective annual incentive awards. The Compensation Committee has determined that the Company’s compensation plans and policies do not encourage excessive risk‑taking.
Stock Ownership Guidelines and Retention Requirements for Officers
Our Board has adopted stock ownership guidelines for officers at the Vice President level or higher that are included in our Corporate Governance Guidelines, which are posted on our website, www.bristowgroup.com, under the “Governance” caption.
Officers are expected to hold or have held Company stock, including unvested restricted stock or unvested restricted stock units, with a value equal to a multiple of their base salary as follows:

Officer Share Ownership Guidelines
Officer Level	Ownership Requirement as a Multiple of Salary
CEO	5.00 x
Senior Vice President	2.00 x
Vice President	1.25 x
Officers are expected to reach this level of holdings on or prior to the later of May 19, 2016 and the five year anniversary of the date they first became an officer at the Vice President level or higher. In the event an officer is promoted to a position with a higher stock holding requirement (including from Vice President to Senior Vice President or from Senior Vice President to CEO), such officer must comply with the increased stock ownership requirements for such new position within five years from the effective date of such promotion. Compliance with the stock ownership guidelines by the officers is reviewed each year by the Compensation Committee of our Board as they consider each officer’s compensation for the following year. As of the Record Date, none of the Company’s officers had failed to comply with the stock ownership guidelines. The Company does not have specific equity or other security ownership requirements or guidelines for employees other than officers. However, management level employees are encouraged to take an ownership stake in the Company and are specifically compensated with equity compensation. Further, the current compensation design for officers and senior managers contains a performance cash portion that vests concurrently with time vested restricted stock to encourage officers and senior managers to retain stock received rather than selling or having shares withheld to pay taxes.
Once an officer has satisfied the applicable holding requirement set forth above, such officer may only sell shares of the Company if, immediately after such sale, the market value of the officer’s remaining stock, including unvested restricted stock and restricted stock units, will be at least equal in value to the applicable holding requirement at such time. The Company’s stock ownership guidelines effectively require that our executive officers in the coming years hold as a group approximately $7.1 million of Company stock, including unvested restricted stock or unvested restricted stock units. As a result of the declining price of Company stock during fiscal year 2016, the net difference between the aggregate value of our executive officers’ Company stock holdings as of the Record Date and the value of such Company stock holdings as of the grant date or purchase date, as applicable, was $7.4 million.

BRISTOW GROUP INC. – 2016 Proxy Statement – 40

Stock Vesting Periods
In order to provide flexibility for the Compensation Committee to determine how most appropriately to compensate management under different circumstances, the LTIP does not include minimum vesting periods for awards. However, historically, restricted stock units granted under the LTIP have cliff vested three years from the date of grant and stock options granted under the LTIP have vested ratably in equal portions on the first, second and third anniversaries of the date of grant.
Clawback Policy
If an individual is determined by the Compensation Committee to have violated our Code, that individual may lose a portion or all of their annual incentive compensation as determined by the Compensation Committee on a case by case basis. The Compensation Committee has not established provisions in our annual incentive cash compensation plan or in the LTIP for retroactively adjusting past performance compensation in the event of a restatement of prior period financial results. Implementation of such provisions has been postponed pending the release of guidelines from the SEC according to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Hedging and Pledging Policies
Pursuant to our Corporate Governance Guidelines, directors and executive officers are specifically prohibited from holding any Company stock in a margin account or engaging in any transaction that would have the effect of hedging the economic risk of ownership of their Company stock. Furthermore, directors and executive officers may not pledge Company stock as collateral for a loan or for any other purpose without the prior express written consent of the Chief Legal Officer of the Company. Finally, any pledging of or trading in Company stock by directors and executive officers is subject to the additional restrictions set forth in our Insider Trading and Confidential Information Policy.
Accounting and Tax Issues
The Compensation Committee also considers the potential impact of Section 162(m), which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and certain other senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain technical requirements. The Compensation Committee reserves the right to exercise subjective discretionary compensation decisions where appropriate and therefore has and may in the future authorize awards or payments to executives which may not meet the requirements of Section 162(m).

BRISTOW GROUP INC. – 2016 Proxy Statement – 41

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Bruce H. Stover, Chairman
Thomas N. Amonett
Lori A. Gobillot
Mathew Masters

BRISTOW GROUP INC. – 2016 Proxy Statement – 42

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table
The following table provides information about the compensation of each of our NEOs:
Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total($)
Jonathan E. Baliff, ..... President and CEO	2016	700,003	—	1,860,227	1,196,844	—	—	385,253	4,142,327
	2015	666,922	—	2,987,577	1,036,622	1,135,910	—	229,118	6,056,149
	2014	448,997	—	1,143,872	518,023	432,553	—	128,900	2,672,345
L. Don Miller, ............ Sr. VP and CFO (6)	2016	396,162	—	603,323	575,916	—	—	105,903	1,681,304
Chet Akiri, ................. Sr. VP, Operations and Chief Commercial Officer (7)	2016	400,005	—	579,181	372,636	—	—	189,122	1,540,944
Hilary S. Ware, .......... Sr. VP and CAO	2016	412,318	—	621,876	400,104	—	—	144,481	1,578,779
	2015	409,165	—	955,661	331,604	463,563	—	128,727	2,288,720
	2014	384,116	—	1,815,750	396,614	375,378	—	108,615	3,080,473
John H. Briscoe, ........ former Sr. VP and CFO (8)	2016	171,637	—	673,095	433,047	—	—	793,742	2,071,521
	2015	343,493	—	1,173,026	408,343	491,831	—	46,326	2,463,019
K. Jeremy Akel, ......... former Sr. VP and COO (9)	2016	439,192	—	828,025	532,743	—	—	967,788	2,767,748
	2015	430,622	—	1,211,904	420,510	554,857	—	127,729	2,745,622
	2014	370,700	—	1,788,912	398,064	357,123	—	104,634	3,019,433

(1)
Under the terms of their respective employment, retirement or severance agreements, as applicable, each of Mr. Baliff and Ms. Ware is entitled to the compensation described under “Employment, Retirement and Separation Agreements” below.

(2)
For awards of stock and performance cash awards, the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Grants of performance cash awards received in fiscal years 2014, 2015 and 2016 cliff vest at the end of three years if certain performance goals are met. We have included the grant date fair value of these performance cash awards in the Stock Awards column since these awards are within scope of FASB ASC 718. For awards of options (including awards that subsequently have been transferred), the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016. These amounts may not correspond to the actual value that will be recognized by the executive. In the case of Mr. Briscoe, his unvested stock options and unvested restricted stock unit grants awarded in June 2014 and June 2015 fully vested on September 14, 2015. In accordance with the Severance Policy, Mr. Briscoe’s outstanding performance cash awards became fully vested and earned at the target performance level and were paid on September 14, 2015. In the case of Mr. Akel, his unvested stock options and unvested restricted stock unit grants awarded in June 2013, June 2014 and June 2015 fully vested on June 17, 2016. In accordance with the Severance Policy, Mr. Akel’s performance cash awards granted in June 2014 and June 2015 became fully vested and earned at the target performance level, and were paid to Mr. Akel on June 17, 2016. The expiration date of each of his vested options, including those that vested prior to his departure as well as those that vested in connection with his departure, accelerate to June 19, 2017 pursuant to the terms of the Akel Separation Agreement. Mr. Akel’s performance cash awards granted in June 2013 was based on actual results and paid at the same time the other Named Executive Officers received their performance cash payments. Mr. Akel’s unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the terms of the Akel Separation Agreement.

BRISTOW GROUP INC. – 2016 Proxy Statement – 43

(3)
Annual cash performance awards approved by the Compensation Committee at its June meeting each year for fiscal years 2014, 2015 and 2016 under the annual incentive cash compensation plan for such years. For fiscal year 2016, Mr. Briscoe received an annual cash performance award which became fully vested and earned at the target performance level in accordance with the Severance Policy. For fiscal year 2016, Mr. Akel received an annual cash performance award which became fully vested and earned at the target performance level in accordance with the Severance Policy.

(4)
Our NEOs do not participate in any defined benefit or pension plan through the Company and did not receive any above-market or preferential earnings on nonqualified deferred compensation during fiscal years 2014, 2015 and 2016.

(5)	Includes for fiscal year 2016:

	Mr. Baliff	Mr. Miller	Mr. Akiri	Ms. Ware	Mr. Briscoe	Mr. Akel
401(k) Contribution	$15,092	$15,988	$15,438	$15,424	$12,467	$14,801
Life and Disability Insurance	13,494	10,379	9,832	11,196	7,673	11,469
Deferred Compensation Plan Contribution	356,667	79,536	110,485	117,861	—	136,333
Temporary Living Expenses	—	—	42,107	—	—	—
Rental Car Expenses	—	—	11,260	—	—	—
Severance	—	—	—	—	773,602	805,185
TOTAL	$385,253	$105,903	$189,122	$144,481	$793,742	$967,788

(6)	Mr. Miller was not a NEO prior to fiscal year 2016 and, therefore, his compensation is not disclosed for any prior fiscal years.

(7)	Mr. Akiri was not a NEO prior to fiscal year 2016 and, therefore, his compensation is not disclosed for any prior fiscal years.

(8)	Mr. Briscoe left the employ of the Company’s effective August 14, 2015 and was not a NEO prior to fiscal year 2015.

(9)	Mr. Akel departed the Company on April 18, 2016.

BRISTOW GROUP INC. – 2016 Proxy Statement – 44

Grants of Plan-Based Awards
The following table sets forth information concerning grants of awards to each of our NEOs under the LTIP during fiscal year 2016:
Grants of Plan-Based Awards for Fiscal Year 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Baliff	June 4, 2015 (2)	—	—	—	616,667	1,233,333	2,466,666	—	641,333
	June 4, 2015 (3)	—	—	—	—	20,954	20,954	—	1,218,894
	June 4, 2015 (4)	—	—	—	—	110,410	110,410	58.17	1,196,844
	June 4, 2015 (5)	280,000	700,000	1,750,000	—	—	—	—	—

Mr. Miller	June 4, 2015 (2)	—	—	—	200,000	400,000	800,000	—	208,000
	June 4, 2015 (3)	—	—	—	—	6,796	6,796	—	395,323
	June 4, 2015 (4)	—	—	—	—	35,809	35,809	58.17	388,170
	June 4, 2015 (5)	104,000	260,000	650,000	—	—	—	—	—
	August 14, 2015 (6)					26,406	26,406	39.91	187,747

Mr. Akiri	June 4, 2015 (2)	—	—	—	192,000	384,000	768,000	—	199,680
	June 4, 2015 (3)	—	—	—	—	6,524	6,524	—	379,501
	June 4, 2015 (4)	—	—	—	—	34,376	34,376	58.17	372,636
	June 4, 2015 (5)	104,000	260,000	650,000	—	—	—	—	—

Ms. Ware	June 4, 2015 (2)	—	—	—	206,149	412,298	824,596	—	214,395
	June 4, 2015 (3)	—	—	—	—	7,005	7,005	—	407,481
	June 4, 2015 (4)	—	—	—	—	36,910	36,910	58.17	400,104
	June 4, 2015 (5)	107,197	267,994	669,984	—	—	—	—	—

Mr. Briscoe (7)	June 4, 2015 (2)	—	—	—	223,125	446,250	892,500	—	232,050
	June 4, 2015 (3)	—	—	—	—	7,582	7,582	—	441,045
	June 4, 2015 (4)	—	—	—	—	39,949	39,949	58.17	433,047
	June 4, 2015 (5)	127,500	318,750	796,875	—	—	—	—	—

Mr. Akel (8)	June 4, 2015 (2)	—	—	—	274,493	548,986	1,097,973	—	285,473
	June 4, 2015 (3)	—	—	—	—	9,327	9,327	—	542,552
	June 4, 2015 (4)	—	—	—	—	49,146	49,146	58.17	532,743
	June 4, 2015 (5)	131,757	329,392	823,479	—	—	—	—	—

(1)
These amounts represent the grant date fair value of stock options and restricted stock units granted to each NEO during fiscal year 2016 as computed in accordance with FASB ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

(2)	Performance cash awards that vest at the end of three years depending on the Company’s performance as measured by TSR compared to the companies within the Simmons Group.

(3)	Restricted stock units that cliff vest on June 4, 2018.

(4)	Options that vest ratably in equal increments on June 4, 2016, 2017 and 2018.

(5)	Annual Incentive Compensation awards that were paid in cash in June 2016 based on key performance indicators for the fiscal year 2016. See “Annual Incentive Compensation” above.

(6)
In connection with Mr. Miller’s promotion to Senior Vice President and Chief Financial Officer of the Company, he also received a retention award under the LTIP consisting of Company stock options valued at $187,747 as of August 14, 2015 that will vest in one-third

BRISTOW GROUP INC. – 2016 Proxy Statement – 45

increments on the first, second and third anniversary of the date of grant of August 14, 2015. The vesting of each tranche of stock options will not be subject to the Severance Policy but instead will be subject to his continued service with the Company through each applicable vesting date, or if earlier, upon his death or disability or a change of control of the Company.

(7)
Mr. Briscoe’s unvested stock options and unvested restricted stock unit grants awarded in June 2014 and June 2015 fully vested on September 14, 2015. In accordance with the Severance Policy, Mr. Briscoe’s outstanding performance cash awards became fully vested and earned at the target performance level and were paid on September 14, 2015.

(8)
Mr. Akel’s unvested stock options and unvested restricted stock unit grants awarded in June 2013, June 2014 and June 2015 fully vested on June 17, 2016. The expiration date of each of his vested options, including those that vested prior to his departure as well as those that vested in connection with his departure, accelerate to June 19, 2017 pursuant to the terms of the Akel Separation Agreement. In accordance with the Severance Policy, Mr. Akel’s performance cash awards granted in June 2014 and June 2015 became fully vested and earned at the target performance level, and were paid to Mr. Akel on June 17, 2016. Mr. Akel’s performance cash awards granted in June 2013 will be based on actual results and paid at the same time the other Named Executive Officers receive their performance cash payments. Mr. Akel’s unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the terms of the Akel Separation Agreement.

Employment and Separation Agreements
Mr. Baliff and the Company entered into an employment agreement, effective as of October 11, 2010. The agreement had an initial term of one year which is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, the Company will credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Baliff’s 401(k) Plan Account and up to 15% of Mr. Baliff’s annual salary and bonus to Mr. Baliff’s Deferred Compensation Plan Account. The Company provides Mr. Baliff with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Baliff’s employment is terminated by the Company or by him for Good Reason (as those terms are defined in Mr. Baliff’s employment agreement) or under certain other circumstances specified in Mr. Baliff’s employment agreement within two years of a Change of Control, as defined, he will be entitled to a lump sum cash payment equal to three times the sum of Mr. Baliff’s annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years, along with other benefits including vesting of outstanding long-term incentive awards. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Mr. Baliff is also eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees, which provides that in the event of his involuntary termination without cause (other than during the two years following a change in control of the Company) he would be entitled to a severance payment equal to two times the sum of his base salary and target bonus, payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, vesting of outstanding equity and performance cash awards subject to achievement of minimum performance objectives, and to certain continued welfare benefits and outplacement services. As described above, effective June 1, 2016, Mr. Baliff’s base salary is $700,000. The Compensation Committee targeted the total value of Mr. Baliff’s compensation between the 25th and 50th percentile of the competitive market data that it reviewed.
Ms. Ware and the Company entered into an amended and restated severance benefits agreement, effective as of November 4, 2010. The agreement remains in effect for the term of Ms. Ware’s employment with the Company. Effective June 1, 2016, Ms. Ware’s annual base salary is $412,298. The Company will also credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Ms. Ware’s 401(k) Plan Account and up to 15% of Ms. Ware’s annual salary and bonus to Ms. Ware’s Deferred Compensation Plan Account. The Company provides Ms. Ware with a term life insurance policy in the amount of $500,000 payable to her designated beneficiaries. If Ms. Ware’s employment is terminated by the Company without Cause or by her for Good Reason (as those terms are defined in Ms. Ware’s severance benefits agreement) or under certain other circumstances specified in Ms. Ware’s severance benefits agreement, she will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits including vesting of outstanding long-term incentive awards. The lump sum payment is equal to (i) if the termination occurs within two years of a Change of Control, as defined, three times the sum of Ms. Ware’s annual base salary and highest annual incentive bonus received by her for any of the last three fiscal years and (ii) if the termination occurs at any other time, the sum of Ms. Ware’s annual base salary and current annual incentive target bonus for the full year in which termination occurred. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Ms. Ware is also eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees, which provides that in the event of her involuntary termination without cause (other than during the two years following a change in control of the Company) she would be entitled to a severance payment equal to one times the sum of her base salary and target bonus, to payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, to vesting of outstanding equity and performance cash awards subject to achievement of minimum performance objectives, and to certain continued welfare benefits and outplacement services.
The Compensation Committee determined to discontinue entering into employment agreements with executive officers hired after June 2012. Accordingly, none of Messrs. Akiri, Earle or Miller has an employment agreement.

BRISTOW GROUP INC. – 2016 Proxy Statement – 46

As we previously announced on August 17, 2015, Mr. Briscoe resigned as Senior Vice President and Chief Financial Officer of the Company effective August 14, 2015. Mr. Briscoe and the Company entered into a Separation Agreement and Release in Full, dated August 25, 2015 (the “Briscoe Separation Agreement”), to specify the terms of his resignation from the Company, pursuant to which Mr. Briscoe received benefits generally consistent with the Severance Policy. The Briscoe Separation Agreement contains certain restrictive covenants and confidentiality provisions, including non-compete, non-solicitation and non-disparagement obligations continuing for twelve months after August 14, 2015. The Compensation Committee considered these covenants and provisions and the importance of a successful, mutually amicable transition of senior management roles when it approved the Briscoe Separation Agreement.
As we previously announced on April 18, 2016, Mr. Akel resigned as Senior Vice President and Chief Operating Officer of the Company on April 18, 2016. Mr. Akel and the Company entered into a Separation Agreement and Release in Full, effective as of April 18, 2016 (the “Akel Separation Agreement”), to specify the terms of his departure from the Company, pursuant to which Mr. Akel received benefits generally consistent with the Severance Policy. The Akel Separation Agreement contains certain restrictive covenants and confidentiality provisions, including non-compete, non-solicitation and non-disparagement obligations continuing for twelve months after April 18, 2016. The Compensation Committee considered these covenants and provisions and the importance of a successful, mutually amicable transition of senior management roles when it approved the Akel Separation Agreement.

BRISTOW GROUP INC. – 2016 Proxy Statement – 47

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our NEOs:

Outstanding Equity Awards at Fiscal Year-End — March 31, 2016
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Baliff	5,986	—	—	$43.79	06/08/21	—	—	—	2,316,000	(2)
	11,775	—	—	$43.38	05/25/22	—	—	—	—
	14,532	7,267	—	$62.65	06/06/23	—	—	—	—
	20,124	40,250	—	$74.37	06/04/24	—	—	—	—
	—	110,410	—	$58.17	06/04/25	—	—	43,788	828,469

Mr. Miller	9,517	—	—	$43.79	06/08/21	—	—	—	548,050	(2)
	8,338	—	—	$43.38	05/25/22	—	—	—	—
	4,005	2,003	—	$62.65	06/06/23	—	—	—	—
	647	324	—	$64.29	06/10/23	—	—	—	—
	2,752	5,504	—	$74.37	04/04/24	—	—	—	—
	—	35,809	—	$58.17	04/04/25	—	—	—	—
	—	26,406	—	$39.91	08/14/25	—	—	11,438	216,407

Mr. Akiri	9,097	18,194	—	$72.98	08/29/24	—	—	—	384,000	(2)
	—	34,376	—	$58.17	06/04/25	—	—	13,101	247,871

Ms. Ware	—	—	—	$42.75	08/15/17	—	—	—	758,628	(2)
	7,000	—	—	$50.25	06/05/18	—	—	—	—
	—	—	—	$32.90	06/04/19	—	—	—	—
	—	—	—	$30.16	06/09/20	—	—	—	—
	11,928	—	—	$43.79	06/08/21	—	—	—	—
	17,149	—	—	$43.38	05/25/22	—	—	—	—
	11,126	5,564	—	$62.65	06/06/23	—	—	—	—
	6,437	12,876	—	$74.37	06/04/24	—	—	—	—
	—	36,910	—	$58.17	06/04/25	—	—	31,207	590,436

Mr. Briscoe (3)	22,787	—	—	77.39	09/14/16	—	—	—	—	(2)
	39,949	—	—	$58.17	09/14/16	—	—	—	—

Mr. Akel (4)	—	—	—	$29.17	12/29/15	—	—	—	988,175	(2)
	—	—	—	$46.45	05/24/17	—	—	—	—
	—	—	—	$50.25	06/05/18	—	—	—	—
	—	—	—	$32.90	06/04/19	—	—	—	—
	—	—	—	$30.16	06/09/20	—	—	—	—
	—	—	—	$43.79	06/08/21	—	—	—	—
	15,045	0	—	$43.38	05/25/22	—	—	—	—
	11,167	5,584	—	$62.65	06/06/23	—	—	—	—
	8,163	16,328	—	$74.37	06/04/24	—	—	—
	—	49,146	—	$58.17	06/04/25	—	—	34,378	650,432

(1)	Options vest and become exercisable in three equal annual installments after the date of grant.

BRISTOW GROUP INC. – 2016 Proxy Statement – 48

(2)
Performance cash awards vest in full three years from the date of grant. This amount represents the total of all outstanding unvested performance cash awards from fiscal year 2015 and fiscal year 2016 assuming a payout at the “target” level. Following March 31, 2016, performance cash awards from fiscal year 2014 for all NEOs, except for Messrs. Akiri and Briscoe (who were not employed by the Company at the time that the award was granted), vested at 140.7% of the target level in the following amounts based on the Company’s TSR over the three year period ended March 31, 2016: Mr. Baliff - $714,903; Mr. Miller - $230,390; Ms. Ware - $547,345; and Mr. Akel - $549,357.

(3)
Pursuant to the terms of the Briscoe Separation Agreement, Mr. Briscoe’s performance cash awards became fully vested and earned at the target performance level, and were paid to Mr. Briscoe on September 14, 2015. Mr. Briscoe’s unvested stock options and unvested restricted stock unit grants awarded in June 2014 and June 2015 fully vested on September 14, 2015. Mr. Briscoe’s vested stock options remain exercisable for twelve months following September 14, 2015.

(4)
Pursuant to the terms of the Akel Separation Agreement, Mr. Akel’s performance cash awards granted in June 2014 and June 2015 became fully vested and earned at the target performance level, and were paid to Mr. Akel on June 17, 2016. The expiration date of each of his vested options, including those that vested prior to his departure as well as those that vested in connection with his departure, accelerate to June 19, 2017 pursuant to the terms of the Akel Separation Agreement. Mr. Akel’s performance cash awards granted in June 2013 will be based on actual results and paid at the same time the other Named Executive Officers receive their performance cash payments. Mr. Akel’s unvested stock options and unvested restricted stock unit grants awarded in June 2013, June 2014 and June 2015 fully vested on June 17, 2016. Mr. Akel’s unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the terms of the Akel Separation Agreement.

Option Exercises and Stock Vested
The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our NEOs during fiscal year 2016:
Option Exercises and Stock Vested – Fiscal Year 2016

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Baliff	—	—	8,536	516,172
Mr. Miller	—	—	3,052	184,554
Mr. Akiri	—	—	—	—
Ms. Ware	—	—	6,276	379,510
Mr. Briscoe (1)	—	—	13,074	372,348
Mr. Akel (2)	—	—	5,507	333,008

(1)
Pursuant to the terms of the Briscoe Separation Agreement, all of Mr. Briscoe’s unvested stock options and unvested restricted stock unit grants awarded in June 2014 and June 2015 fully vested on September 14, 2015.

(2)
Pursuant to the terms of the Akel Separation Agreement, all of Mr. Akel’s unvested stock options and unvested restricted stock unit grants awarded in June 2013, June 2014 and June 2015 fully vested on June 17, 2016. The expiration date of each of his vested options, including those that vested prior to his departure as well as those that vested in connection with his departure, accelerate to June 19, 2017 pursuant to the terms of the Akel Separation Agreement. Mr. Akel’s unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the terms of the Akel Separation Agreement.

BRISTOW GROUP INC. – 2016 Proxy Statement – 49

Nonqualified Deferred Compensation Plans
The following table sets forth information concerning deferred compensation for each of our NEOs during fiscal year 2016:
Nonqualified Deferred Compensation – Fiscal Year 2016

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Baliff	—	$356,667	$20,723	—	$950,978
Mr. Miller	—	$79,536	$50	—	$79,587
Mr. Akiri	—	$110,485	$9,905	—	$136,509
Ms. Ware	—	$117,861	($6,269)	—	$721,684
Mr. Briscoe	—	$—	($549)	—	$20,207
Mr. Akel	—	$136,333	$9,039	—	$588,651

(1)	Registrant contributions in last fiscal year are included in all other compensation in the Summary Compensation Table.
Under the terms of the Company’s Deferred Compensation Plan for senior executives, participants can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes an amount to the Deferred Compensation Plan account of participants equal to the difference between the percentage matching contribution made by the Company to the applicable participant’s 401(k) Plan Account and in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other NEOs, up to 15% of annual base salary and bonus. Deferred Compensation Plan holdings are invested in the same general funds available under the Company’s 401(k) Plan in accordance with the elections of the plan participant. Distributions upon retirement or termination of employment are made pursuant to the participant’s election subject to any applicable limitations of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). We have general contractual obligations to pay the deferred compensation upon the participant’s termination of employment for any reason, including but not limited to death, disability or retirement.

Potential Payments upon Termination or Change-in-Control
Each of our NEOs is party to an employment or severance benefit agreement as described above or is otherwise covered by the Severance Policy. Pursuant to these agreements and the Severance Policy, Messrs. Baliff, Akiri and Miller and Ms. Ware are entitled to certain severance benefits. If Messrs. Baliff, Akiri or Miller’s or Ms. Ware’s employment is terminated by the Company without Cause or in some cases by the employee for Good Reason (as defined in the applicable agreement), he or she would be entitled to a lump sum severance payment equal to a multiple of the sum of his or her annual base salary plus his or her current annual incentive target bonus for the full year in which the termination of employment occurred. For Mr. Baliff, the multiple is two, and for Messrs. Akiri and Miller and Ms. Ware, the multiple is one. The definition of “Cause” includes, among other things, conviction of the officer of a crime involving moral turpitude or a felony, commission by the officer of fraud upon, or misappropriation of funds of, the Company, knowing engagement by the officer in any activity in direct competition with the Company, and a material breach by the officer of covenants related to confidentiality, non‑competition and non‑solicitation. The definition of “Good Reason” includes, among other things, a reduction in the officer’s base salary or bonus opportunity, a relocation of more than fifty miles of the officer’s principal office, a material failure of the Company to comply with any material provision of such employment agreement. Prior to terminating his or her employment for Good Reason, the officer must comply with the notice provisions of his or her employment or severance benefits agreement.
The amounts set forth below would be payable if the listed officer’s employment is terminated by the Company without Cause or, in certain cases, by the officer for Good Reason. In the case of Mr. Briscoe, the amounts set forth below are the actual amounts that were paid to Mr. Briscoe in connection with his resignation from the Company effective August 14, 2015. In the case of Mr. Akel, the amounts set forth below are the amounts that Mr. Akel would have been paid if his employment had been terminated by the Company without Cause on March 31, 2016.

BRISTOW GROUP INC. – 2016 Proxy Statement – 50

	Salary Multiple (1)	Target Bonus Multiple (2)	Vesting of Equity Awards (3)	Extended Health and other Benefits (4)	Total
Mr. Baliff	$1,400,000	$1,400,000	$3,652,501	$27,229	$6,479,730
Mr. Miller	$425,000	$318,750	$928,179	$27,229	$1,699,158
Mr. Akiri	$400,000	$260,000	$631,871	$2,084	$1,293,955
Ms. Ware	$412,298	$267,994	$1,738,024	$2,084	$2,420,400
Mr. Briscoe	$425,000	$318,750	$1,393,033	$56,509	$2,193,292
Mr. Akel (5)	$439,189	$329,392	$2,028,997	$34,235	$2,831,813

(1)
Except for Mr. Briscoe, assumes the salary in effect on April 1, 2016. A lump sum cash payment of $861,644 was paid to Mr. Briscoe as severance pay equal to twelve months salary, his target bonus for fiscal year 2016 and a prorated portion of his target bonus covering the period from April 1, 2015 to August 14, 2015.

(2)
Except for Mr. Briscoe, assumes the target bonus percentage in effect on April 1, 2016. In addition to the amount set forth above, each officer will also be eligible for a prorated target bonus equal to the target bonus opportunity for the year in which the officer’s termination of employment occurs multiplied by a fraction, the numerator of which is the number of days the officer was employed during the fiscal year in which the officer’s termination of employment occurs and the denominator of which is 365. A lump sum cash payment of $861,644 was paid to Mr. Briscoe as severance pay equal to twelve months salary, his target bonus for fiscal year 2016 and a prorated portion of his target bonus covering the prior from April 1, 2015 to August 14, 2015. Mr. Briscoe also received a cash payment for performance at target totaling $871,250 and $29,852 for unused paid time off.

(3)
Assumes that the triggering event took place on March 31, 2016, the last business day of fiscal year 2016, and a price per share of $18.92, the closing market price of our common stock as of March 31, 2016, the final trading day of fiscal year 2016. For Mr. Briscoe, the amount shown is based on the closing market price on September 14, 2015.

(4)
Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Briscoe includes $26,657 as reimbursement to Mr. Briscoe and his beneficiaries for COBRA insurance coverage for up to 18 months starting on September 1, 2015. The Company is also responsible for providing outplacement services to Mr. Briscoe for 12 months at a cost yet to be determined which is not included in the amount shown.

(5)
A lump sum cash payment of $783,923 was paid to Mr. Akel as severance pay equal to twelve months salary, his target bonus for fiscal year 2016 and a prorated portion of his target bonus covering the period from April 1, 2016 to April 18, 2016. Mr. Akel also received a cash payment for performance at target totaling $988,175 and $36,605 for unused paid time off. The Company is responsible for reimbursing Mr. Akel and his beneficiaries $34,588 for COBRA insurance coverage for up to 18 months starting on May 1, 2016. The Company is also responsible for providing outplacement services to Mr. Akel for 12 months at a cost yet to be determined.

Additionally, if any NEO’s employment is terminated by the Company without Cause or by the NEO for Good Reason within the two years following a change in control of our Company, he or she would be entitled pursuant to our Severance Policy to a prorated target annual bonus, cash severance equal to three times the sum of the NEO’s base salary and the highest annual bonus paid to such NEO during the past three years, accelerated vesting and payment of equity and cash incentive awards under the LTIP, a cash amount equal to COBRA premiums for 18 months and outplacement services for twelve months. The definition of “Change in Control” includes, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in at least a majority of the Company’s Board (iii) approval by the stockholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to merger beneficially own more than 50.1% of the common stock of the entity resulting from such merger, and (iv) the sale or other disposition of all or substantially all of the assets of the Company.
The following amounts would be payable if the listed NEO’s employment is terminated pursuant to a change in control event. In the case of Mr. Akel, the amounts set forth below are the amounts that Mr. Akel would have been paid if his employment had been terminated by the Company on March 31, 2016 pursuant to a change in control event.

BRISTOW GROUP INC. – 2016 Proxy Statement – 51

	Salary Multiple(1)	Highest Annual Bonus Multiple(2)	Vesting of Equity Awards (3)	Extended Health Benefits (4)	Tax Gross Up	Total
Mr. Baliff	$2,100,000	$3,407,730	$3,652,501	$27,229	N/A	$9,187,460
Mr. Miller	$1,275,000	$763,515	$928,179	$27,229	N/A	$2,993,923
Mr. Akiri	$1,200,000	$1,281,540	$631,871	$2,084	N/A	$3,115,495
Ms. Ware	$1,236,894	$1,390,689	$1,738,024	$2,084	N/A	$4,367,691
Mr. Akel	$1,317,567	$1,664,571	$2,028,997	$34,235	N/A	$5,045,370

(1)	Salary multiple calculated using base salary as of April 1, 2016.

(2)
Each officer’s highest annual bonus multiple calculated using the highest annual bonus paid to such officer in the three years preceding April 1, 2016. In addition to the amount set forth above, each officer will also be eligible for a prorated target bonus equal to the target bonus opportunity for the year in which the officer’s termination of employment occurs multiplied by a fraction, the numerator of which is the number of days the officer was employed during the fiscal year in which the officer’s termination of employment occurs and the denominator of which is 365.

(3)
Assumes that the triggering event took place on March 31, 2016, the last business day of fiscal year 2016, and a price per share of $18.92, the closing market price of our common stock as of March 31, 2016, the final trading day of fiscal year 2016.

(4)	Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for.
Any benefits payable pursuant to the above triggering events are payable in a cash lump sum not later than six months following the termination date.
The employment and severance benefits agreements of the NEOs also contain certain non‑competition, non‑solicitation and confidentiality provisions. For additional information regarding these employment agreements, see “Director and Executive Officer Compensation – Employment Agreements.”

BRISTOW GROUP INC. – 2016 Proxy Statement – 52

Director Compensation
The following table sets forth information concerning the compensation of each of our directors other than Mr. Baliff, who is a NEO, and Mr. Porter, who was not a director as of March 31, 2016:
Director Compensation - Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Thomas N. Amonett	$90,000	$125,000	—	$215,000
Stephen J. Cannon	$133,750	$81,250	—	$215,000
Michael A. Flick (2)	$137,750	$81,250	—	$219,000
Lori A. Gobillot	$133,750	$81,250	—	$215,000
Ian A. Godden (2)	$94,000	$125,000	—	$219,000
David C. Gompert	$133,750	$81,250	—	$215,000
Stephen A. King (2)(3)	$114,000	$125,000	—	$239,000
Thomas C. Knudson	$293,750	$81,250	—	$375,000
Mathew Masters (3)	$90,000	$125,000	—	$215,000
Bruce H. Stover	$110,000	$125,000	—	$235,000

(1)
The amounts in this column represent the fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. For additional information, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2016. Each non-employee director is provided the opportunity each year to receive a restricted stock award equal in value to $125,000 at the time of grant and is required to make a binding election at such time to either (i) receive 35% of his or her award in the form of restricted cash ($43,750) and the remaining 65% of such award ($81,250) in the form of restricted stock units or (ii) receive 100% of his or her award ($125,000) in the form of restricted stock units. Each such restricted cash and restricted stock unit award vests six months from the date of grant. For fiscal year 2016, each of Ms. Gobillot and Messrs. Cannon, Flick, Gompert and Knudson elected to receive 35% of the award ($43,750) in restricted cash and 65% of the award ($81,250) in restricted stock units whereas each of Messrs. Amonett, Godden, King, Masters and Stover elected to receive 100% of the award ($125,000) in restricted stock units.

(2)	Includes half of the one-time cash compensation award of $8,000 paid to each of Messrs. Flick, Godden and King for services rendered on special committees of our Board during fiscal year 2016.

(3)
Pursuant to agreements with Caledonia Investments plc, as employer, Messrs. King and Masters assign any compensation received from the Company, including restricted stock units awarded under the Company’s stock plans, to Caledonia. Messrs. King and Masters disclaim beneficial ownership of any such units or resulting shares.

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The Compensation Committee reviews director compensation annually. Based on consultation with their independent compensation consultant and market data, the Compensation Committee recommends for approval by our Board the annual retainer, stock awards and other benefits for members of our Board. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability. Directors who are Company employees do not receive a retainer or fees for service on our Board or any committees. The Company pays non-employee members of our Board for their service as directors. For fiscal year 2016, directors who were not employees received:

Forms of Director Compensation	Amount ($)
Annual Chairman of the Board Fee (1):	$250,000
Annual director fee:	$90,000
Committee Chairmen Annual Fees:
Audit Committee	$20,000
Compensation Committee	$20,000
Corporate Governance and Nominating Committee	$10,000
Restricted cash and equity compensation:
At each Annual Meeting of the Company, each non-employee director is eligible to be granted a number of restricted stock units with a value of $125,000 based on the closing price on the date of the Annual Meeting (the date of grant) and is required to make a binding election at such time to either (i) receive 35% of his or her award in the form of restricted cash and the remaining 65% of such award in the form of restricted stock units or (ii) receive 100% of his or her award in the form of restricted stock units. Each such restricted cash and restricted stock unit award vests six months from the date of grant.

(1)
For fiscal year 2016, the Chairman of our Board was only eligible to receive each year $125,000 in restricted cash and equity compensation together with the $250,000 payable in cash for the Annual Chairman of the Board Fee and forewent any other annual director fee or committee chairman fee that would otherwise have applied.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees and for other reasonable expenses related to the performance of their duties as directors.
On May 15, 2015, our Board approved a special, one-time cash compensation award of $8,000 to each of Messrs. Flick, Godden and King in recognition of outstanding effort with respect to their service on special committees of our Board from February 5, 2015 to May 15, 2015. Each such award was paid by the Company to the applicable recipient on or about June 1, 2015.
Subject to approval by the Company’s stockholders at the Annual Meeting, the amendment and restatement of the Company’s current LTIP will limit the maximum aggregate amount of compensation and incentive awards that may be paid by the Company in any calendar year to any outside director to $1,125,000.
On or prior to the five year anniversary of becoming a director on our Board, outside directors are expected to hold or have held Company stock, including unvested restricted stock or restricted stock units, with a value equal to at least four times the annual cash retainer paid to outside directors at the time that the applicable director joined our Board. In the event the annual cash retainer is increased during a director’s tenure on our Board, such director has up to five years from the effective date of such increase to hold additional Company stock, including additional unvested restricted stock or restricted stock units, equal in value to at least four times the amount of the increase to the annual cash retainer paid to outside directors. As of the Record Date, none of the Company’s directors had failed to comply with the stock ownership guidelines.
The Company’s stock ownership guidelines effectively require that our outside directors in the coming years hold as a group approximately $2.9 million of Company stock, including unvested restricted stock or unvested restricted stock units. As a result of the declining price of Company stock during fiscal year 2016, the net difference between the aggregate value of our outside directors’ Company stock holdings as of the Record Date and the value of such Company stock holdings as of the grant date or purchase date, as applicable, was $3.1 million.
Once a director on our Board has satisfied the holding requirement set forth above, such director may only sell shares of the Company if immediately after such sale, the market value of the director’s remaining Company stock, including unvested restricted stock or restricted stock units, will be at least equal in value to the applicable holding requirement amount based on the director’s annual cash retainer at such time. Compliance with the stock ownership guidelines by the outside directors is reviewed each year by the Corporate Governance and Nominating Committee of our Board as part of the director nomination and selection process.

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EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about the Company’s common stock that may be issued under existing equity compensation plans as of March 31, 2016.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,041,442	$57.74	1,127,304
Equity compensation plans not approved by security holders	—	—	—
Total	2,041,442	$57.74	1,127,304

(1)
The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance units and performance shares.

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ITEM 2 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Our Board recognizes the interest that the Company’s stockholders have in the compensation of the Company’s Named Executive Officers. In recognition of that interest and in accordance with Section 14A of the Exchange Act and related rules of the SEC, this proposal, commonly known as a “say on pay” proposal, provides the Company’s stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation discussion and analysis beginning on page 22 followed by the compensation tables beginning on page 43 of this proxy statement. This advisory vote is intended to give the Company’s stockholders an opportunity to provide an overall assessment of the compensation of the Company’s Named Executive Officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s stockholders.
As an advisory vote, the stockholders’ vote on this proposal is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this proposal and give consideration to the outcome when making future executive compensation decisions for the Company’s Named Executive Officers.
Approval, on an advisory basis, of the Company’s executive compensation requires the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where a contrary vote is indicated or authorization to vote is withheld.

Recommendation
Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers by voting FOR the approval of the following resolution:
RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement relating to the 2016 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

Vote Required
The approval of this proposal requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

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ITEM 3 - APPROVAL OF THE FURTHER AMENDMENT AND RESTATEMENT OF
THE 2007 LONG TERM INCENTIVE PLAN
On May 3, 2007, our Board approved the establishment of the Bristow Group Inc. 2007 Long Term Incentive Plan which was approved by the stockholders of the Company in August 2007. On May 19, 2010, our Board approved an amendment to the 2007 Long Term Incentive Plan, which was approved by the stockholders of the Company in August 2010. On May 13, 2013, our Board approved an amendment and restatement of the 2007 Long Term Incentive Plan, which was approved by the stockholders of the Company in August 2013. Throughout this proxy statement and description of the 2007 Long Term Incentive Plan, we refer generally to the 2007 Long Term Incentive Plan, as amended in 2010 and amended and restated in 2013, as the “LTIP”, whereas we refer to the LTIP with the currently proposed amended and restated provisions described below as the “Amended and Restated LTIP”. The Amended and Restated LTIP appears in Appendix A to this proxy statement. The full text of the Amended and Restated LTIP is incorporated herein by reference, and the following summary is qualified in its entirety by reference to the text of the Amended and Restated LTIP. Capitalized terms set forth below that are not otherwise defined in this proxy statement shall have the meanings given such terms in the LTIP.
On August 1, 2013, the stockholders of the Company approved the amendment and restatement of the LTIP which, among things, reserved for issuance an aggregate of 5,400,000 “shares” (or 2,700,000 full value shares). Since August 1, 2013, the Company has issued 1,186,527 options to purchase Common Stock that remain outstanding as of the Record Date (not including incentive awards approved on a contingent basis by the Compensation Committee on June 7, 2016 as described below) with a weighted average exercise price of $63.56 and a weighted average remaining term of 8.1 years. The options outstanding expire on the tenth anniversary of the date of grant, but pursuant to the Company’s Management Severance Benefits Plan for U.S. Employees and the Company’s Management Severance Benefits Plan for Non-U.S. Employees (together, the “Management Severance Plans”), such term shall be accelerated to twelve months from the date of termination in the event of termination without cause.
On May 23, 2016, our Board approved the Amended and Restated LTIP, subject to approval by the stockholders at the Annual Meeting, that would effect each of the following changes:

•
reserve an additional approximately 5,246,729 “shares” (or approximately 2,623,365 full value shares) that, when combined with “shares” remaining available for issuance under the LTIP would result in a total of 6,400,000 “shares” (or 3,200,000 full value shares) available for issuance under the Amended and Restated LTIP, with each Option and stock appreciation right (“SAR”) granted under the Amended and Restated LTIP counting as one “share” against such total and with each other Incentive Award that may be settled in Common Stock counting as two “shares” (or one full value share) against such total;

•	for purposes of Section 162(m), increase the maximum share-based employee award under the Amended and Restated LTIP from 500,000 full value shares to 1,000,000 full value shares;

•	set the maximum aggregate compensation and Incentive Awards that may be provided by the Company in any calendar year to any non-employee director at $1,125,000; and

•	make other administrative and updating changes.
On June 7, 2016, our Compensation Committee approved the June 2016 Equity Incentive Awards which would together count as 2,197,990 “shares” (or 1,098,995 full value shares) against the 1,153,271 “shares” (or 576,635 full value shares) that remained available for issuance as of such date under the LTIP. Given the shortfall of “shares” available for issuance under the LTIP, our Compensation Committee made the grant of the June 2016 Equity Incentive Awards expressly subject to and contingent upon the approval by the Company’s stockholders of the Amended and Restated LTIP at the Annual Meeting.
Our Board believes that the Amended and Restated LTIP will allow the Company to continue attracting talent, retaining our key employees and motivating them to implement our long-term strategy and achieve our strategic objectives. Our Board recommends a vote for the Amended and Restated LTIP for the following reasons:

•
the Amended and Restated LTIP will enable the Company to continue to grant equity awards at market levels to our key employees and outside directors thereby preserving cash for other uses during this difficult economic environment for our industry while at the same time further aligning the interests of our management and Board with our stockholders;

•	our equity awards are designed to assist in executive retention through extended vesting periods, while also preserving cash and maintaining liquidity;

•
the Amended and Restated LTIP will prohibit excessive payments to our outside directors by limiting the maximum aggregate amount of compensation and incentive awards that may be paid by the Company in any calendar year to any outside director to $1,125,000;

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•
we believe the requested number of “shares” to be reserved for issuance is reasonable under current market conditions, providing flexibility to accommodate the June 2016 Equity Incentive Awards, the anticipated August 2016 restricted stock unit awards granted annually to our outside directors and the anticipated equity awards to be issued to management as part of our next annual grant cycle in June 2017; and

•
the fungible share ratio permits our Compensation Committee to determine the optimal mix of the types of awards granted, while ensuring that full value awards will reduce the number of “shares” available at the rate of two “shares” for each share of Common Stock underlying the award, which is twice the rate applicable to the less dilutive form of option and stock appreciation right award.

The amount, if any, of equity compensation to be awarded to non-employee directors, executive officers, other key employees and consultants is determined from time to time by the Compensation Committee of our Board and is not presently determinable.
In the event the Amended and Restated LTIP does not receive the affirmative vote of the holders of at least a majority of the votes cast, the form of LTIP that was in effect prior to the proposed amendment and restatement will remain in effect. In such case, each of the Stock Options and Restricted Stock Units that comprised the June 2016 Equity Incentive Award will be forfeited and our Compensation Committee will consider whether to issue some combination of cash, performance cash or restricted cash under the LTIP to incentivize and retain each recipient of a June 2016 Equity Incentive Award who remained an employee of the Company as of the date of the Annual Meeting.

SUMMARY OF THE LTIP AND THE AMENDED AND RESTATED LTIP
The description set forth below summarizes the principal terms and conditions of the LTIP and the Amended and Restated LTIP; however, it does not purport to be complete and is qualified in its entirety by reference to the LTIP and the Amended and Restated LTIP.
General
The primary purpose of the LTIP is to provide a means whereby the Company may advance the best interests of the Company and any parent or subsidiaries by providing Outside Directors, Employees and Consultants with additional incentives through the grant of Stock Options to purchase Common Stock, shares of Restricted Stock, Other Stock-Based Awards (payable in cash or Common Stock) and Performance Awards, thereby increasing the personal stake of such Outside Directors, Employees and Consultants in the continued success and growth of the Company.
Shares Subject to the LTIP
The number of “shares” originally reserved under the LTIP and available for Incentive Awards under the LTIP was 5,400,000 (or 2,700,000) full value shares) with 4,246,729 “shares” (or 2,123,365 full value shares) having previously been issued, leaving 1,153,271 “shares” (or 576,635 full value shares) available for issuance as of the Record Date. The number of shares of Common Stock that are the subject of Incentive Awards under the LTIP, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards.
The Amended and Restated LTIP reserves an additional approximately 5,246,729 “shares” (or approximately 2,623,365 full value shares) for a total of 6,400,000 “shares” (or 3,200,000 full value shares) available for issuance under the Amended and Restated LTIP. Under the LTIP and the Amended and Restated LTIP, Incentive Awards that may be settled in Common Stock, excluding Options and SARs, shall count against the total number of “shares” available for grant as two “shares” (or one full value share) for each one “share” issued in connection with such awards. Conversely, Options and SARs granted on and after such date shall each count as one “share” against the total number of “shares” available for grant thereunder.
With respect to SARs, when a stock-settled SAR is exercised, the “shares” subject to the SAR Award Letter will be counted against the number of “shares” available for future grant or sale under the LTIP, regardless of the number of shares of Common Stock used to settle the SAR upon exercise. Shares of Common Stock used to pay the Exercise Price of a Stock Option or used to satisfy tax withholding obligations will not become available for future grant or sale under the LTIP.
The number of shares available under the LTIP, the limits on the number of shares available for certain types of Incentive Awards, and outstanding Incentive Awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalization or similar transactions, or resulting from a change in applicable laws or other circumstances.
The following limitations apply to grants of Incentive Awards to Employees under the LTIP:

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•
Subject to adjustment as provided for certain events under the LTIP, the maximum aggregate number of shares of Common Stock that may be subject to Incentive Awards denominated with respect to shares of Common Stock (including Stock Options, Restricted Stock, Other Stock-Based Awards, SARs or Performance Awards paid out in shares) granted to an Employee in any calendar year is 500,000 shares.

•
With respect to Incentive Awards denominated with respect to cash (including Other Stock-Based Awards or Performance Awards paid out in cash), the maximum aggregate cash payout to an Employee in any calendar year is $10,000,000.

The Amended and Restated LTIP increases the above limits to 1,000,000 shares of Common Stock and $10,000,000, respectively. Furthermore, the Amended and Restated LTIP provides that the maximum aggregate compensation and Incentive Awards that may be provided by the Company in any calendar year to any Outside Director is $1,125,000.
Administration
The LTIP provides that it is to be administered by a Committee appointed by our Board consisting of not less than two directors who fulfill the “non-employee director” requirements of Rule 16b-3 under the Exchange Act, the “outside director” requirements of Section 162(m) and the “independent” requirement of the rules of any national securities exchange on which any of the securities of the Company are traded, listed or quoted, if any. The Committee may be the Compensation Committee of our Board, or any subcommittee of the Compensation Committee, provided that the members of the Committee satisfy the requirements of the previous provisions. Notwithstanding the foregoing, the term “Committee” as used in the LTIP with respect to any Incentive Award for an Outside Director shall refer to the entire Board. The Committee has the full power and authority to grant to eligible persons the Incentive Awards described below. The Committee is authorized to, among other things, determine the size, duration and type, as well as terms and conditions (which need not be identical) of each Incentive Award. The terms of Incentive Awards will be reflected in an agreement (an Award Letter) between the Grantee and us. The Committee also construes and interprets the LTIP and any related Award Letters. The Committee has the authority to grant Incentive Awards that may or may not comply with the performance-based requirements of Section 162(m). The Committee may in certain circumstances delegate any of its duties under the LTIP to designated officers or other employees. All determinations and decisions of the Committee are final, conclusive and binding on all parties.
Eligibility
All employees and consultants of the Company or any subsidiary are eligible to participate in the LTIP as well as Outside Directors of the Company. As of March 31, 2016, there were approximately 283 participants in the LTIP.
Term of the LTIP
The LTIP will remain in effect, subject to the right of our Board to terminate it earlier, until all shares of Common Stock subject to the LTIP are purchased or acquired.
Types of Incentive Awards
Under the LTIP, the Committee may grant Incentive Awards which may be any of the following:

•	Incentive Stock Options as defined in Section 422 of the Internal Revenue Code;

•	Nonstatutory Stock Options;

•	SARs;

•	Restricted Stock;

•
Performance Awards by reference to Performance Units or Performance Shares representing a contingent right to receive cash or shares of Common Stock (which may be Restricted Stock or Restricted Stock Units); and

•	Other Stock-Based Awards payable in shares of Common Stock or other consideration related to such shares.
Stock Options
Incentive Stock Options and Nonstatutory Stock Options as described below together are called “Stock Options.” Incentive Stock Options may be granted only to Employees.
Stock Options entitle the holder to purchase a specified number of shares of Common Stock at a specified Exercise Price subject to the terms and conditions of the option grant. The Exercise Price per Share of all Stock Options must be at least 100% of the Fair

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Market Value per share of Common Stock on the date of grant. The term of any Stock Option cannot exceed 10 years from the date of grant.
Stock Options may be exercised by the delivery of a written or electronic notice of exercise to the Company as of a date set by the Company in advance of the effective date of the proposed exercise. Under the LTIP, the Exercise Price is payable to the Company in full in cash or its equivalent, or subject to prior approval by the Committee in its discretion, (i) by tendering previously acquired shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (ii) by withholding shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (iii) by using the proceeds to be received from the sale of shares issuable to pay the Exercise Price, (iv) by any other method specifically provided in an Award Letter, or (v) by a combination of the foregoing. Any payment in shares shall be effected by the surrender of such shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised.
Restricted Stock
A Restricted Stock award consists of a grant of Common Stock that is subject to a substantial risk of forfeiture and transfer restrictions until conditions established at the time of grant are satisfied. The Committee shall designate the vesting date or dates for each award of Restricted Stock, and may prescribe other restrictions, terms and conditions applicable to the vesting of such Restricted Stock. Each Restricted Stock Award shall constitute an immediate transfer of the record and beneficial ownership of the shares of Restricted Stock to the Grantee, subject to the satisfaction of the restrictions imposed at grant. Unless otherwise designated by the Committee, the holder of Restricted Stock will have the right to vote such shares and to exercise all of the rights, powers and privileges of a holder of shares of Common Stock. The Committee may also limit a holder’s right to receive dividends.
Performance Units and Performance Shares
The LTIP also authorizes the Committee to grant Performance Awards in the form of Performance Units (including units denominated in cash or Restricted Stock Units) and Performance Shares (including Restricted Stock) to individuals eligible to participate in the LTIP.
Performance Awards may be granted by the Committee on such terms and conditions as determined by the Committee for a performance period, including the achievement of performance goals. For Performance Awards which are meant to qualify as performance-based compensation under Section 162(m), the Committee will establish the performance goals within the time limits required under Section 162(m). For all other Performance Awards, the performance goals must be established before the end of the respective performance period. The Committee also has the power to impose any other restrictions on Performance Awards meant to qualify as performance-based compensation under Section 162(m) as it may deem necessary or appropriate to ensure that such Performance Awards satisfy such requirements.
The Committee may establish performance goals applicable to Performance Awards based upon performance criteria in one or more of the following categories: (i) performance of the Company as a whole, (ii) performance of a segment of the Company’s business, and (iii) individual performance and either as an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or other standard selected by the Committee. Under the LTIP, the performance criteria for Performance Awards meant to qualify as performance-based compensation under Section 162(m) may include one or more of the following measures:

•	revenue;

•
pre-tax or after-tax profit levels (including but not limited to economic profit; earnings per share; growth in earnings per share; operating earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax; and net income);

•	total stockholder return;

•	return measures (including but not limited to return on assets, return on equity, return on capital or return on investment);

•	cash flow measures (including but not limited to free cash flow; cash flow return on investment; cash flow return on capital; or net cash flow);

•	Bristow Value Added (gross cash flow less a charge for capital employed);

•	economic value added (or an equivalent metric);

•	market value added;

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•	debt to equity ratio;

•	market share;

•	price per share of the Common Stock;

•	operating measures (including but not limited to sales; operating income; funds or cash from operations; or levels of operating expense, maintenance expense or administrative expense);

•	customer satisfaction and customer service measures; and

•
safety measures (including, but not limited to, total recordable incident rate to labor or flight hours ratios; lost time accidents to labor or flight hours ratios; air accidents to labor or flight hours ratios; or serious incidents to labor or flight hour ratios).

Individual performance criteria shall relate to a Grantee’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. Performance criteria shall be calculated in accordance with the Company’s financial statements or generally accepted accounting principles, on an operating basis, or under a methodology established by the Committee prior to the grant of the Performance Award that is consistently applied and identified. The Committee will determine whether performance goals have been achieved and, if so, the amount payable with respect to any Performance Award. With respect to Performance Awards intended to qualify as performance-based compensation under Section 162(m), the Committee will certify the results of the performance goals for each performance period.
Other Stock-Based Awards
The LTIP authorizes the Committee to grant Other Stock-Based Awards to individuals eligible to participate in the LTIP. Other Stock-Based Awards may consist of awards that are valued, in whole or in part, by reference to, or otherwise based on, shares of Common Stock, including Restricted Stock Units and SARs. Subject to the terms of the LTIP, the Committee may determine any terms and conditions of Other Stock-Based Awards. Payment of Other Stock-Based Awards will be in shares of Common Stock or other consideration, including cash, related to those Incentive Awards as the Committee determines in its discretion.
Termination of Employment or Service; Change in Control
The Committee has discretion to provide in Award Letters any acceleration of vesting or lapse of restrictions, the exercise period, the definition of disability and other terms and conditions in the event of termination of employment or service, death, disability, retirement or change in control.
Repricing or Cash Out of Stock Options or SARs
The LTIP prohibits, without prior stockholder approval, (i) the amendment of a Stock Option or SAR to reduce its Exercise price or grant price, (ii) the cancellation or replacement of any Stock Option or SAR with Incentive Awards having a lower Exercise Price or grant price, or (iii) the cancellation of a Stock Option or SAR for cash except in connection with certain events specified in the LTIP.
Tax Withholding
The Company will deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the LTIP or an Incentive Award. With respect to tax withholding required upon any taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.
Incentive Awards Nontransferable
Generally, no Incentive Award may be assigned, sold or otherwise transferred by a Grantee, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order under Section 414(p) of the Internal Revenue Code. A Stock Option may be exercised during the Grantee’s lifetime only by the Grantee or the Grantee’s legal guardian. However, the LTIP contains provisions permitting certain transfers if there is no consideration for the transfer, the transfer is approved by the Committee, and the transfer is expressly provided for in the applicable Award Letter.

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Amendment and Termination of the LTIP
The Board may amend, modify, suspend or terminate the LTIP for the purposes of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or modification that would adversely affect a Grantee shall be made without consent of the Grantee and no amendment or alteration shall be effective prior to approval by the stockholders of the Company to the extent such approval is required by law or rules of the securities exchange on which the shares are listed.
Compliance with Section 409A of the Internal Revenue Code
To the extent applicable, the LTIP and Award Letters shall be interpreted and construed to be exempt from or compliant with Section 409A of the Internal Revenue Code (“Section 409A”) and Treasury Department regulations and other interpretive guidance issued thereunder. In the event that our Board determines that any Incentive Award may be subject to Section 409A, our Board may, without the consent of Grantees, adopt such amendments to the LTIP and the applicable Award Letters or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that our Board determines are necessary or appropriate to (i) exempt the Incentive Award from Section 409A or (ii) comply with the requirements of Section 409A and Treasury Department regulations and other interpretive guidance issued thereunder.
Federal Income Tax Consequences of Incentive Awards Granted Under the LTIP
THE FOLLOWING IS A SUMMARY OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT GENERALLY WILL ARISE UNDER THE INTERNAL REVENUE CODE WITH RESPECT TO INCENTIVE AWARDS GRANTED UNDER THE LTIP AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL RELEVANT PROVISIONS OF THE INTERNAL REVENUE CODE. MOREOVER, THIS SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS UNDER THE INTERNAL REVENUE CODE, WHICH ARE SUBJECT TO CHANGE. THE TREATMENT OF FOREIGN, STATE, LOCAL OR ESTATE TAXES IS NOT ADDRESSED. THE TAX CONSEQUENCES OF THE INCENTIVE AWARDS ARE COMPLEX AND DEPENDENT UPON EACH INDIVIDUAL’S PERSONAL TAX SITUATION. ALL GRANTEES ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS RESPECTING INCENTIVE AWARDS.
Incentive Stock Options. In general, a Grantee will not recognize taxable income upon the grant or a “qualified” exercise of any Incentive Stock Option. The Company is not entitled to a deduction at the time of the grant or at the time of a “qualified” exercise of any Incentive Stock Option. Instead, a Grantee will recognize taxable income with respect to Incentive Stock Options only upon the sale of shares of Common Stock acquired through the “qualified” exercise of an Incentive Stock Option. The “qualified” exercise of an Incentive Stock Option, however, may subject the Grantee to the alternative minimum tax.
Generally, the tax consequences of selling shares of Common Stock acquired upon the exercise of an Incentive Stock Option will vary with the length of time that the Grantee has owned the shares of Common Stock at the time they are sold. If the Grantee sells shares of Common Stock acquired upon the “qualified” exercise of an Incentive Stock Option, which means selling the shares after having owned them for more than two years from the date the Incentive Stock Option was granted and one year from the date the Incentive Stock Option was exercised, then the Grantee will recognize long-term capital gain in an amount equal to the excess of the sale price of the shares of Common Stock sold over the Exercise Price. If a Grantee sells shares acquired upon the “qualified” exercise of an Incentive Stock Option for less than the Exercise Price, then the Grantee may recognize a capital loss in an amount equal to the excess of the Exercise Price over the sale price of the shares.
If the Grantee sells shares of Common Stock acquired upon the exercise of Incentive Stock Options for more than the Exercise Price prior to having owned the shares for more than two years from the date the Incentive Stock Option was granted and one year from the date the Incentive Stock Option was exercised (a “disqualifying” disposition), then the Grantee will recognize ordinary income in an amount equal to the difference between the Fair Market Value of the shares acquired on the date of exercise (or, if less, the sale price of the shares) and the Exercise Price. Any gain in excess of the taxable income portion will be taxable as long-term or short-term capital gain. The Company is generally entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the Grantee from such disposition.
Nonstatutory Stock Options. As in the case of an Incentive Stock Option, a Grantee will not recognize taxable income upon the grant of a Nonstatutory Stock Option nor will the Company be entitled to a deduction at that time. However, a Grantee who exercises a Nonstatutory Stock Option generally will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the shares of Common Stock acquired through the exercise of the Nonstatutory Stock Option on the date the Nonstatutory Stock Option was exercised over the Exercise Price, and the Company will generally recognize a corresponding tax deduction in the same amount at the same time.

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With respect to any shares of Common Stock acquired upon the exercise of a Nonstatutory Stock Option, a Grantee will have a tax basis equal to the Exercise Price plus any income recognized upon the exercise of the Nonstatutory Stock Option. Upon selling the shares, a Grantee will generally recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares and the Grantee’s tax basis in the shares.
Cashless Exercise. Under current rulings, if a Grantee transfers previously held shares of Common Stock (other than shares of Common Stock acquired by exercise of an Incentive Stock Option that has not been held for the requisite holding period) in satisfaction of part or all of the Exercise Price of a Nonstatutory Stock Option or Incentive Stock Option, the Grantee will recognize income with respect to the Common Stock received in the manner described above, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the Exercise Price of the Nonstatutory Stock Option or Incentive Stock Option. Moreover, that number of shares of Common Stock received upon exercise that equals the number of shares of previously held Common Stock surrendered in satisfaction of the Exercise Price of the Nonstatutory Stock Option or Incentive Stock Option will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares of Common Stock surrendered in satisfaction of the Exercise Price of the Nonstatutory Stock Option or Incentive Stock Option. Any additional shares of Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Grantee, plus, in the case of a Nonstatutory Stock Option, the amount of ordinary income recognized by the Grantee with respect to the shares of Common Stock received.
Restricted Stock. A Grantee will not recognize taxable income upon the grant of an award of Restricted Stock subject to forfeiture provisions and restrictions on transfer (nor will the Company be entitled to a deduction) unless the Company permits and the Grantee makes an election under Section 83(b) of the Internal Revenue Code (a “Section 83(b) election”). If the Grantee makes a Section 83(b) election within 30 days of the date the Restricted Stock is granted, then the Grantee will recognize ordinary income, for the year in which the award is granted, in an amount equal to the excess of the Fair Market Value of the shares of Common Stock at the time the award is granted over the purchase price, if any, paid for the shares of Common Stock. If such election is made and the Grantee subsequently forfeits some or all of the shares, then the Grantee generally will not be entitled to any refund of taxes paid as a result of a Section 83(b) election, and may take a loss only with respect to the amount actually paid for the shares. If a Section 83(b) election is not made, then the Grantee will recognize ordinary income at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the excess of the Fair Market Value of the shares of Common Stock at the time of such lapse over the original price paid for the shares of Common Stock, if any.
The Grantee will have a tax basis in the shares of Common Stock acquired equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized at the time a Section 83(b) election is made or at the time the forfeiture provisions or transfer restriction lapse, as is applicable. Upon the disposition of shares of Common Stock acquired pursuant to an award of Restricted Stock, the Grantee will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of Common Stock and the Grantee’s tax basis in the shares of Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) election is not made, or on the date after the award is granted if a Section 83(b) election is made.
The Company will generally be entitled to a corresponding tax deduction at the time the Grantee recognizes ordinary income on the Restricted Stock, whether by vesting or due to a Section 83(b) election, in the same amount as the ordinary income recognized by the Grantee.
Other Stock-Based Awards. Generally a Grantee will not recognize any taxable income upon the grant of Other Stock-Based Awards (including Performance Awards and Restricted Stock Units). Upon the payment of Other Stock-Based Awards, a Grantee will recognize compensation taxable as ordinary income, and the Company will be entitled to a corresponding tax deduction in the same amount and at the same time.
However, if the Other Stock-Based Award is settled in shares and any such shares are subject to substantial restrictions, such as a requirement of continued employment or the attainment of certain performance objectives, the Grantee will not recognize income and the Company will not be entitled to a deduction until the restrictions lapse, unless the Grantee elects otherwise by filing a Section 83(b) election as described above. The amount of a Grantee’s ordinary income and the Company’s deduction will generally be equal to the Fair Market Value of the shares at the time the restrictions lapse.
When a Grantee is granted shares of Common Stock in settlement of Other Stock-Based Awards, the Grantee will have a tax basis in the shares acquired equal to the amount of ordinary income recognized. Upon the disposition of the shares of Common Stock acquired pursuant to Other Stock-Based Awards, the Grantee will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of Common Stock and the Grantee’s tax basis in the shares.
Section 409A of the Internal Revenue Code. Section 409A generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on

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acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, amounts included in income under Section 409A are also subject to a 20% excise tax and interest. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax.
Section 409A is applicable to any form of deferred compensation, which is broadly defined. Section 409A does not apply to Incentive Stock Options, Nonstatutory Stock Options and SARs that are not discounted and Restricted Stock (provided there is no deferral of income beyond the date on which all restrictions lapse and there is no longer a risk of forfeiture). However, Section 409A may apply to Other Stock-Based Awards granted under the LTIP, including Performance Awards and Restricted Stock Units. Incentive Awards under the LTIP are intended to be exempt from Section 409A or, if the Incentive Award provides for deferred compensation under Section 409A, to satisfy the requirements of Section 409A.
Other Tax Considerations. Upon a change in control (as defined in Section 280G of the Internal Revenue Code certain amounts associated with such Incentive Awards could, depending upon the individual circumstances of the Grantee, constitute “excess parachute payments” under the provisions of Section 280G of the Internal Revenue Code. Under these provisions, the Company will be denied any deduction with respect to such excess parachute payment. In addition, a Grantee will be subject to a 20% excise tax on any “excess parachute payments” under Section 4999 of the Internal Revenue Code. The limit on the Company’s federal income tax deduction with respect to annual compensation under Section 162(m) is also reduced by the amount of any excess parachute payments.
Under Section 162(m), the Company is denied a deduction for annual compensation paid to “covered employees” (as defined in Section 162(m)) in excess of $1.0 million unless the compensation is “performance-based compensation”. “Performance-based compensation” includes Stock Options and SARs granted at fair market value. In addition, Incentive Awards other than Stock Options and SARs (that are not discounted) may qualify as “performance-based compensation” if the awards are contingent upon satisfying one or more performance goals, as established and certified by the Committee. If these requirements are met, the Company should be entitled to a tax deduction for compensation paid in the same amount as the ordinary income recognized by the covered employees without any reduction under the limitations of Section 162(m) on deductible compensation paid to such employees. However, the Committee may determine, within its sole discretion, to grant Incentive Awards to such covered employees that do not qualify as performance-based compensation.
THE FOREGOING U.S. FEDERAL INCOME TAX INFORMATION IS ONLY A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL OF THE RELEVANT PROVISIONS OF THE INTERNAL REVENUE CODE. THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR ESTATE TAXES IS NOT ADDRESSED.

Vote Required
The affirmative vote of at least a majority of the votes cast by stockholders on this proposal at the Annual Meeting is required for approval of the Amended and Restated LTIP as described in this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions will be treated as votes cast against this item. Broker non-votes will not affect the outcome of the voting on this proposal.

Board Recommendation
Our Board unanimously recommends that you vote FOR the amendment and restatement of the 2007 Long Term Incentive Plan.

BRISTOW GROUP INC. – 2016 Proxy Statement – 64

AUDIT COMMITTEE REPORT
The Audit Committee’s principal functions are to select each year an independent registered public accounting firm, to assist our Board in fulfilling its responsibility for oversight of the Company’s accounting and internal control over financial reporting and principal accounting policies, to recommend to the Company’s Board, based on its discussions with the Company’s management and independent registered public accounting firm, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the five members of the Audit Committee satisfies the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. Our Board has determined that at least one member, Stephen A. King, is an audit committee financial expert as defined by the SEC. Our Board has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.bristowgroup.com, under the “Governance” caption.
Management is responsible for the Company’s financial statements and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Board (United States) and issuing a report thereon. The independent registered public accounting firm is also responsible for performing an independent audit of the Company’s internal control over financial reporting.
In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2016, the Audit Committee has:

•	reviewed and discussed the audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and the independent auditor;

•
discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communication with Audit Committees, as amended;

•
received the written disclosures and the letter from KPMG LLP as required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with KPMG LLP their firm’s independence; and

•	considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements is compatible with maintaining the independence of KPMG LLP.
Based on the review and discussions with the Company’s management and independent auditor, as set forth above, the Audit Committee recommended to the Company’s Board, and our Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC.
Audit Committee
Stephen A. King, Chairman
Thomas N. Amonett
Stephen J. Cannon
Michael A. Flick
Ian A. Godden

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ITEM 4 - APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS

Fiscal Year 2016 Audit
KPMG conducted the examination of the Company’s financial statements for the fiscal year 2016. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
During the Company’s two most recent fiscal years, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S‑K.

Accounting Fees and Services
Set forth below are the fees paid by the Company to KPMG for the fiscal years indicated.

	2016	2015
Audit Fees	$3,751,849	$2,358,440
Audit-Related Fees	$58,486	$1,072,578
All Other Fees	$436,640	$318,504
Tax Fees	$1,096,360	$863,526

Description of Non-Audit Services
Audit fees for each period include costs to assess our internal controls over financial reporting.
Audit-Related Fees – audit-related fees for fiscal year 2016 related principally to the adoption of new accounting standards in the U.K.
All Other Fees – such fees relate to transaction support consulting services and finance strategy and transformation consulting services.
Tax Fees – tax fees included fees for tax compliance, tax advice and tax planning services rendered by the Company’s independent accountants.

Audit Committee Pre-Approval Policies and Procedures
Our Audit Committee has policies and procedures that require the pre‑approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG during the year. In addition, Audit Committee pre‑approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre‑approved by the Audit Committee.
Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non‑audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.
Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre‑approval policies and procedures described herein.

Fiscal Year 2017 Audit
The Audit Committee of the Company’s Board has selected the firm of KPMG as the Company’s independent auditors for fiscal year 2017. Stockholder approval and ratification of this selection is not required by law or by the bylaws of the Company. Nevertheless, our Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2017, in order for this proposal to

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be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2017. Broker nonvotes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, our Board will take such decision into consideration in selecting independent auditors for the Company.
Our Board recommends a vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2017.

BRISTOW GROUP INC. – 2016 Proxy Statement – 67

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee during the fiscal year 2016 was an officer or employee of the Company or was formerly an officer of the Company. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K (Transaction with Related Persons, Promoters and Certain Control Persons).

Transactions with Related Persons
On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation, which holds all of the outstanding shares in Bristow Helicopters Group Limited (“BHGL”), pursuant to a Master Agreement dated December 12, 1996, among the Company, Caledonia Industrial Services Limited (“CIS”), a predecessor in interest to Caledonia, and certain other persons (the “Master Agreement”). As a result primarily of that transaction, CIS became the beneficial owner of 1,752,754 shares of our common stock. Also on December 19, 1996, the Company and CIS entered into a Registration Rights Agreement for the benefit of CIS with respect to our common stock. The Master Agreement provides that so long as CIS (now Caledonia) owns (1) at least 1,000,000 shares of our common stock and (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, it will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. Caledonia has designated Messrs. King and Masters for nomination to our Board to be voted on at the Annual Meeting.
The 1996 transaction also included certain executory obligations of the parties that remain in effect between us and Caledonia and its affiliates, certain of which are described below. All such obligations were the result of arms’ length negotiations between the parties that were concluded before Messrs. King and Masters were nominated or elected to our Board and are, in our view, fair and reasonable to the Company.
In connection with the Bristow Aviation transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, who, in turn, has the right to sell such shares to us. Under the current United Kingdom law, we would be required, in order for Bristow Aviation to retain its operating license, to find a qualified European Union investor to own any Bristow Aviation shares we have a right or obligation to acquire pursuant to the Put/Call Agreement. Any put or call of the Bristow Aviation shares will be subject to the approval of the Civil Aviation Authority.
In connection with the Bristow Aviation transaction, we acquired £91.0 million (approximately $145.9 million) in principal amount of 13.5% subordinated loan stock (debt) of Bristow Aviation. Bristow Aviation had the right and elected to defer payment of interest on the loan stock. Any deferred interest also accrues interest at an annual rate of 13.5%. All of the loan stock was subsequently transferred to our wholly owned subsidiary, Bristow International Panama S. de RL. With our agreement, no interest payments have been made through March 31, 2016.
In March 2004, the Company prepaid a portion of the put/call option price to Caledonia, representing the amount of guaranteed return since inception, amounting to $11.4 million. In consideration of this, the stockholders of Bristow Aviation agreed to reduce the guaranteed return factor used in calculating the put/call option price, effective April 1, 2004, from 12% per annum to LIBOR plus 3%. In May 2004, the Company acquired eight million shares of deferred stock, essentially a subordinated class of stock with no voting rights, from Bristow Aviation for £1 per share ($14.4 million in total). Bristow Aviation used these proceeds to redeem £8 million ($14.4 million) of its ordinary share capital at par value on a pro rata basis from all its outstanding stockholders, including the Company. The result of these changes was to reduce the cost of the guaranteed return to the other stockholders by $2.3 million on an annual basis.
Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal year 2016, the Company paid to Caledonia $0.1 million representing the amount due for the period from April 1, 2015 to March 31, 2016. According to its most recent Form 13F filed with the SEC on April 13, 2016, Caledonia was the direct beneficial owner of 2,824,283 shares of our common stock as of March 31, 2016, representing approximately 8.07% of our shares outstanding on such date. See “Securities Ownership - Principal Stockholders”. During fiscal year 2016, we leased an average of 113 aircraft to subsidiaries of Bristow Aviation, and received total lease payments of approximately $315.1 million. The foregoing transactions with Bristow Aviation are eliminated for financial reporting purposes in consolidation.

BRISTOW GROUP INC. – 2016 Proxy Statement – 68

Review and Approval of Related Party Transactions
The Company has adopted a written policy governing transactions with related parties that applies to all transactions required to be disclosed as related party transactions under Item 404 of Regulation S-K. Under this policy, all such related person transactions are required to be approved or ratified by the Audit Committee. No member of the Audit Committee may review or approve any transaction or amendment if he is involved directly or indirectly in the transaction. Our Board may also decide that a majority of directors disinterested in the transaction will review and approve a particular transaction or amendment. When reviewing and approving a related person transaction, the Audit Committee, or other board committee as the case may be, will be required to fully inform itself about the related party’s relationship and interest regarding the material facts of the proposed transaction and determine that the transaction is fair to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the SEC and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for fiscal year 2016 and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to fiscal year 2016.

Items of Business to Be Acted Upon at the Meeting
Item 1.  ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS
Our Board unanimously recommends that you vote FOR the election of each of the following nominees:

•	Thomas N. Amonett

•	Jonathan E. Baliff

•	Lori A. Gobillot

•	Ian A. Godden

•	David C. Gompert

•	Stephen A. King

•	Thomas C. Knudson

•	Mathew Masters

•	Biggs C. Porter

•	Bruce H. Stover
Biographical information for these nominees can be found beginning on page 11 of this proxy statement.
Item 2.  ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers by voting FOR the approval of the following resolution:
RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement relating to the 2016 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.
Item 3.  APPROVAL OF THE FURTHER AMENDMENT AND RESTATEMENT OF THE 2007 LONG TERM INCENTIVE PLAN
Our Board unanimously recommends that you vote FOR the further amendment and restatement of the Company’s 2007 Long Term Incentive Plan.

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Item 4.  APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS
Our Board unanimously recommends that you vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2017.

VOTING OF THE PROXY
SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE OTHER PROPOSALS SET FORTH ABOVE.

General
The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

Householding
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600.
Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2016. Any such request should be directed to Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600. Requests from beneficial owners of our shares must set forth a good faith representation that as of June 9, 2016, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.
By Order of our Board of Directors

E. Chipman Earle
Senior Vice President, Chief Legal Officer,
and Corporate Secretary
June 21, 2016

BRISTOW GROUP INC. – 2016 Proxy Statement – 70

APPENDIX A

BRISTOW GROUP INC.
2007 LONG TERM INCENTIVE PLAN
(As Amended and Restated Effective August 3, 2016)
SECTION 1.

GENERAL PROVISIONS RELATING TO
PLAN GOVERNANCE, COVERAGE AND BENEFITS

1.1	Purpose
The purpose of the Bristow Group Inc. 2007 Long Term Incentive Plan, as amended and restated effective August 3, 2016, as set forth herein and as may be amended from time to time (the “Plan”) is to provide a means whereby Bristow Group Inc., a Delaware corporation (the “Company” or “Bristow”), may advance the best interests of the Company and any Parent or Subsidiaries by providing Outside Directors, Employees and Consultants with additional incentives through the grant of Options to purchase common stock of the Company, par value US $0.01 per share (“Common Stock”), shares of Restricted Stock, Other Stock‑Based Awards (payable in cash or Common Stock) and Performance Awards, thereby increasing the personal stake of such Outside Directors, Employees and Consultants in the continued success and growth of the Company.
The Plan provides for payment of various forms of incentive compensation and it is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
The Plan was originally adopted and made effective as of May 3, 2007. The Plan as set forth herein shall become effective on the date the Company’s stockholders approve the Plan (the “Effective Date”), and, if approved, shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 6.6, until all shares subject to the Plan have been purchased or acquired according to its provisions. If the Company’s stockholders fail to approve the Plan as set forth herein, the Plan as set forth herein shall not become effective, and the Plan as in effect prior to this amendment and restatement shall remain in effect.

1.2	Definitions
The following terms shall have the meanings set forth below:
(a)    Award Letter. The written or electronic award letter issued by the Company to the Grantee setting forth the terms and conditions pursuant to which an Incentive Award is granted under the Plan, as further described in Section 5.1(a).
(b)    Board. The Board of Directors of the Company.
(c)    Code. The Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority. References herein to any provision of the Code shall refer to any successor provision thereto.
(d)    Committee. A committee appointed by the Board consisting of not less than two directors as appointed by the Board to administer the Plan. The Plan shall be administered by a committee appointed by the Board consisting of not less than two directors who fulfill the “non‑employee director” requirements of Rule 16b‑3 under the Exchange Act, the “outside director” requirements of Section 162(m) of the Code and the “independent” requirement of the rules of any national securities exchange on which any of the securities of the Company are traded, listed or quoted, if any. To the extent that one or more members of the committee do not satisfy the foregoing requirements generally or with respect to a particular matter, any such members may recuse themselves or abstain from participation, and the remaining members of the committee may act for the committee as a whole provided such remaining members satisfy the requirements of the previous provisions of this paragraph. The Committee may be the Compensation Committee of the Board, or any subcommittee of the Compensation Committee, provided that the members of the Committee satisfy the requirements of the previous provisions of this paragraph.
Notwithstanding the preceding paragraph, the term “Committee” as used in the Plan with respect to any Incentive Award for an Outside Director shall refer to the entire Board. In the case of an Incentive Award for an Outside Director, the Board shall have all the powers and responsibilities of the Committee hereunder as to such Incentive Award, and any actions as to such Incentive Award may be acted upon only by the Board (unless it otherwise designates in its discretion).
(e)    Consultant. An independent agent, consultant, or any other individual who is not an Outside Director or Employee of the Company (or any Parent or Subsidiary) and who (i) in the opinion of the Committee is in a position to contribute to the growth or financial success of the Company (or any Parent or Subsidiary), (ii) is a natural person and (iii) provides bona fide services to the Company (or any Parent or Subsidiary).
(f)    Employee. Any employee of the Company (or any Parent or Subsidiary) within the meaning of Section 3401(c) of the Code, including, without limitation, officers who are members of the Board.
(g)    Employment. Employment by the Company (or any Parent or Subsidiary), or by any corporation issuing or assuming an Incentive Award in any transaction described in Section 424(a) of the Code, or by a parent corporation or a subsidiary corporation of such corporation issuing or assuming such Incentive Award, as the parent‑subsidiary relationship shall be determined at the time of the corporate action described in Section 424(a) of the Code. In this regard, neither the transfer of a Grantee from Employment by the Company to Employment by any Parent or Subsidiary, nor the transfer of a Grantee from Employment by any Parent or Subsidiary to Employment by the Company, shall be deemed to be a termination of Employment of the Grantee. Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, health, or government service, or military leave, or during any period required to be treated as a leave of absence by virtue of any applicable statute, Company personnel policy or agreement. Whether an authorized leave of absence shall constitute termination of Employment hereunder shall be determined by the Committee in its discretion.
Unless otherwise provided in the Award Letter, the term “Employment” for purposes of the Plan is also defined to include (i) compensatory or advisory services performed by a Consultant for the Company (or any Parent or Subsidiary) and (ii) membership on the Board by an Outside Director.
(h)    Exchange Act. The Securities Exchange Act of 1934, as amended.
(i)    Fair Market Value. The Fair Market Value of one share of Common Stock as of any date is deemed to be (i) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the date immediately preceding the date on which such a sale was so reported, (ii) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the date immediately preceding the date on which such quotations shall be available, as reported by an inter-dealer quotation system, (iii) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or (iv) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee.
(j)    Grantee. Any Employee, Consultant or Outside Director who is granted an Incentive Award under the Plan.

(k)    Immediate Family. With respect to a Grantee, the Grantee’s spouse, children or grandchildren (including legally adopted and step children and grandchildren).
(l)    Incentive Award. A grant of an award under the Plan to a Grantee, including any Nonstatutory Stock Option, Incentive Stock Option, Restricted Stock Award, Other Stock‑Based Award or Performance Award.
(m)    Incentive Stock Option or ISO. A Stock Option granted by the Committee to an Employee under Section 2 which is designated by the Committee as an Incentive Stock Option and intended to qualify as an Incentive Stock Option under Section 422 of the Code. No Incentive Stock Options may be granted under the Plan after the date that is ten (10) years following the most recent date the Company’s stockholders approved the Plan.
(n)    Insider. An individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.
(o)    Nonstatutory Stock Option. A Stock Option granted by the Committee to a Grantee under Section 2 that is not designated by the Committee as an Incentive Stock Option.
(p)    Other Stock‑Based Award. An award granted by the Committee to a Grantee under Section 4.1 that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.
(q)    Outside Director. A member of the Board who is not, at the time of grant of an Incentive Award, an Employee of the Company or any Parent or Subsidiary.
(r)    Parent. Any corporation (whether now or hereafter existing) which constitutes a “parent” of the Company, as defined in Section 424(e) of the Code.
(s)    Performance Award. An award granted by the Committee to the Grantee under Section 4.3.
(t)    Performance‑Based Exception. The performance‑based exception from the tax deductibility limitations of Section 162(m) of the Code, as prescribed in Code Section 162(m) and Treasury Regulation Section 1.162‑27(e) (or its successor), which is applicable during such period that the Company is a publicly held corporation as defined in Code Section 162(m).
(u)    Performance Criteria. The performance criteria described in Section 4.3 which are the basis for Performance Goals with respect to Performance Awards that are intended to qualify for the Performance‑Based Exception.
(v)    Performance Goal. The performance goal or goals applicable to a Performance Award pursuant to Section 4.3 that is determined by the Committee and set out in an Award Letter.
(w)    Performance Period. A period of time, as may be determined in the discretion of the Committee and set out in an Award Letter, over which performance is measured for the purpose of determining a Grantee’s right to and the payment value of an Incentive Award.
(x)    Performance Share or Performance Unit. An Incentive Award that is a Performance Award under Section 4.3 representing a contingent right to receive cash or shares of Common Stock (which may be Restricted Stock or Restricted Stock Units) at the end of a Performance Period.
(y)    Restricted Stock. Shares of Common Stock issued or transferred to a Grantee pursuant to Section 3.

(z)    Restricted Stock Award. An authorization by the Committee to issue or transfer Restricted Stock to a Grantee.
(aa)    Restricted Stock Unit. A unit representing the right to receive one share of Common Stock or an equivalent value in cash that is restricted or subject to forfeiture provisions.
(bb)    Restriction Period. The period of time determined by the Committee and set forth in an Award Letter during which the transfer of Restricted Stock by the Grantee is restricted.
(cc)    Share. A share of the Common Stock.
(dd)    Stock Option or Option. Pursuant to Section 2, (i) an Incentive Stock Option granted to an Employee or (ii) a Nonstatutory Stock Option granted to an Employee, Consultant or Outside Director, whereunder such stock option the Grantee has the right to purchase shares of Common Stock. In accordance with Section 422 of the Code, only an Employee may be granted an Incentive Stock Option.
(ee)    Subsidiary. Any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Section 424(f) of the Code.

1.3	Plan Administration
(a)    Administrator. With respect to awards to eligible Employees, Consultants and Outside Directors, the Plan shall be administered by the Committee.
(b)    Authority of the Committee. Except as may be limited by law and subject to the provisions herein, the Committee shall have full power to (i) select Grantees who shall participate in the Plan; (ii) determine the sizes, duration and types of Incentive Awards; (iii) determine the terms and conditions of Incentive Awards; (iv) determine whether any shares subject to Incentive Awards will be subject to any restrictions on transfer; (v) construe and interpret the Plan, the terms and conditions of Incentive Awards, the Award Letter or any agreement entered into under the Plan; and (vi) establish, amend, or waive rules for the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Letter.
(c)    Decisions Binding. All determinations and decisions made by the Committee shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, its Parent and Subsidiaries, and its stockholders, Employees, Grantees, and their estates and beneficiaries. The Committee’s decisions and determinations with respect to any Incentive Award need not be uniform and may be made selectively among Incentive Awards and Grantees, whether or not such Incentive Awards are similar or such Grantees are similarly situated.
(d)    Modification of Outstanding Incentive Awards; Prohibition on Repricing and Cash Out. The Committee may, in its discretion, provide for the extension of the exercisability of an Incentive Award, accelerate the vesting or exercisability of an Incentive Award, eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provisions of an Incentive Award, or otherwise amend or modify an Incentive Award in any manner that is either (i) except as otherwise provided in Section 6.14, not adverse to the Grantee to whom such Incentive Award was granted or (ii) consented to by such Grantee. Notwithstanding the foregoing, the Committee may not (i) amend any Option or stock appreciation right (“SAR”) to reduce its initial Exercise Price or grant price, (ii) cancel or replace any Option or SAR with Incentive Awards having a lower Exercise Price or grant price or (iii) except as permitted under Section 5.4, cancel any Option or SAR in exchange for cash, without the approval of the stockholders of the Company.

(e)    Delegation of Authority. The Committee may delegate to designated officers or other Employees of the Company any of its duties under this Plan pursuant to such conditions or limitations as the Committee may establish from time to time; provided, however, the Committee may not delegate to any person the authority to grant Incentive Awards to Employees who are executive officers.

1.4	Shares of Common Stock Available for Incentive Awards
Subject to adjustment under Section 5.4, the maximum number of Shares that shall be available for Incentive Awards under the Plan that are granted wholly or partly in Common Stock (including rights or Stock Options that may be exercised for or settled in Common Stock) shall be 6,400,000 Shares of Common Stock, all of which shall be available for grants as Incentive Stock Options. Incentive Awards that may be settled in Common Stock, excluding Options and SARs, and that are granted on and after the Effective Date shall count against the number of Shares of Common Stock available for grant under the Plan as 2.0 Shares for each 1.0 Shares issued in connection with such awards. The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan that are forfeited or terminated, are cancelled, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. With respect to SARs, when a stock‑settled SAR is exercised, the Shares of Common Stock subject to the SAR Award Letter shall be counted against the number of Shares of Common Stock available for future grant or sale under the Plan, regardless of the number of Shares of Common Stock used to settle the SAR upon exercise. Shares of Common Stock used to pay the exercise price of a Stock Option or used to satisfy tax withholding obligations shall not become available for future grant or sale under this Plan. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Incentive Awards.
The following limitations shall apply to grants of Incentive Awards to Employees:
(a)    Subject to adjustment as provided in Section 5.4, the maximum aggregate number of Shares of Common Stock that may be subject to Incentive Awards denominated with respect to Shares of Common Stock (including Stock Options, Restricted Stock, Other Stock‑Based Awards, SARs or Performance Awards paid out in Shares) granted to an Employee in any calendar year shall be 1,000,000 Shares.
(b)    With respect to Incentive Awards denominated with respect to cash (including Other Stock‑Based Awards or Performance Awards paid out in cash), the maximum aggregate cash payout to an Employee in any calendar year shall be $10,000,000.
(c)    The limitations of subsections (a) and (b) above shall be construed and administered so as to comply with the Performance‑Based Exception.
(d)    The maximum aggregate compensation and Incentive Awards provided by the Company to any Outside Director in any calendar year shall not exceed $1,125,000.

1.5	Common Stock Available
The Common Stock available for issuance or transfer under the Plan shall be made available from (a) shares now or hereafter held in the treasury of the Company, (b) authorized but unissued shares, or (c) shares to be purchased or acquired by the Company. No fractional shares shall be issued under the Plan; payment for fractional shares shall be made in cash.

1.6	Participation
(a)    Eligibility. The Committee shall from time to time designate those Employees, Consultants and/or Outside Directors, if any, to be granted Incentive Awards under the Plan, the type of Incentive Awards granted, the number of shares covered by the Incentive Award granted to each such person, and any other terms or conditions relating to the Incentive Awards as it may deem appropriate to the extent not inconsistent with the provisions of the Plan.
(b)    Incentive Stock Option Eligibility. No Consultant or Outside Director shall be eligible for the grant of any Incentive Stock Option. Any grant of Incentive Stock Options may only be made to Employees with terms consistent with the requirements of Section 422 of the Code. To the extent the Code requires a plan to contain specific provisions in order to qualify an Option as an Incentive Stock Option, such provisions shall be deemed to be stated in the Plan.
SECTION 2.

STOCK OPTIONS

2.1	Grant of Stock Options
The Committee is authorized to grant (a) Nonstatutory Stock Options to Employees, Consultants and/or Outside Directors and (b) Incentive Stock Options to Employees only in accordance with the terms and conditions of the Plan, and with such additional terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its discretion.

2.2	Stock Option Terms
(a)    Number of Shares. Each award of a Stock Option shall specify the number of shares of Common Stock to which it pertains.
(b)    Exercise Price. The price at which a share of Common Stock may be purchased pursuant to each Stock Option (the “Exercise Price”) shall be determined by the Committee; provided, however, that the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date the Stock Option is granted.
(c)    Term. The term of each Stock Option shall be not more than ten (10) years from the date of grant. In the event no term of a Stock Option is fixed in the Award Letter or specified pursuant to the Plan, such term shall be ten (10) years from the date of grant.
(d)    Exercise. The Committee shall determine the time or times at which a Stock Option may be exercised in whole or in part. Each Stock Option may specify the required period of continuous Employment and/or the performance objectives to be achieved before the Stock Option or portion thereof will become exercisable.

2.3	Stock Option Exercises
Stock Options shall be exercised by the delivery of a written or electronic notice of exercise to the Company as of a date set by the Company in advance of the effective date of the proposed exercise. The notice shall set forth the number of shares with respect to which the Option is to be exercised, accompanied by full payment for the shares.
The Exercise Price shall be payable to the Company in full in cash or its equivalent, or subject to prior approval by the Committee in its discretion, (i) by tendering previously acquired shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (ii) by withholding shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (iii) by using the proceeds to be received from the sale of shares issuable pursuant to the Option in accordance with irrevocable instructions to a broker-dealer to deliver the proceeds of such sale to the Company in satisfaction of the Exercise Price, (iv) by any other method specified in an Award Letter, or (v) by any combination of the foregoing. Any payment in shares shall be effected by the surrender of such shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised.
As soon as practicable after receipt of notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the Grantee, in the name of the Grantee or other appropriate recipient, Shares for the number of shares purchased under the Stock Option.
SECTION 3.

RESTRICTED STOCK

3.1	Award of Restricted Stock
(a)    Grant. The Committee is authorized to grant shares of Restricted Stock to any Employee, Consultant or Outside Director with such restrictions during the Restriction Period as the Committee may designate in its discretion. The award or vesting of Restricted Stock may also, at the discretion of the Committee, be conditioned upon the achievement of Performance Goals in the same manner as provided in Section 4.3 with respect to Performance Awards. Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee may determine, which consideration may be less than, equal to or more than the Fair Market Value of the shares of Restricted Stock on the grant date.
(b)    Immediate Transfer Without Immediate Delivery of Restricted Stock. Each Restricted Stock Award shall constitute an immediate transfer of the record and beneficial ownership of the shares of Restricted Stock to the Grantee. Shares awarded pursuant to a grant of Restricted Stock may be issued in the name of the Grantee and held, together with a stock power endorsed in blank, by the Committee or Company (or their delegates) or in trust or in escrow pursuant to an agreement satisfactory to the Committee, until such time as the restrictions on transfer have expired.

3.2	Forfeiture of Restricted Stock
Unless otherwise specified by the Committee in the Award Letter, the Restricted Stock that is subject to restrictions which are not satisfied shall be forfeited and all rights of the Grantee to such shares shall terminate.

3.3	Delivery of Shares of Common Stock
Subject to withholding taxes under Section 6.2 and to the terms of the Award Letter, upon the lapse of the Restriction Period applicable to all or a portion of a Restricted Stock Award, shares of Common Stock will be issued to the Grantee or other appropriate recipient free from restrictions. To the extent a Restricted Stock Award is evidenced by a stock certificate, a stock certificate evidencing the shares of Restricted Stock with respect to which the restrictions in the Award Letter have been satisfied shall be delivered to the Grantee or other appropriate recipient free of restrictions. To the extent shares are evidenced by a certificate, delivery shall be effected for all purposes when the Company shall have deposited such certificate in the United States mail, addressed to the Grantee or other appropriate recipient.

SECTION 4.

OTHER STOCK‑BASED AWARDS AND PERFORMANCE AWARDS

4.1	Grant of Other Stock‑Based Awards
Other Stock‑Based Awards may be awarded by the Committee to selected Grantees that are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of Common Stock, subject to such terms and conditions as determined by the Committee. Other Stock‑Based Awards include, without limitation, Restricted Stock Units, SARs, shares of Common Stock awarded which are not subject to any restrictions or conditions, other rights convertible into shares, Incentive Awards valued by reference to the value of securities of, or the performance of, the Company or a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. As is the case with other Incentive Awards, Other Stock‑Based Awards may be awarded either alone or in addition to or in tandem with any other Incentive Awards.

4.2	Other Stock‑Based Award Terms
(a)    Purchase Price. Except to the extent that an Other Stock‑Based Award is granted in substitution for an outstanding Incentive Award or is delivered upon exercise of a Stock Option, the amount of consideration required to be received by the Company shall be either (i) no consideration other than services actually rendered (in the case of authorized and unissued shares) or to be rendered, or (ii) specified in the Award Letter. Notwithstanding the foregoing, with respect to an Incentive Award for a SAR, the exercise price per share of Common Stock covered by the SAR shall not be less than one hundred percent (100%) of Fair Market Value of a share of Common Stock on the date of the grant of the SAR and the term shall not be more than ten years from the date of grant.
(b)    Performance Criteria and Other Terms. In its discretion, the Committee may specify such criteria, periods or goals for the grant or vesting in Other Stock‑Based Awards and payment thereof to the Grantee as it shall determine; and the extent to which such criteria, periods or goals have been met shall be determined by the Committee. The grant, vesting or payment of Other Stock‑Based Awards may also, at the discretion of the Committee, be conditioned upon the achievement of Performance Goals in the same manner as provided in Section 4.3 with respect to Performance Awards.
(c)    Payment. Other Stock‑Based Awards may be paid in shares of Common Stock or other consideration, including cash, related to such shares, in a single payment or in installments on such dates as determined by the Committee, all as specified in the Award Letter.
(d)    Dividends. The Grantee of an Other Stock‑Based Award shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the Other Stock‑Based Award, unless (and to the extent) otherwise determined by the Committee and set forth in the Award Letter, which amounts, if any, may be paid in cash or deemed to have been reinvested in additional shares of Common Stock.

4.3	Performance Awards
(a)    Grant. The Committee is authorized to grant Performance Awards to selected Employees or Consultants. Performance Awards may be by reference to Performance Shares or Performance Units, and may at the discretion of the Committee, be awarded upon the satisfaction of Performance Goals. The vesting or settlement of Performance Awards may also, in the discretion of the Committee, be conditioned upon the achievement of Performance Goals. When the Committee desires a Performance Award to qualify for the Performance‑Based Exception, the Committee shall establish the Performance Goals for the respective Performance Award prior to or within 90 days of the beginning of the Performance Period relating to such Performance Goal, or at such other date as may be permitted or required for the Performance‑Based Exception, and not later than after 25 percent of such Period has elapsed, and such Performance Goals shall otherwise comply with the requirements of the Performance‑Based Exception. For all other Performance Awards, the Performance Goals must be established before the end of the respective Performance Period. The Committee shall have the power to impose such other restrictions on Performance Awards intended to qualify for the Performance‑Based Exception as it may deem necessary or appropriate to ensure that such Performance Awards satisfy all the requirements to qualify for the Performance‑Based Exception.
(b)    Performance Criteria. With respect to Performance Awards intended to qualify for the Performance‑Based Exception, the Committee may establish Performance Goals based upon the Performance Criteria and other factors set forth below in one or more of the following categories: (i) performance of the Company as a whole, (ii) performance of a segment of the Company’s business, and (iii) individual performance and either as an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or other standard selected by the Committee. “Performance Criteria” means one or more of the following measures: revenue; pre‑tax or after‑tax profit levels (including but not limited to economic profit; earnings per share; growth in earnings per share; operating earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax; and net income); total stockholder return; return measures (including but not limited to return on assets, return on equity, return on capital or return on investment); cash flow measures (including but not limited to free cash flow; cash flow return on investment; cash flow return on capital; or net cash flow); Bristow Value Added (gross cash flow less a charge for capital employed); economic value added (or an equivalent metric); market value added; debt to equity ratio; market share; price per share of Common Stock; operating measures (including but not limited to sales; operating income; funds or cash from operations; or levels of operating expense, maintenance expense or administrative expense); measures of customer satisfaction and customer service; or safety measurements (including but not limited to total recordable incident rate to labor or flight hours ratios; lost time accidents to labor or flight hours ratios; air accidents to labor or flight hours ratios; or serious incidents to labor or flight hour ratios). Individual Performance Criteria shall relate to a Grantee’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. Performance Criteria shall be calculated in accordance with the Company’s financial statements or generally accepted accounting principles, on an operating basis, or under a methodology established by the Committee prior to the issuance of a Performance Award that is consistently applied and identified. Unless otherwise stated, Performance Goals need not be based upon an increase or positive result and could include, for example, maintaining the status quo or limiting economic losses.
(c)    Payment. The basis for the grant, vesting or payment, as applicable, of Performance Awards for a given Performance Period shall be the achievement of those Performance Goals determined by the Committee as specified in the Grantee’s Award Letter. The Committee’s determination with respect to a Performance Period of whether and to what extent a Performance Goal has been achieved, and, if so, of the amount of the Performance Award earned for the Performance Period shall be final and binding on the Company and all Grantees, and, with respect to Performance Awards that are intended to qualify for the Performance‑Based Exception, these determinations shall be certified in writing before such Performance Awards are paid.
SECTION 5.

PROVISIONS RELATING TO PLAN PARTICIPATION

5.1	Plan Conditions
(a)    Award Letter. Each Grantee to whom an Incentive Award is granted shall be provided an Award Letter by the Company, in such form as is provided by the Committee. The Award Letter shall contain specific terms as determined by the Committee, in its discretion, with respect to the Grantee’s particular Incentive Award. Such terms need not be uniform among all Grantees or any similarly situated Grantees. The Award Letter may include, without limitation, vesting, forfeiture, termination of Employment, change in control and other provisions particular to the particular Grantee’s Incentive Award, as well as, for example, provisions to the effect that the Grantee (i) shall not disclose any confidential information acquired during Employment with the Company, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (iii) shall not interfere with the employment or other service of any Employee, (iv) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (v) shall forfeit an Incentive Award if terminated for Cause, (vi) shall not be permitted to make an election under Section 83(b) of the Code when applicable, and (vii) shall be subject to any other agreement between the Grantee and the Company or policy of the Company regarding shares that may be acquired under an Incentive Award including, without limitation, an agreement restricting the transferability of shares by Grantee or providing for the recoupment of shares or the cash equivalent thereof.
(b)    No Right to Employment. Nothing in the Plan or any instrument executed pursuant to the Plan shall create any Employment rights (including without limitation, rights to continued Employment) in any Grantee or affect the right of the Company to terminate the Employment of any Grantee at any time without regard to the existence of the Plan.
(c)    Securities Requirements. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued shares pursuant to the Plan or to cause to be delivered any certificates evidencing shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance of shares or delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities, and the requirements of any securities exchange on which shares are traded. The Committee may require, as a condition of the issuance of shares or delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any such certificates bear such legends, as the Committee, in its discretion, deems necessary or desirable.

5.2	Transferability and Exercisability
Incentive Awards granted under the Plan shall not be transferable or assignable other than: (a) by will or the laws of descent and distribution or (b) pursuant to a qualified domestic relations order (as defined by Section 414(p) of the Code); provided, however, only with respect to Incentive Awards of Nonstatutory Stock Options, the Committee may, in its discretion, authorize all or a portion of the Nonstatutory Stock Options to be granted on terms which permit transfer by the Grantee to (i) the members of the Grantee’s Immediate Family, (ii) a trust or trusts for the exclusive benefit of such Immediate Family (except that the Grantee may also be a beneficiary of such trust), or (iii) a partnership in which such members of such Immediate Family are the only partners (except that Grantee may also be a partner), provided that (A) there may be no consideration for any such transfer, (B) the Award Letter pursuant to which such Nonstatutory Stock Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 5.2, and (C) subsequent transfers of transferred Options shall be prohibited except in accordance with clauses (a) and (b) (above) of this sentence. Following any permitted transfer, any Incentive Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Grantee” shall be deemed to refer to the transferee. The termination of Employment events in the Award Letter shall continue to be applied with respect to the original Grantee, and the Incentive Award shall be exercisable by the transferee only to the extent, and for the periods, specified in the Award Letter.
No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s enforceable will or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 5.2 shall be void and ineffective. All determinations under this Section 5.2 shall be made by the Committee in its discretion.

5.3	Rights as a Stockholder
(a)    No Stockholder Rights. Except as otherwise provided in Section 3.1(b) for grants of Restricted Stock, a Grantee of an Incentive Award (or a permitted transferee of such Grantee) shall have no rights as a stockholder with respect to any shares of Common Stock until the issuance of such shares to the Grantee. Notwithstanding any provision of the Plan to the contrary, neither dividends nor dividend equivalents may be paid with respect to Incentive Awards that are Options or SARs.
(b)    Representation of Ownership. In the case of the exercise of an Incentive Award by a person or estate acquiring the right to exercise such Incentive Award by reason of the death or disability of a Grantee, the Committee may require reasonable evidence as to the ownership of such Incentive Award or the authority of such person and may require such consents and releases of taxing authorities as the Committee may deem advisable.

5.4	Change in Stock and Adjustments
(a)    Changes in Law or Circumstances. In the event of any change in applicable law or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants an equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee should so determine, in its absolute discretion, that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include changes with respect to (i) the aggregate number of shares that may be issued under the Plan and that are subject to the special limits under Section 1.4, (ii) the number of shares subject to Incentive Awards, and (iii) the Exercise Price or other price per Share for outstanding Incentive Awards. Any adjustment under this paragraph of an outstanding Incentive Stock Option shall be made only to the extent permitted under Code Section 424 and not constituting a “modification” within the meaning of Section 424(h)(3) of the Code unless otherwise agreed to by the Grantee in writing or electronically. The Committee shall give notice to each applicable Grantee of such adjustment which shall be effective and binding.
(b)    Exercise of Corporate Powers. The existence of the Plan or outstanding Incentive Awards hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganization or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.
(c)    Recapitalization of the Company. If while there are Incentive Awards outstanding, the Company shall effect any subdivision or consolidation of shares of Common Stock or other capital readjustment, the payment of a stock dividend, stock split, combination of shares, recapitalization or other increase or reduction in the number of shares outstanding, without receiving compensation therefor in money, services or property, then the number of shares available under the Plan and that are subject to the special limits under Section 1.4 and the number of shares, Exercise Price and Fair Market Value of Incentive Awards shall (i) in the event of an increase in the number of shares outstanding, be proportionately increased and the Exercise Price or Fair Market Value of the Incentive Awards awarded shall be proportionately reduced; and (ii) in the event of a reduction in the number of shares outstanding, be proportionately reduced, and the Exercise Price or Fair Market Value of the Incentive Awards awarded shall be proportionately increased. The Committee shall take such action and whatever other action it deems appropriate, in its discretion, so that the value of each outstanding Incentive Award to the Grantee shall not be adversely affected by a corporate event described in this subsection (c).

(d)    Issue of Common Stock by the Company. Except as hereinabove expressly provided in this Section 5.4, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon any conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of, or Exercise Price or Fair Market Value of, any Incentive Awards then outstanding under previously granted Incentive Awards; provided, however, in such event, outstanding shares of Restricted Stock shall be treated the same as outstanding unrestricted shares of Common Stock.
(e)    Assumption under the Plan of Outstanding Stock Options. Notwithstanding any other provision of the Plan, the Committee, in its absolute discretion, may authorize the assumption and continuation under the Plan of outstanding and unexercised stock options or other types of stock‑based incentive awards that were granted under a stock option plan (or other type of stock incentive plan or agreement) that is or was maintained by a newly acquired or currently owned corporation or other entity that was merged into, restructured, consolidated with, or whose stock or assets were acquired by, the Company or a Subsidiary of the Company as the surviving corporation. Any such action shall be upon such terms and conditions as the Committee, in its discretion, may deem appropriate, including provisions to preserve the holder’s rights under the previously granted and unexercised stock option or other stock‑based incentive award, such as, for example, retaining an existing exercise price under an outstanding stock option. Any such assumption and continuation of any such previously granted and unexercised incentive award shall be treated as an outstanding Incentive Award under the Plan and shall thus count against the number of shares reserved for issuance pursuant to Section 1.4.
(f)    Assumption of Incentive Awards by a Successor. Subject to the accelerated vesting and other provisions that may apply in the event of a change in control in the Award Letter, in the event of a Corporate Event (defined below), each Grantee shall be entitled to receive, in lieu of the number of shares subject to Incentive Awards, such shares of capital stock or other securities or property as may be issuable or payable with respect to or in exchange for the number of shares which Grantee would have received had he exercised the Incentive Award immediately prior to such Corporate Event, together with any adjustments (including, without limitation, adjustments to the Exercise Price and the number of shares issuable on exercise of outstanding Stock Options). For this purpose, shares of Restricted Stock shall be treated the same as unrestricted outstanding shares of Common Stock. A “Corporate Event” means any of the following: (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, or (iii) a merger, consolidation or combination involving the Company (other than a merger, consolidation or combination (A) in which the Company is the continuing or surviving corporation and (B) which does not result in the outstanding shares being converted into or exchanged for different securities, cash or other property, or any combination thereof). The Committee shall take whatever other action it deems appropriate to preserve the rights of Grantees holding outstanding Incentive Awards.
Notwithstanding the previous paragraph of this Section 5.4(f), but subject to any accelerated vesting and other provisions as specified in any Award Letter that apply in the event of a change in control, in the event of a Corporate Event (described in the previous paragraph), the Committee, in its discretion, shall have the right and power to:
(i)    cancel, effective immediately prior to the occurrence of the Corporate Event, each outstanding Incentive Award (whether or not then exercisable) and, in full consideration of such cancellation, pay to the Grantee an amount in cash equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holders of Common Stock as a result of such Corporate Event over (B) the exercise price of such Incentive Award, if any; provided, however, this subsection (i) shall be inapplicable to an Incentive Award granted within six (6) months before the occurrence of the Corporate Event but only if the Grantee is an Insider and such disposition is not exempt under Rule 16b‑3 (or other rules preventing liability of the Insider under Section 16(b) of the Exchange Act) and, in that event, the provisions hereof shall be applicable to such Incentive Award after the expiration of six (6) months from the date of grant; or

(ii)    provide for the exchange or substitution of each Incentive Award outstanding immediately prior to such Corporate Event (whether or not then exercisable) for another award with respect to the Common Stock or other property for which such Incentive Award is exchangeable and, incident thereto, make an equitable adjustment as determined by the Committee, in its discretion, in the Exercise Price or exercise price of the Incentive Award, if any, or in the number of shares or amount of property (including cash) subject to the Incentive Award; or
(iii)    provide for assumption of the Plan and such outstanding Incentive Awards by the surviving entity or its parent.
The Committee, in its discretion, shall have the authority to take whatever action it deems to be necessary or appropriate to effectuate the provisions of this subsection (f).
(g)    Substitute Awards. Incentive Awards granted under the Plan may, at the discretion of the Committee, be granted in substitution or exchange for any other award granted under another plan of the Company or any Subsidiary of the Company, including the Plan as in effect prior to this amendment and restatement. Such substitution and exchange may be granted at any time. Any such substitution must comply with the restrictions of Section 1.3(d). If an Incentive Award is granted in substitution or exchange for another award under another plan of the Company or a plan of a Subsidiary, the Committee shall require the surrender of such other award.
SECTION 6.

GENERAL

6.1	Funding and Liability of Company
No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. Although bookkeeping accounts may be established with respect to Grantees who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by this Plan and any Award Letter, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

6.2	Withholding Taxes
(a)    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Incentive Award hereunder.
(b)    Share Withholding. With respect to tax withholding required upon any taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be made in writing or electronically, as permitted by the Committee in its discretion, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate. Any fraction of a Share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.

6.3	No Guarantee of Tax Consequences
Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

6.4	Designation of Beneficiary by Grantee
Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing or electronically with the Committee during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

6.5	Deferrals
The Committee may permit a Grantee to defer such Grantee’s receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Other Stock‑Based Awards. If any such deferral election is permitted, the Committee shall, in its discretion, establish rules and procedures for such payment deferrals to the extent consistent with the Code.

6.6	Amendment and Termination
The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Grantee under any Incentive Award previously granted to such Grantee shall be made without the consent of such Grantee and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Company’s shares are listed.

6.7	Requirements of Law
The granting of Incentive Awards and the issuance of shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any applicable federal or state securities law, if applicable. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

6.8	Rule 16b‑3 Securities Law Compliance and Compliance with Company Policies
With respect to Insiders to the extent applicable, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b‑3 under the Exchange Act. Transactions under the Plan are intended to comply with the Company’s insider trading policies as revised from time to time or such other similar Company policies, including but not limited to, policies relating to black out periods. Any ambiguities or inconsistencies in the construction of an Incentive Award or the Plan shall be interpreted to give effect to such intention. However, to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee in its discretion.

6.9	Successors
All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

6.10	Miscellaneous Provisions
(a)    The expenses of the Plan shall be borne by the Company.
(b)    By accepting any Incentive Award, each Grantee and each person claiming by or through him shall be deemed to have indicated his acceptance of the Plan.

6.11	Severability
In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

6.12	Gender and Headings
Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of the Plan.

6.13	Governing Law
The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

6.14	Compliance with Code Section 409A
To the extent applicable, the Plan, Award Letters and Incentive Awards shall be interpreted and construed to be exempt from or in compliance with Section 409A of the Code and Treasury Department regulations and other interpretive guidance issued thereunder. In the event that the Board determines that any Award may be subject to Section 409A of the Code, the Board may, without the consent of the affected Grantee, adopt such amendments to the Plan and the applicable Award Letters or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Incentive Award from Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code and Treasury Department regulations and other interpretive guidance issued thereunder.

Attested to by the Corporate Secretary of Bristow Group Inc. as adopted by the Board of Directors and Stockholders of Bristow Group Inc. effective as of the 3rd day of August, 2016.

____________________________________
Corporate Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02DTZE 1 U P X + Annual Meeting Proxy Card . + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. For Against Abstain 2. Advisory approval of executive compensation. For Against Abstain 3. Approval of the further Amendment and Restatement of the 2007 Long Term Incentive Plan. 1. ELECTION OF DIRECTORS Nominees: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ 01 - Thomas N. Amonett 02 - Jonathan E. Baliff 03 - Lori A. Gobillot 04 - Ian A. Godden 05 - David C. Gompert 06 - Stephen A. King 07 - Thomas C. Knudson 08 - Mathew Masters 09 - Biggs C. Porter 10 - Bruce H. Stover B Non-Voting Items Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowC NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION 4. Approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2017. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on the day prior to the meeting. Vote by Internet • Go to www.envisionreports.com/BRS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Bristow Group Inc., a Delaware corporation (the “Company”), hereby appoints Jonathan E. Baliff and E. Chipman Earle, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the common stock the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters, 2103 City West Blvd., 4th Floor, Houston, Texas 77042 on Wednesday, August 3, 2016, at 8:00 a.m. (CDT), and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY. Our Board of Directors recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, FOR the approval of the Company’s executive compensation, FOR Approval of the further Amendment and Restatement of the Company’s 2007 Long Term Incentive Plan, and FOR approval and ratification of the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2017. (Continued and to be marked, dated and signed, on the other side) Proxy — BRISTOW GROUP INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The 2016 Proxy Statement and fiscal year 2016 Annual Report to Stockholders are available at: www.edocumentview.com/BRS q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q